Exhibit 4.1

NUVEI CORPORATION

ANNUAL INFORMATION FORM

Fiscal Year ended December 31, 2020

March 17, 2021

ANNUAL INFORMATION FORM NUVEI CORPORATION

TABLE OF CONTENTS

Explanatory notes	3
Forward-looking information	3
Corporate structure	4
Business of NUVEI	6
General development of NUVEI’s business	20
Risk factors	21
Dividend Policy	51
Description of share capital	51
Market for securities	57
Escrowed securities and securities subject to contractual restriction on transfer	57
Directors and executive officers	58
Audit committee	61
Legal proceedings and regulatory actions	63
Interest of management and others in material transactions	63
Transfer agent and registrar	63
Material contracts	64
Interests of experts	65
Additional information	65
Glossary of terms	65
EXHIBIT A Audit committee charter	68

EXPLANATORY NOTES

As used in this Annual Information Form (“AIF”), unless the context indicates or requires otherwise, all references to the “Company”, “Nuvei”, “we”, “us” or “our” refer to Nuvei Corporation together with our subsidiaries, on a consolidated basis. Furthermore, as used in this AIF, unless the context indicates or requires otherwise, the following terms have the following meanings:

This AIF is dated March 17, 2021, which is the date it was approved by the Board, and, unless specifically stated otherwise, all information disclosed in this AIF is provided as at December 31, 2020, the end of Nuvei’s most recently completed fiscal year.

This AIF should be read in conjunction with the Company’s audited consolidated financial statements and notes for Fiscal 2020 and Management’s Discussion and Analysis for Fiscal 2020 which, for greater certainty, are not incorporated by reference herein.

References to “total volume” do not represent revenue earned by us, but rather the total dollar value of transactions processed by merchants under contractual agreement with us.

Certain capitalized terms used in this prospectus are defined in the “Glossary of Terms”

Trademarks and Trade Names

This AIF includes certain trademarks, such as “Nuvei”, “SafeCharge” and “Smart2Pay”, which are protected under applicable intellectual property laws and are the property of Nuvei. Solely for convenience, our trademarks referred to in this AIF and in the documents incorporated by reference herein may appear without the ® or ™ symbol, but such references are not intended to indicate, in any way, that we will not assert our rights to these trademarks to the fullest extent under applicable law. All other trademarks used in this AIF are the property of their respective owners.

Presentation of Financial Information and Other Information

Our financial statements (including the audited consolidated financial statements for Fiscal 2020) and other financial data appearing in this AIF are reported in U.S. dollars. Unless otherwise specified, all references to “$”, “US$”, “dollars” and “U.S. dollars” are to United States dollars, all references to “C$” are to Canadian dollars, and all references to “€” are to Euros.

Exchange Rate Data

The following table sets out the high and low rates of exchange for one U.S. dollar expressed in Canadian dollars during each of the periods specified, the average rate of exchange for those periods and the rate of exchange in effect at the end of each of those periods, each based on the rate of exchange published by the Bank of Canada for conversion of U.S. dollars into Canadian dollars.

	Fiscal Year Ended December 31,
	2020	2019
	(C$)	(C$)
Highest rate during the period	1.4496	1.3600
Lowest rate during the period	1.2718	1.2988
Average rate for the period	1.3415	1.3269
Rate at the end of the period	1.2732	1.2988

FORWARD-LOOKING INFORMATION

This AIF contains “forward-looking information” and “forward-looking statements” (collectively, “forward-looking information”) within the meaning of applicable securities laws. Such forward-looking information includes, but is not limited to, information with respect to our objectives and the strategies to achieve these objectives, as well as information with respect to our beliefs, plans, expectations, anticipations, estimates and intentions. This forward-looking information is identified by the use of terms and phrases such as “may”, “would”, “should”, “could”, “expect”, “intend”, “estimate”, “anticipate”, “plan”, “foresee”, “believe”, or “continue”, the negative of these terms and similar terminology, including references to assumptions, although not all forward-looking information contains these terms and phrases.

In particular, and without limiting the generality of the foregoing, forward-looking information in this AIF includes statements relating to: expectations regarding industry trends and the size and growth rates of addressable markets; our business plans and strategies; addressable markets for our solutions; expected pace of ongoing legislation of regulated online gaming and sports- betting worldwide and our competitive position in our industry.

Forward-looking information involves known and unknown risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those that are disclosed in or implied by such forward-looking information. These risks and uncertainties include, but are not limited to, the risk factors described in greater detail under “Risk Factors” of this AIF such as: risks relating to our business and industry, such as the ongoing COVID-19 pandemic, including the resulting global economic uncertainty and measures taken in response to the pandemic; the rapid developments and change in our industry; substantial and increasingly intense competition, both within our industry and from other payments methods; challenges in expanding into new geographic regions outside of Europe, the United States, the U.K. and Canada and continuing our growth within these markets; challenges in retaining existing clients, increasing sales to existing clients and attracting new clients; managing our growth effectively; difficulty to maintain the same rate of revenue growth as our business matures; net losses resulting from significant investments in our business; impact of our indebtedness on our business, financial condition and results of operation; concentration of our revenue from payment services; as well as risks relating to intellectual property and technology, risks relating to regulation and risks relating to our Subordinate Voting Shares.

Although we have attempted to identify important risk factors that could cause actual results to differ materially from those contained in forward-looking information, there may be other risk factors not presently known to us or that we presently believe are not material that could also cause actual results or future events to differ materially from those expressed in such forward-looking information, including but not limited to the factors in the “Summary of Factors Affecting our Performance” section of our Management’s Discussion and Analysis for Fiscal 2020. Our Management’s Discussion and Analysis for Fiscal 2020 is available under our profile on SEDAR at www.sedar.com.

Forward-looking information is based on management’s beliefs and assumptions and on information currently available to management. Although the forward-looking information contained in this AIF is based upon what we believe are reasonable assumptions, investors are cautioned against placing undue reliance on this information since actual results may vary from the forward-looking information.

Consequently, all of the forward-looking information contained in this AIF is qualified by the foregoing cautionary statements, and there can be no guarantee that the results or developments that we anticipate will be realized or, even if substantially realized, that they will have the expected consequences or effects on our business, financial condition or results of operation. Unless otherwise noted or the context otherwise indicates, the forward-looking information contained in this AIF represents our expectations as of the date hereof or as of the date it is otherwise stated to be made, as applicable, and is subject to change after such date. However, we disclaim any intention or obligation or undertaking to update or amend such forward-looking information whether as a result of new information, future events or otherwise, except as may be required by applicable law.

CORPORATE STRUCTURE

Name, Address and Incorporation

Nuvei was incorporated on September 1, 2017 under the name “10390461 Canada Inc.” pursuant to the CBCA and subsequently changed its name to “Pivotal Development Corporation Inc.” on September 21, 2017 and to “Nuvei Corporation” on November 27, 2018.

Immediately prior to closing of our initial public offering (the “IPO”) on September 22, 2020, we implemented a number of pre-closing capital changes. Namely, the Corporation amalgamated with Pivotal Holdings Corporation pursuant to the CBCA under the name Nuvei Corporation and amended its share capital to provide for an unlimited number of subordinate voting shares (the “Subordinate Voting Shares”), multiple voting shares (the “Multiple Voting Shares”) and Class A preferred shares issuable in series (the “Preferred Shares”), each with the attributes described under “Description of share capital”.

Our headquarters and registered office are located at 1100 René-Lévesque Boulevard West, Suite 900, Montreal, Québec, H3B 4N4, Canada.

Intercorporate Relationships

The following organization chart indicates the intercorporate relationships of the Company and its material subsidiaries, together with the jurisdiction of formation, incorporation or continuance of each entity:

BUSINESS OF NUVEI

Our Purpose

Making our world a local marketplace.

Overview

We are a global provider of payment technology solutions to merchants and partners in North America, Europe, Asia Pacific and Latin America. We believe we are differentiated by our proprietary technology platform, which is purpose-built for high-growth mobile commerce and eCommerce markets. Our focus on technology, innovation and security enables us to design and develop solutions that are tailored for these markets. Our solutions span the entire payments stack and include a fully integrated payments engine with global processing capabilities, a turnkey solution for frictionless checkout experiences and a broad suite of data-driven business intelligence tools and risk management services. Through a single integration, we believe our technology platform makes it simple for merchants and partners to securely accept payments in over 200 markets and nearly 150 currencies, and for their customers to transact using 455 alternative payment methods (“APMs”). We leverage our deep industry expertise and thought leadership in mobile commerce and eCommerce payments to serve merchants of all sizes, from small-and-medium sized businesses (“SMBs”) to large enterprises, operating in some of the most complex verticals across multiple geographic markets.

In short, we provide the payment technology and intelligence our merchants and partners need to succeed locally and globally, through one integration.

While global commerce continues to pivot online, mobile commerce and eCommerce channels are converging and creating new and fast-growing opportunities for merchants. According to eMarketer, mobile commerce and eCommerce purchase volume, including transactions completed through mobile apps, e-Wallets, social media and websites, is expected to reach $6.4 trillion globally by 2024, up from $3.4 trillion in 2019, representing a compound annual growth rate (CAGR) of approximately 14%. Rapidly scaling across these commerce channels, however, can be complex and costly for merchants who rely on multiple payment providers in each local market. For example, merchants may use disparate and varied systems for gateway services, payment processing, online fraud prevention, business intelligence and more, creating operational distractions and workflow challenges, which result in additional costs and financial inefficiencies. In parallel, consumers expect a consistent transaction experience across all channels whether from a mobile device or computer. As a result, we believe merchants increasingly seek payment providers who have a unified approach and can offer end-to-end solutions to help them navigate this complex environment.

Why We Win

We believe our competitive differentiators are underpinned by our Native Commerce Platform, which is purpose-built for high growth mobile commerce and eCommerce markets, and addresses our merchants’ challenges in some of the most complex verticals.

Full Stack Technology Platform with a Single Integration

We developed our Native Commerce Platform to simplify payments by combining gateway, acceptance, reconciliation, settlement, currency management and risk management into a full stack. Through a single integration to our technology platform, our merchants can securely accept payments for goods and services sold online in nearly 150 currencies and settle locally in over 200 markets using our multi-currency pricing and processing solutions. We also provide our merchants with data-driven analytics and risk management tools that enable them to provide their customers a convenient checkout experience and increase conversion rates while proactively managing chargebacks and potential fraud. In addition, having control of the full payments stack allows us to provide merchants with a holistic view of their payment flow. Unlike traditional payment systems where a transaction is either approved or declined with little explanation, integration of our full payments stack provides transparency across the transaction lifecycle. We believe this single vendor experience is difficult to replicate for those who operate multiple platforms and differentiates us from other payment providers.

Modular Architecture with Open Access to Third Party Providers

We built our Native Commerce Platform to be modular and configurable. This allows us to offer merchants the flexibility to utilize our solutions on an on-demand, as-needed basis. As our merchants grow and expand their businesses globally, we have the opportunity to cross-sell services with minimal, if any, additional integration effort. We also leverage our modular architecture to accelerate product development and rapidly deploy solutions to our broad base of merchants. For example, our foreign currency exchange services is a value-added feature that any of our merchants can use, irrespective of whether they currently utilize our gateway, acquiring or global-payout capabilities.

Our gateway provides open access to third-party providers, including direct integrations to many global acquiring partners. This enables merchants who utilize our gateway to choose the acquiring providers, including us, who they believe best suit their needs. In addition, given our position as a single global connection point, we have the ability to monitor the performance of the third-party providers connected to our gateway. Accordingly, if a payment processor who is connected to our gateway experiences disruption in service, we help our merchants optimize payments acceptance by automatically redirecting volume to an alternative acquiring partner or to us. We also help our third-party acquiring partners support their own businesses by providing fast and secure global processing capabilities through our gateway.

Deep Domain Expertise and Thought Leadership in Mobile Commerce and eCommerce

Over the last decade, we have developed deep domain expertise in mobile commerce and eCommerce channels. This has enabled us to offer a broad range of integrated payment solutions embedded with robust risk management and security tools that are designed to meet the precise use-case requirements of our eCommerce merchants selling goods and services globally. For example, with our dynamic currency conversion tools, merchants and their customers can view purchase amounts in their home currency at checkout while on their mobile device or computer. In addition, our recently completed acquisition of Smart2Pay is expected to enhance our vertical expertise and capabilities in serving social gaming merchants (e.g., video and digital gaming) and online marketplaces.

We believe the future of payments is “frictionless commerce”, where consumers seamlessly interact and transact with merchants anywhere and at any time using the payment form of their choice. As convenience, speed and transparency become priorities for consumers, Nuvei recognizes the importance for merchants to have a unified yet configurable solution across mobile commerce and eCommerce channels. Our full stack payments platform provides the same front-and back-end processing and settlement infrastructure for transactions made on a mobile device, website or in person at the point of sale. We design and develop technology and solutions that reduce friction at mobile or online checkout and create enhanced experiences for consumers. As a result, we believe our merchants have experienced higher conversion and acceptance rates, which we believe are better than those of many other providers.

Leadership in Serving Merchants Globally in Complex and Regulated Verticals

We believe we are part of a select group of payment providers that have the ability to serve complex verticals, including regulated online gaming and regulated financial services. Over our history, we have developed in-depth knowledge of these verticals and demonstrated the technical expertise to deploy innovative solutions across geographic markets that address specific business needs and operational challenges while complying with local regulatory requirements. Our merchants rely on us for global processing capabilities, embedded payment pages, conversion optimization solutions, in-app fraud management and robust risk management tools (such as digital KYC/AML, geo-blocking and automated chargeback reconciliation) – each of which are tailored for complex and regulated industries. With ongoing legislation of regulated online gaming and sports-betting worldwide, we believe we are well-positioned to serve our merchants who are expanding into new and open markets and to capitalize on what we view to be a first-mover advantage in these complex verticals. To date, we have secured gaming licenses in the states of Indiana, Colorado, Tennessee, West Virginia and Virginia.

Technology-First Culture Driving Continuous Innovation

Our technology-first culture is a key to our success as we seek to innovate, differentiate and enhance our solutions on an ongoing basis to meet our merchants’ current and future needs and maintain our competitive advantages. Our product development team of approximately 300 technology professionals representing approximately one third of our total employee base as of December 31, 2020, is dedicated to continuously enhancing our payments technology solutions. We believe the way we collaborate with our merchants differentiates us from other payment providers and allows us to gain first-hand knowledge of our merchants’ evolving payments needs, which we leverage to develop new and proprietary solutions. Examples of such product innovations include our global pay-out capabilities, embedded payment pages, decline recovery, localized payments and Smart 3DS, which is designed to ensure that transactions are PSD2-and 3D Secure 2-compliant. Many of these innovations improve acceptance rates and conversion to completed transactions, enabling our merchants to earn more revenue.

Our Growth Strategy

We believe we have built a strong and agile business model that positions us well to capitalize on multiple growth opportunities including:

Grow with Our Existing Merchants in High Growth Verticals

We intend to grow alongside our existing merchants and expect to benefit from sales growth and strong retention within selected high-growth end-markets, including regulated online gaming / sports betting, regulated financial services, social gaming and online marketplaces. Mobile commerce and eCommerce merchants represent the majority of our total volume, which accounted for 76% of our total volume in the twelve months ended December 31, 2020.

We believe that over time our merchants will adopt more solutions from our Native Commerce Platform as they enter into new markets and expand across new and emerging commerce channels. This provides us with significant cross-selling opportunities and should allow us to win more wallet share.

Win New Merchants in Existing and New Geographies

We have significant experience in serving SMBs in North America and large enterprises in Europe. We intend to capture more market share in these merchant segments, as well as broaden our merchant base. We intend to achieve this by leveraging our fast-growing direct sales team and our established “one-to-many” indirect distribution model. In addition, we intend to expand and deepen our footprint in geographies where we have an emerging presence today, such as Asia Pacific and Latin America.

Accelerate Pace of Product Innovation

We strive to maintain our position as a leading provider of global payments solutions by offering innovative and comprehensive technology-driven solutions to our merchants. For example, in 2019, we launched partial approvals, Smart 3DS, instant funding and an enhanced mobile-ready merchant dashboard. In 2020, we launched new features such as our cloud-based chargeback management tools, dynamic currency conversion, global token / PII encryption, split funding for marketplaces and PayLink, a solution that enables SMBs to receive payments through the use of QR codes and secure payment links without the need for a physical point of sale terminal or an online shop, while adding over 100 APMs and taking steps towards expansion into the U.S. regulated online gaming market. We believe our technology-first culture enables us to enhance our offerings to remain at the forefront of payments innovation.

Pursue Strategic Acquisitions

We intend to augment our strong organic growth with strategic acquisitions. We have an established track record of successfully identifying, acquiring and integrating highly complementary businesses through a highly disciplined approach. We intend to target businesses that enhance our existing solutions, increase our presence within existing markets and verticals, add new resources and capabilities, grant us access to new markets and verticals, and expand our global direct and indirect distribution.

Our Solutions

At the core of our business is our Native Commerce Platform, a unified platform built in-house with over a decade of operational and industry domain expertise. Our Native Commerce Platform enables us to deliver comprehensive payment technology solutions to power a convenient and secure transaction experience for our merchants and their customers. Our solutions include:

Fully Integrated Payments Engine

Solution	Component	Description
Global Gateway	Gateway

Cloud-based front-end system that serves as a single global connection point for in-app, mobile commerce, eCommerce and other card-not-present businesses

•  Principal member of Visa, Mastercard and UnionPay, and acquiring licenses with American Express and Discover/Diners Club

•  Direct connections to leading eCommerce and other commerce platforms

•  Direct connections to over 20 acquirers globally

	Global Tokenization	Encryption process that replaces sensitive cardholder data with tokens, to reduce the risk of a security breach while processing a transaction; also alleviates merchants’ need to comply with Payment Card Industry Data Security Standards (“PCI DSS”)
	Smart Routing Tool	Prediction engine that analyzes historical payment acceptance data to configure an optimized mix of acquiring routes in real time, and re-routes transactions to specific acquiring partners to increase authorization rates and reduce processing costs for our merchants. The tool analyzes both card and APMs to support varying user behavior and decline recovery management

Acquiring & APMs	Front-End Processing	Holds direct relationships with merchants and provides connectivity to all major payment networks (including INTERAC debit network) for authorizing transactions across multiple payment acceptance channels (POS, in-app, mobile and eCommerce)
	Alternative Payment Methods	Accepts 455 APMs, including direct integration with ACH, PayPal, AliPay and WeChat Pay, among others
	PayLink	Enables merchants to accept payments by generating a QR code or a link to a secure payment page without requiring an online store or a physical POS terminal; and unattended / in-store, enables consumers to make payments using smart devices
	Back-End Processing	Proprietary back-end clearing and settlement platform that connects directly to all major payment networks

Payout	Payout	Allows merchants to disburse payments in nearly 150 currencies to payout options pre-selected by their customers, including local currency bank deposits, branded prepaid or virtual cards, direct transfers to designated debit or credit cards and more
	Instant Disbursement	Allows customers to receive real-time payments in less than 30 seconds

Currency Management	Multi-Currency Pricing	Enables merchants to price and sell in nearly 150 currencies and settle in the local currency, while reducing risks and costs associated with international sales
	Dynamic Currency Conversion	Gives international shoppers the choice of paying either in the default / local currency of the merchant or in the currency in which their credit card is issued

Risk Management & Compliance	Transaction Risk Scoring	Assigns a risk score to every transaction, based on a suite of checks designed to identify potentially fraudulent transactions, including cross referencing of internal negative databases, identity checks, velocity checks and geographic location. Utilizes proprietary behavioral algorithms, which can detect subtle patterns and habits that help identify those seeking to perpetrate online fraud

	Identity Manager	Offers KYC and document verification checks by connecting to identity management service providers worldwide, helping businesses comply with

Solution	Component	Description
various KYC, AML and politically exposed persons and sanctions regulations, while also verifying age and identity of their users
	Fraud Management Tools	Allows merchants to reduce chargebacks by addressing questionable transactions early on in the payment process
	Smart 3DS	Provides an acquirer-agnostic solution to help merchants manage the complexity under PSD2 and 3D Secure 2, while enabling high authorization rates and reducing fraud levels. Our online exemption submission engine makes decisions in real-time according to merchant preference and either routes transactions through extra authentication checks via Dynamic 3D Secure or sends transactions with the right exemption to a non-3D flow
	Chargeback Management	Automated processes for receiving and managing chargebacks directly from the card schemes, including automated alerts and advanced case management

Other Value- Added Services	Recurring Billing Tools

Helps merchants grow recurring revenue through:

●            Effective storage and management of subscription accounts,

●            Merchant-friendly APIs and developer toolkits to set up flexible schedules for recurring payments,

●            Auto account updater service that polls payment networks to automatically update account information when a new credit or debit card is issued, and

●            Automated authorization retries for recurring payments

	Decline Recovery	Increases merchants’ approval rate through recovering declined transactions; for example, provides users with the option to choose an alternate credit card or payment method for declined transactions
	Split Funding	Allows online marketplaces and merchants on their platforms to receive their share of payments separately based on pre-determined rules, eliminating the need for further reconciliation among the parties
	Reconciliation Manager	Automates the matching and reconciliation of transactions across multiple payment providers and bank accounts

Alternative Payment Methods

455 APMs are accepted by our global gateway including:

List of Selected APMs
Maestro	Caixa	MultiBanco	Singapore Post
Mastercard	Loterias Caixa	mBank	Skrill
Mastercard Debit	Caja Vecina	MB WAY	Skrill 1-tap
Visa	CashLib	Millennium Bank	Banco Bradesco
Visa Checkout	CenPay	Moneta Money Bank	Slovenská sporitel’n¡a
Visa Debit	Ceska Sporitelna	Moneta Ru	SoFort Banking
SuperBodega Acuenta	Citi Bank	Mpay Station	Sistema de Pagos Electronicos
Alior Bank	CobroExpress	MuchBetter	Interbancarios
Alipay	Citibanamex	Multicaja	Standard Chartered Bank
Apple Pay	Davivienda	MyBank	STP Sistema de
AstroPay	DBS Bank	Neosurf	Transferencias y Pagos
AXS	EcoPayz	Nest Bank	SurtiMax
Baloto Revancha	Efecty	Neteller	Uslugi Bankowe, Tatra Banka
Banco de Chile	EPS Uberweisung, Express Linder	Noble Bank	Tbanc
Banco do Brasil	FamilyMart Fast Bank Transfer	ON Shop	Tesco Lotus
Banco BICE	Fio Banka	OXXO	Thanachart Bank Public
Bancolombia	Get In Bank	Pago Facil	Company Limited
Banco Falabella	GiroPay	PagoEfectivo	TMB Bank

Banco Security	GoPay	PassNGo	ToditoCash
Bancontact - Mistercash NV	HiPay	PaybyMobile	Tpay
Bangkok Bank	IdeaBank	PayMaya	TrueMoney
Bank OCBC NISP	iDEA	PayPal	Trustly
Bank of Ayudhya	iDebit	Pay@Post	UniCredit
Bank Pekao	ING GroupInstadebit	Rapipago	UnionPay
Group Financiero Banorte	Inteligo	Redcompra Prepago	United Overseas Bank
Bank Rakyat	Interac	SafetyPay	Vs¡eobecná úverová banka
Banco Bilbao Vizcaya Argentaria	Interbank	SAM	Webanq
Banco BCI	Banco Itaú	Santander Bank	WebMoney
Bayad Center	JustPay	Banco Santander Rio	WebPay
Blik	Kasikornbank	Sberbank of Russia	WeChat
Boleto Bancario	Komerc¡nĺ banka	Siam Commercial Bank	Yandex
Big C	Krung Thai Bank	Single Europe Payments Area	Zimpler
Bank Ochrony Srodowiska	Kwick! Go!	RedServi
Banco Estado	Lider, Banco Macro S.A.

Enhanced Checkout Experience

Solution	Description
Checkout	Customizable payment page designed for eCommerce businesses to give consumers a convenient checkout experience across all devices. Allows merchants to personalize and localize their payments pages to increase conversion into completed purchases; supports virtual point of sale, QR codes and link-to-pay capabilities

Cashier	Embedded payment page designed for merchants that need payment acceptance and withdrawal options, particularly in the regulated online gaming and regulated financial services industries. Supports: (i) partial approval, (ii) reverse withdrawal, (iii) quick deposit and in-game top ups for gaming merchants, (iv) net deposits enabling withdrawals using the same method as deposits, while aiding in AML compliance and (v) payments account verification (e.g., with PayPal) for additional security and ability to support local regulations

Fields	Enables merchants to alleviate PCI DSS requirements, while building their own cashier or checkout pages solution

Partial Approval	Enables approval of partial transaction amounts for users with limited available funds; this feature is designed to reduce transaction declines and maximize revenue conversion

One-Click Payment	Securely stores user payment data enabling “one-click” payment for future transactions

Data-Driven Back Office
Solution	Description
Nuvei Dashboard	Cloud-based and customizable reporting dashboard, offering merchants real-time access to their transactional and financial data, including cost breakdown at a transaction level and pricing at specific volume tiers

Flexible Reporting	Allows merchants to customize and structure reports to meet their specific business needs. Merchants are able to review reports using automatic scheduler, via email or Secure File Transfer Protocol

Business Analytics Tools	Enables merchants to identify trends and turn selected customer data (such as spending patterns and buying preferences) into actionable insights

Business Coach	Social media monitoring dashboard that helps merchants improve engagement with customer segments that have higher potential revenue per visit and turn new customers into repeat customers

Our Competition

We compete with a range of providers for various components of our offering across markets, commerce channels and verticals. Globally, our competitors include integrated payment providers focused on mobile commerce and eCommerce channels (such as Adyen and PayPal) and other payment processors (such as Fiserv, Global Payments, Checkout.com and Worldpay).

We are one of the few companies that can offer mobile commerce and eCommerce payments technology through a single integration and through a single source relationship. Certain traditional payment providers are hindered by limitations including disparate legacy technology systems and inadequate product offerings. Our full stack technology platform combined with our innovative and flexible suite of payment solutions addresses many of the issues that merchants face today, including:

•

Fragmented global payments landscape: Global merchants are forced to work with a large number of payment providers who can offer solutions relevant to a specific market, leading to increased complexity and a higher administrative burden.

•

Slow to adapt to new technology: With changing consumer preferences and behavior and the globalization of commerce, the ability of payment providers to accept not only card-based payments but also APMs is increasingly important. Additionally, the ability to provide robust payment solutions across multiple commerce channels has come to be expected as a minimum offering.

•

Friction in customer checkout experiences: Checkout is one of the most important steps for a successful mobile commerce or eCommerce transaction. Once a customer is at the payment page, it is critical to make the experience as easy and seamless as possible until the payment is completed. Functionalities such as partial approval, decline recovery, one-click checkout, recurring billing and account updater are required to increase conversion rates.

•

Lack of flexibility or inability to offer a modular, “à-la-carte” offering: Certain providers that offer a full-stack offering are unwilling to provide merchants with the flexibility to use their solutions on an as-needed basis. We believe merchants seek to work with providers that can address multiple use cases in a modular, “à-la-carte” format – such as gateway only, or gateway plus acquiring and checkout, or a full one-stop solution including gateway.

•

Unsophisticated fraud and chargeback prevention tools: Minimizing fraud and chargebacks is a major challenge for both payment providers and merchants. We believe fraud detection and prevention measures may result in both false-positives and false-negatives which leads to lower conversion and higher fraud due to the improper verification of customers. Additionally, many solutions do not have global tokenization and encryption solutions for mobile and online transactions or integrated KYC and AML checks which allow merchants to automate customer authentication without impacting transaction success rates.

We believe we compete favorably with respect to each of these factors. For information on risks relating to increased competition in our industry, see “Risk factors—Substantial and increasingly intense competition, both within our industry and from other payments methods, may harm our business.”

Our Intellectual Property

We rely on a combination of intellectual property laws, confidentiality procedures and contractual provisions to protect our proprietary technology and our brand. We have registered, and applied for the registration of, Canadian, U.S. and international trademarks, service marks, and domain names. Over time, we have assembled and continue to assemble a portfolio of trademarks, service marks, copyrights, domain names and trade secrets covering our products and services. See “Our Solutions”. In particular, our source code, product books and website content is protected by copyright at common law. Intellectual property is a component of our ability to be a leading payment services provider and any significant impairment of, or third-party claim against, our intellectual property rights could harm our business or our ability to compete.

Our Employees

We have a strong management team led by our Chief Executive Officer Philip Fayer, with broad experience in information technology, strategy, operations, finance, sales, communications and training. Our executive officers have an average of over

17 years of experience in the electronic payments industry. Many of the members of our management team have worked together as a team for many years.

As of December 31, 2020, we had 869 employees, of which 193 were based in our headquarters in Montreal, Québec. We also engage consultants as needed to support our operations.

None of our employees are represented by a collective bargaining agreement.

Specialized Skills and Knowledge

The skills, expertise and competencies required in our industry are constantly evolving. Nuvei strives to be one step ahead and adopts a proactive approach, not only by recruiting engaged and skilled professionals but, more importantly, by developing and retaining them to meet our needs. Over the years, we have put in place multiple initiatives to meet our needs, fulfill our business plans, and maintain and develop professionals of very high calibre for the benefits of our merchants, members and shareholders.

Our Facilities and Locations

All of Nuvei’s premises are rented. Our corporate headquarters, which includes product development, sales, marketing, and business operations, is located in Montreal, Québec. It consists of an office of 32,658 square feet of space under a lease that expires in March, 2021, and that, starting in April 2021, will be reduced to 21,646 square feet of space for a ten-year term expiring in March 2031. In addition to our corporate headquarters, we lease general office space in Scottsdale, Arizona, Hoffman Estates, Illinois, Bloomingdale, Illinois, St Catherines, Ontario, Sofia, Bulgaria, Nicosia, Cyprus, London, England, and Tel Aviv, Israel. We also embrace a “work from home” model, which extends our reach beyond our physical office locations to virtual or shared office spaces in Mexico, Italy and Singapore and a remote presence in China. As part of the Smart2Pay Transaction, we added office locations in Iasi, Romania and the Netherlands and virtual or shared office spaces in San Francisco, California, Brazil, Spain and Malta.

We also lease server space in third-party data centers in Montreal, Québec, Toronto, Ontario, Chicago, Illinois, Hawthorne, New York, Phoenix, Arizona, Las Vegas, Nevada, London, England, Amsterdam, Rotterdam and Delft, the Netherlands, Strasbourg and Gravelines, France, Dublin, Ireland and Iasi, Romania.

We believe that our facilities are suitable and adequate for our business as presently conducted. However, we periodically review our facility requirements and may acquire new space to meet the needs of our business or consolidate and dispose of facilities that are no longer required. If we require additional space, we expect that we will be able to obtain additional facilities on commercially reasonable terms.

Regulatory Environment

We operate in a complex legal and regulatory environment. Our business and the products and services that we offer are subject to a variety of laws and regulations in Canada, the United States, the United Kingdom, the member states of the EEA, and elsewhere. We are also subject to the rules and standards of the payment networks that we utilize to provide our electronic payment services. As described more fully below, failure to comply with these requirements may result in regulatory sanctions being imposed on our regulated subsidiaries, any may result in constraints on our ability to continue to operate or to continue to grow our business.

Consumer Financial Regulation

In the United States, the CFPB is authorized to regulate at the federal level the provision of consumer financial products and services, including many offered by our merchants or partners. Among other things, the CFPB may issue rules prohibiting unfair, deceptive or abusive acts or practices. Though we are not directly subject to the CFPB’s regulations or supervisory authority, the CFPB may have authority over us as a provider of services to regulated financial institutions in connection with consumer financial products.

In Canada, the Payment Card Networks Act was adopted to regulate national payment card networks and their commercial practices. The act provides for the possibility of regulation of acquirers, however, such provisions have not been implemented. Instead, Canadian payment networks, issuers and acquirers abide by the Code. There are 13 policy elements included in the Code, some of which apply directly to us, such as minimal content for merchant-acquirer agreements and monthly statements, fee increase notices and cancellation rights.

Payment Services and Electronic Money Regulation

Certain of our subsidiaries are subject to various regulatory requirements deriving from PSD2 (in the United Kingdom and the Netherlands) and the Electronic Money Laws of 2012 and 2018 (implementing the Electronic Money Directive) and the Payment Services and Access to Payment Systems Laws of 2018 and 2019 (implementing PSD2) (in Cyprus). Applicable regulations in these jurisdictions require our subsidiaries to obtain licenses to perform certain of their business activities in or from these jurisdictions, and impose, among other things, certain conduct of business requirements, integrity requirements, and initial and ongoing capital requirements and regulatory reporting and notification requirements.

United Kingdom

In the United Kingdom, SafeCharge Financial operates as an authorized payment institution under PSD2, and is subject to regulation and oversight by the FCA. Pursuant to its authorization as an authorized payment institution granted under the U.K. Payment Services Regulations 2017 (“U.K. PSRs”), SafeCharge Financial is authorized to provide issuing and/or acquiring of payment instruments services, and is currently able to provide these payment services throughout the EEA pursuant to the cross-border passporting right in PSD2.

With respect to SafeCharge Financial, the FSMA, which applies (with certain modifications) to a payment services institution by virtue of paragraph 5 of schedule 6 of the U.K. PSRs and associated guidance, requires that, inter alia:

•

any individual or entity, whether residing or established in the United Kingdom or abroad, obtains prior approval from the FCA where such individual or entity (a) proposes to acquire 10% or more of the shares or voting rights, directly or indirectly, of an FCA-authorized payment institution, such as SafeCharge Financial, or in its parent, such as Nuvei, or (b) otherwise is able to exercise significant influence over the management of the FCA-authorized payment institution by virtue of the acquirer’s shares or voting rights in the FCA-authorized payment institution;

•

where a person that holds 10% or more of the shares or voting rights of an FCA-authorized payment institution intends to increase its control and this causes the person to cross a control threshold (20%, 30% or 50%), that person must notify the FCA before the proposed transaction;

•

in reviewing an application with respect to a proposed change in control, the FCA must be satisfied in respect of: the suitability of the proposed controller; the financial soundness of the acquisition of control to ensure the continued sound and prudent management of the payment institution; and the likely influence the proposed controller will have on the payment institution;

•

the business activities of the payment institution must be carried out in accordance with the conduct of business requirements set out in the U.K. PSRs, including with respect to the information provided to customers before and after execution of a payment transaction and the rights and obligations of the payment service provider and its customers in relation to payment transactions; and

•

the FCA must be informed in advance of any significant change in circumstances which is relevant to its authorisation of SafeCharge Financial or the information previously provided to it. This includes, for example, changes to control of the business and the people responsible for management. In particular, appointments should be notified to the FCA before the change takes place, and removals no later than seven working days after the event. The FCA must be satisfied that the directors and other persons who will be responsible for the management of SafeCharge Financial and its payment services activities are of good repute and have the appropriate knowledge and experience to perform payment services.

If the FCA considers that there are reasonable grounds to object to a proposed change, it may issue a warning notice, which may be followed by a decision notice and final notice. Where the FCA has issued a warning notice, a decision notice or a final notice, it may also give a notice imposing one or more restrictions on shares or voting power (a restriction notice) and must direct that the voting power subject to the restriction notice is suspended until further notice. The FCA also has the power to apply to the court for the order of a sale of shares or the disposition of voting power where the acquisition or continued holding of the shares or voting power by that person is in contravention of a final notice. Persons that acquire or increase control without prior approval, or in contravention of a warning, decision or final notice, may have committed a criminal offence. The FCA may prosecute and, if found guilty, the person may be liable to an unlimited fine or given a prison sentence.

In relation to breaches of the U.K. PSRs, the FCA may impose penalties or censures and initiate criminal prosecutions against the regulated entity. The FCA can also order authorized payment institutions to provide restitution to their customers. In the case of serious breaches of the U.K. PSRs or failure to meet the minimum standards for authorization, the FCA can cancel, vary or place requirements on an authorized payment institution’s authorization.

Cyprus

In Cyprus, SafeCharge Limited operates as an electronic money institution under the Electronic Money Laws of 2012 and 2018 (implementing the Electronic Money Directive) and the Payment Services and Access to Payment Systems Laws of 2018 and 2019 (implementing PSD2), and is subject to regulation and oversight by the Central Bank of Cyprus. Pursuant to License No.115.1.3.9/2018 granted pursuant thereto, SafeCharge Limited is authorized to provide payment processing for online merchants as well as an electronic money service to customers. SafeCharge Limited is also a Principal Member of MasterCard, Visa and UnionPay International. SafeCharge Limited utilizes cross-border passporting rights under the Electronic Money Directive to provide both payment and electronic money services throughout the EEA.

With respect to SafeCharge Limited, the Electronic Money Laws of 2012 and 2018 and the Payment Services and Access to Payment Systems Laws of 2018 and 2019 collectively require that, inter alia:

•

any individual or entity, whether residing or established in Cyprus or abroad, obtains prior approval from the Central Bank of Cyprus for the acquiring directly or indirectly of an equity interest of 10% or more in its capital, or for increasing of an existing qualifying holding;

•

the proposed acquirer of a qualifying holding supplies to the Central Bank of Cyprus information indicating the size of the intended holding, as well as all additional information necessary for the Central Bank of Cyprus to carry out an assessment of the proposed acquirer;

•

in order to ensure the sound and prudent management of the institution in which an acquisition is proposed, and having regard to the likely influence of the proposed acquirer, information that is necessary to appraise the suitability of the proposed acquirer and the financial soundness of the proposed acquisition is also required to be submitted to the Central Bank of Cyprus;

•

the suitability and the financial soundness of the proposed acquirer is appraised against all of the following criteria: (a) the reputation of the proposed acquirer; (b) the reputation, the knowledge, the competencies and the experience of any member of the management body and of any senior manager, who will direct the business of the institution as a result of the proposed acquisition; (c) the financial soundness of the proposed acquirer; (d) the ability of the institution to comply and to continue to comply with the requirements of prudential supervision, in particular whether the group of which it will become a part has a structure that makes it possible to exercise effective supervision, effectively exchange information among the competent authorities and determine the allocation of responsibilities among the competent authorities; (e) whether there are reasonable grounds to suspect that, in connection with the proposed acquisition, money laundering or terrorist financing is being or has been committed;

•

where the influence exercised by a proposed acquirer is likely to operate to the detriment of the prudent and sound management of the institution, the Central Bank of Cyprus shall express its opposition and in addition take one or more of the following measures: (a) suspension of the exercise of the voting rights attaching to the shares or the voting rights held by that person; (b) issuance of an order under which the disposal, signing of a disposal agreement, sale, exchange, hiring, transfer, donation and in general the alienation of the institution’s shares is void (c) prohibition of acquiring, including acquisition by donation or by exercise of option, of the shares of the institution; (d) prohibition of conduct of any payments by the institution attaching to the shares, excluding the case of dissolution of the institution;

•

the regulated entity is required to take every measure to ensure the continued compliance with the provisions of the legal framework and that its business activities are carried out in accordance with the applicable provisions on integrity of business operations and administration, as well as applicable requirements regarding organization and internal control, including, inter alia, a requirement to disclose any change affecting the accuracy of the data it has submitted to the Central Bank of Cyprus relating to the identity of the persons having direct or indirect control over it.

In the case of natural or legal persons failing to fulfil the obligation of pre-disclosure as stated above, the Central Bank of Cyprus may take against that person any one or more of the following measures, specifying the duration of the validity of the measure or that the measure is valid until its withdrawal: (a) suspension of the exercise of the voting rights attaching to the shares or the voting rights held by that person; (b) issuance of an order under which the disposal, signing of a disposal agreement, sale, exchange, hiring, transfer, donation and in general the alienation of the institution’s shares is void; (c) prohibition of acquiring, including acquisition by donation or by exercise of option, of the shares of the institution; (d) prohibition of conduct of any payments by the institution attaching to the shares, excluding the case of dissolution of the institution. The Central Bank of Cyprus may also impose an administrative fine in connection with the violation of pre-disclosure obligations. These penalties may be imposed on the persons seeking to acquire or increase a qualified holding in the regulated entity and/or on the regulated entity itself.

The Netherlands

We are subject to regulations in the Netherlands, where Smart2Pay Regco provides services that are regulated and subject to supervision by the Dutch Central Bank in accordance with the Dutch Financial Supervision Act (Wet op het financieel toezicht) and the regulations promulgated thereunder. Pursuant to the Dutch Financial Supervision Act, Smart2Pay Regco requires a license to provide payment services. Smart2Pay Regco holds a license from the Dutch Central Bank to operate as a payment institution and is authorized to execute payment transactions (payment service 3, as referred to in PSD2) and to issue and/or acquire payment instruments (payment service 5, as referred to in PSD2) in the Netherlands, and is currently able to provide payment services 3 and 5 in the EEA in accordance with its cross-border passporting right in PSD2. As a licensed payment institution, Smart2Pay Regco is also under ongoing prudential and integrity supervision by the Dutch Central Bank.

With respect to Smart2Pay Regco, the Dutch Financial Supervision Act and the regulations promulgated thereunder require that, inter alia:

•

the integrity of all members of the management board and supervisory board and factual policy makers of Smart2Pay Regco is without doubt and each such person meets the applicable “fit and proper” requirements;

•

any individual or entity, whether residing or established in the Netherlands or abroad, obtains prior approval from the Dutch Central Bank where such individual or entity (a) proposes to acquire 10% or more of the issued share capital or voting rights, directly or indirectly, in Smart2Pay Regco, or (b) otherwise is able to exercise, directly or indirectly, an equivalent degree of control in Smart2Pay Regco. In reviewing an application with respect to a proposed change in control, the Dutch Central Bank must be satisfied in respect of: the suitability of the proposed controller; the financial soundness of the acquisition of control to ensure the continued sound and prudent management of the payment institution; and the likely influence the proposed controller will have on the payment institution. In order to ensure the sound and prudent management of the institution in which an acquisition of a qualifying holding is proposed, and having regard to the likely influence of the proposed acquirer, information that is necessary to appraise the suitability of the proposed acquirer and the financial soundness of the proposed acquisition is also required to be submitted to the Dutch Central Bank;

•

the suitability and the financial soundness of the proposed acquirer of a qualifying holding is appraised against all of the following criteria: (a) the integrity of the proposed acquirer and its day-to-day policymakers; (b) the reputation, the knowledge, the competencies and the experience of the proposed acquirer and its day-to-day policymakers; (c) the financial soundness of the proposed acquirer; (d) the ability of the institution to comply and to continue to comply with the requirements of prudential supervision; (e) whether there are reasonable grounds to suspect that, in connection with the proposed acquisition, money laundering or terrorist financing is being or has been committed;

•	any change to the formal and actual control structure of the group of companies of which it is part obtains prior approval from the Dutch Central Bank;

•

its business activities are carried out in accordance with the applicable provisions on conduct of business, integrity of business operations and administration, as well as applicable requirements regarding administrative organization and internal control; and

•

the Dutch Central Bank must be informed in advance of any material changes in the direct or indirect shareholding structure of Smart2Pay Regco, changes to its management and/or supervisory board, or of any significant changes in its business activities.

Non-compliance with the requirements of the Dutch Financial Supervision Act and the regulations promulgated thereunder may result in enforcement action being taken by the Dutch Central Bank. Such action may take the form of, among other things, formal instructions (aanwijzingen), administrative fines, orders subject to an incremental penalty (last onder dwangsom), increased regulatory compliance requirements or other potential regulatory restrictions on Smart2Pay Regco’s business, enforced suspension of operations and, in extreme cases, withdrawal of licenses, removal of board members or criminal prosecution. For example, the Dutch Central Bank may instruct the payment services provider or its corporate bodies to implement certain changes in the composition of its management board or to replace certain policy makers that do not meet the applicable suitability and/or integrity requirements, may require that such persons no longer co-determine or determine the business policy of the payment services provider, or require that the policy makers follow a certain course of action as determined by the Dutch Central Bank.

Singapore

In Singapore, SafeCharge Pte Limited has applied for a Standard Payment Institution License under the Payment Services Act 2019 (the “PSA”). The recently enacted PSA imposes a licensing requirement on any person offering “payment services” (as defined therein) and who is not otherwise exempted. The application has been submitted to the Monetary Authority of Singapore (the “MAS”), which is responsible for granting and administering licenses under the PSA. Once granted, the Standard Payment Institution License will authorize SafeCharge Pte Limited to provide domestic money transfer services, cross-border money transfer services, and merchant acquiring services within Singapore.

The PSA and associated Payment Services Regulations 2019 (the “SG PSRs”), which will apply to SafeCharge Pte Limited once the Standard Payment Institution License is granted, require that, inter alia:

•

a person must not become a 20% controller of a licensee (defined as owning 20% of the shares or being in a position to control 20% of the votes of a licensee) without first applying for and obtaining the approval of the MAS;

•

in reviewing an application with respect to the granting of a license or a proposed change in control of a licensee, the MAS must be satisfied in respect of: the suitability of the proposed controller; the financial soundness of the acquisition of control to ensure the continued sound and prudent management of the payment institution; and the likely influence the proposed controller will have on the payment institution;

•

the business activities of the payment institution must be carried out in accordance with the conduct of business requirements set out in the PSA and the SG PSRs, and the MAS has the power to impose certain conditions or restrictions on the operation of the business;

•

the MAS must be informed in advance of any significant change in circumstances which is relevant to its authorisation of SafeCharge Pte Limited or the information previously provided to it. This includes, for example, changes to control of the business and the people responsible for management.

Failure to abide by the conditions of the Standard Payment Institution License or breaches of the requirements of the PSA and the SG PSRs can result in an investigation by the MAS, the imposition of fines or penalties, and, in some cases, ultimately the suspension or revocation of the license. The Standard Payment Institution License has not yet been granted, but SafeCharge Pte Limited is in regular contact with the MAS regarding the status of the application, and has no reason to believe that the application will be refused.

Mexico

In Mexico, SafeCharge Payments Mexico, S.A. de C.V. (“SafeCharge Mexico”) is authorized to provide services as an aggregator under the Law on Transparency and Regulation of Financial Services (Ley para la Transparencia y Ordenamiento de los Servicios Financieros) and the General Rules for Payment Networks. It is registered with the National Banking Commission (CNBV Comisión Nacional Bancaria y de Valores) (the “CNBV”) and subject to oversight by both the CNBV and the Mexican Central Bank (Banco de México). Pursuant to this authorization, SafeCharge Mexico operates as an aggregator offering payment acceptance services within Mexico.

The following requirements are applicable to SafeCharge Mexico as a registered aggregator:

•	Though not strictly required by law, any material change to the information filed when the CNBV registration was made should be updated accordingly, including any changes to the capital structure;

•

Mexican law requires aggregators to register their commissions and fees with the Mexican Central Bank and for their agreements with clients to follow certain principles, and may require that SafeCharge Mexico show evidence of compliance with these principles from time to time.

Failure to abide by the conditions imposed by the CNBV or the Mexican Central Bank gives the authorities the power to enforce their provisions by imposing warnings, penalties, or temporary total or partial closure of the business, or use of force.

Banking Regulation

A number of our financial institution partners are directly subject to various laws and regulations enforced by U.S. and Canadian federal or state as well as European banking regulators. While these regulatory requirements do not apply to us directly, many of them may affect the services that we provide to our partners. U.S. and Canadian federal, state or provincial and European banking regulators may also impose requirements on regulated financial institutions related to their relationships with third-party service providers. As a result, our acquiring banks may be required to perform appropriate due diligence on us and our activities, evaluate our risk management, information security, and information management systems, and conduct ongoing monitoring of our performance and our ability to deliver services. Various other obligations may also be imposed on us to allow our partners to meet the regulators’ expectations, such as in respect of reporting, contingency planning, subcontracting, confidentiality, security, separation of property, insurance, location of records and business continuity plans. Similar U.S. state and Canadian provincial laws and regulations that govern financial institutions may also subject our activities to review or examination.

Payment Networks

In order to access the international card networks to provide acquiring and processing services, we are subject to the rules and standards of MasterCard, Visa and other payment networks. These rules and standards implicate a variety of our activities and services, including operating rules, mandatory technology requirements data security, allocation of liability for certain acts or omissions (including liability in the event of a data breach) and how consumers and merchants may use their cards. Payment networks may, and routinely do, modify these rules and standards as they determine in their sole discretion and with or without advance notice to us. These modifications may impose additional costs and expenses on, or may otherwise be disadvantageous to, our business. In addition, we are subject to audit by various payment networks. The payment networks may fine or penalize us or suspend our registration if those audits find that we have failed to comply with applicable rules and standards.

Data Protection Laws and Regulations

We provide services that may be subject to data protection laws, rules, regulations and standards in a number of jurisdictions. These laws, rules, regulations and standards restrict the collection, processing, storage, use and disclosure of personal information, require notice to individuals of privacy practices and provide individuals with certain rights to prevent the use and disclosure of protected information. They also impose requirements for safeguarding and proper destruction of personal information including through the issuance of data security standards or guidelines. For example, the payment networks require compliance with the Payment Card Industry Data Security Standard, a set of requirements designed to ensure that all companies that process, store or transmit payment card information maintain a secure environment to protect cardholder data.

Relevant U.S. federal privacy laws include the Gramm-Leach-Bliley Act of 1999, which applies directly to a broad range of financial institutions and indirectly, or in some instances directly, to companies that provide services to financial institutions. Canada’s PIPEDA and certain U.S. state and Canadian provincial laws impose similar privacy obligations as well. For example, the CCPA imposes stringent data privacy and data protection requirements for the data of California residents. Many of these laws also impose obligations to provide notification of security breaches to affected individuals, state officers, consumer reporting agencies, businesses or governmental agencies that own data.

In Europe, the GDPR applies to companies operating within the EEA as well as companies outside the EEA that offer goods or services to EEA customers or businesses. It imposes a number of disclosure, consent, data handling and storage and data use obligations on processors and controllers of personal data. Penalties for breach of the GDPR can be substantial, including a maximum fine of 4% of annual global turnover.

Unfair or Deceptive Acts or Practices

We and our partners are subject to U.S. and Canadian federal, state and provincial laws prohibiting unfair or deceptive trade practices enforced by various regulatory agencies, including, in the U.S., the FTC and U.S. state attorneys general, in Canada, the Competition Bureau, in Europe, the European Commission, in the United Kingdom, the Competition and Markets Authority, and, in the Netherlands, the Authority for Consumers & Markets. These agencies and regulators may take actions that affect the activities of certain of our partners, and in some cases may subject us to investigations or enforcement actions if we are deemed to have aided and abetted or otherwise facilitated illegal or improper activities.

Anti-Bribery, Sanctions, and Counter-Terrorist Regulations

In the United States, Canada, the United Kingdom and the European Union, we are subject to anti-corruption laws and regulations such as the FCPA, the CFPOA and the Bribery Act which prohibit the making or offering of improper payments or benefits to foreign government officials and political figures. The broad reach of such acts as well as accounting provisions enforced by various regulatory agencies require us to maintain appropriate records and adequate internal controls to prevent and detect possible violations. Many other jurisdictions where we conduct business have similar anticorruption laws and regulations. We have policies, procedures, systems, and controls designed to identify and address potentially impermissible transactions under such laws and regulations.

We are also subject to certain economic and trade sanctions programs administered by the OFAC in the United States, Global Affairs Canada in Canada, the European Union and Her Majesty’s Treasury in the United Kingdom and the Dutch Central Bank in the Netherlands. These programs prohibit or restrict transactions to or from, or dealings with, specified countries, their governments, and in certain circumstances, their nationals. Transactions or dealings with individuals and entities that are specially-designated nationals of those countries, narcotics traffickers, and terrorists or terrorist organizations are also prohibited or restricted. Similar laws apply to movements of currency and payments through electronic transactions and to dealings with persons specified in lists maintained by the authorities in several other countries and require intermediaries in the payment process to observe specific data retention obligations. Although we do not currently perform any business in these jurisdictions, if we do so in the future, we will be subject to those data retention obligations.

Money Transmission Licensing and Regulation

In the United States, regulations promulgated by the Financial Crimes Enforcement Network of the U.S. Department of the Treasury require certain persons to register at the federal level as a MSB and comply with anti-money laundering laws and regulations. In addition, most U.S. states require licenses for persons engaged in the business of money transmission. Such U.S. state licensing laws may subject money transmitters to periodic examinations and may require them and their agents to comply with federal and/or state anti-money laundering laws and regulations.

In Canada, the PCMLTFA implements specific measures to detect and deter money laundering and the financing of terrorist activities, including by establishing record keeping and client identification requirements and requiring the reporting of suspicious financial transactions and of cross-border movements of currency and monetary instruments.

MSBs are reporting entities under the PCMLTFA and must register with the Financial Transactions and Reports Analysis Centre of Canada. The Province of Québec has also enacted legislation requiring similar registration with the AMF.

Our current activities do not require us to register with the Financial Crimes Enforcement Network of the U.S. Department of the Treasury or the Financial Transactions and Reports Analysis Centre of Canada as an MSB or to be licensed as a money transmitter with U.S. states or Canadian provinces. As our business continues to grow and evolve, however, we may become subject to such regulation in the future.

In the EEA, money transmission services qualify as a regulated payment service (i.e. money remittance) meaning that a firm must be authorized to carry on this activity, including as an electronic money institution or as a payment services institution.

The authorizations of SafeCharge Financial and SafeCharge Limited do not include money remittance. Both authorized firms must comply with the registration, systems and controls and policies and procedures requirements in the Money Laundering, Terrorist Financing and Transfer of Funds (Information to the payer) Regulations 2017 as well as the requirements imposed by the EU Funds Transfer Regulation (EU 2015/847) and applicable anti-money laundering and counter terrorism financing laws in Cyprus and the United Kingdom. As a licensed payment institution, Smart2Pay Regco must comply with the requirements of the Dutch Act for the Prevention of Money Laundering and Financing of Terrorism (Wet ter voorkoming van witwassen en financieren van terrorisme). This act implements the Fourth EU Anti-Money Laundering Directive (Directive (EU)2015/849) in the Netherlands and imposes requirements regarding, inter alia, customer due diligence and reporting of unusual transactions.

U.S. Gaming and Sports Betting Regulations

Gaming and sports betting in the United States is regulated on a federal and state-by-state basis. The industry is overseen and regulated by the gaming regulatory authority and banking regulators in each applicable state. Currently, there are ten states that allow some form of online gaming and or online sports betting, and this number is expected to increase over time. Nuvei is in the process of obtaining the appropriate licensing to provide payment processing in every state that currently allows these online activities. To date, we have secured gaming licenses in the states of Indiana, Colorado, Tennessee, West Virginia and Virginia.

Other

The U.S. Internal Revenue Code of 1986, as amended, requires information returns to be made for each calendar year by “merchant acquiring entities” and “third-party settlement organizations” with respect to payments made in settlement of payment card transactions and third-party payment network transactions occurring in that calendar year. Reportable transactions are also subject to backup withholding requirements. Failure to comply with these rules could subject us to penalties. We believe we currently comply with these reporting and withholding requirements and intend to continue to do so.

We are also subject to U.S. federal and state unclaimed or abandoned property (escheat) laws, which require us to turn over to certain government authorities the property of others we hold that has been unclaimed for a specified period of time.

GENERAL DEVELOPMENT OF NUVEI’S BUSINESS

Below is a summary of key general developments of our business over the last three completed financial years.

Three-Year Business Development History

On September 28, 2018, the Company entered into a new credit agreement (the “September 2018 Credit Facility”). The September 2018 Credit Facility provides the Company with financing capacity of $315 million and includes U.S. and Canadian term loan facilities, a revolving facility and a delayed draw U.S. term loan facility. In 2019, in connection with the SafeCharge Transaction, the September 2018 Credit Facility was amended and restated to increase the total financing capacity available under that facility from $315 million to $895 million in the form of term loans and a $50 million revolving credit facility.

On August 1, 2019, 11411802 Canada Inc., a wholly-owned indirect subsidiary of Nuvei, completed the SafeCharge Transaction, a company incorporated in Guernsey whose shares were admitted to trading on the Alternative Investment Market operated by the London Stock Exchange plc. The acquisition was effected by means of a scheme of arrangement under Part VIII of The Companies (Guernsey) Law 2008 which involved, among other things, a meeting of SafeCharge shareholders convened by the Royal Court of Guernsey to approve the scheme and an application by SafeCharge to the Court to sanction the scheme. As a result of this transaction, we acquired all of the issued and outstanding shares in SafeCharge. The consideration for the acquisition was US$5.55 in cash for each SafeCharge share, which valued the fully diluted share capital of SafeCharge at approximately US$872.5 million. This transaction is referred to as the “SafeCharge Transaction”.

During the third quarter of 2020, the Company made progress on its strategic plan as it was awarded a certificate of registration for sports wagering from the Indiana Gaming Commission and received its sports betting vendor license from Colorado’s Division of Gaming. In addition, on November 19, 2020, the Company announced that its subsidiary Nuvei

Technologies Inc. has received approval to support the sports betting and iGaming industry in West Virginia which permits it to operate as an i-Gaming supplier in compliance with the codes outlined in West Virginia’s Interactive Wagering Act (§29-22E-1) and provide services for sports betting operators under West Virginia’s Sports Wagering Act (§29-22D-8 et seq.). On January 21, 2021 Nuvei announced that its subsidiary Nuvei Technologies Inc. was approved by the Sports Wagering Committee of the Tennessee Education Lottery Corporation as a payment technology service provider to support sports gaming transactions. On March 17, 2021, Nuvei announced that its wholly owned subsidiary has been approved by the Virginia Lottery to support the sports betting industry in Virginia.

Also during the third quarter of 2020, Nuvei continued to execute on its strategic plan by expanding its footprint geographically, launching local processing solutions in Hong Kong, Singapore, Russia, Brazil, and Colombia. These new markets enlarge the Company’s total addressable market, providing extended reach for existing merchants and enabling Nuvei to win new merchants in those countries. Additionally, during that period, the Company expanded its support for cryptocurrency exchanges, onboarding two exchanges and continued to enhance its offering including foreign exchange services, European Revised Payment Services Directive (“PSD2”) mandate support, early warning dispute management solutions and payout capabilities that includes the launch of Mastercard MoneySend.

On September 22, 2020, we announced the closing of our IPO consisting of a treasury offering by the Company and a secondary offering by certain funds managed by Novacap Management Inc. (the “Selling Shareholders”) of an aggregate of 30,961,539 Subordinate Voting Shares of the Company at a price of US$26 per share, for aggregate gross proceeds of US$805 million, with the Company and the Selling Shareholders receiving gross proceeds of US$730 million and US$75 million, respectively. Concurrently with the closing of its initial public offering, the Company also closed a direct private placement of 1,094,132 additional Subordinate Voting Shares to certain employees, customers, suppliers and other business partners outside Canada for aggregate gross proceeds of US$28.4 million. The Subordinate Voting Shares are listed on the TSX in Canadian dollars under the symbol “NVEI” and in U.S. dollars under the symbol “NVEI.U”.

In September 2020, the net proceeds from the IPO were used to reduce loans and borrowing by repaying $615.6 million aggregate principal amount of term loans under the first lien credit facilities and second lien credit facility. Also in 2020, as a result of the Smart2Pay Transaction and Base Commerce, LLC acquisition, the Company modified its amended and restated credit facility to add term loans of $110 million and to increase its revolving credit facility from $50 million to $100 million.

On November 2, 2020, the Company completed its previously announced acquisition of Smart2Pay (the “Smart2Pay Transaction”), a payment services provider headquartered in The Netherlands. Nuvei acquired all of the shares for a total consideration consisting of approximately €70,900 (US$81,927) in cash and 6,711,923 Subordinate Voting Shares issued from the Company’s treasury.

On November 30, 2020, Nuvei entered into a purchase agreement pursuant to which it agreed to acquire substantially all of the assets of Base Commerce, LLC. Closing of the acquisition was effective on January 1, 2021.

On December 1, 2020, we announced the filing of a preliminary short form base shelf prospectus with securities regulatory authorities in each of the provinces and territories of Canada to allow Nuvei and certain of its security holders to qualify the distribution by way of prospectus in Canada of up to US$850 million of Subordinate Voting Shares, Preferred Shares, debt securities, warrants, subscription receipts, units, or any combination thereof, during the 25-month period that the base shelf prospectus is effective.

On December 17, 2020, we announced the appointment of Neil Erlick to the role of Chief Corporate Development Officer.

RISK FACTORS

In addition to all other information set out in this AIF, as well as our audited consolidated financial statements and notes for Fiscal 2020 and Management’s Discussion and Analysis for Fiscal 2020, the following specific factors could materially adversely affect us and/or our business, financial condition and results of operations. Other risks and uncertainties that we do not presently consider to be material, or of which we are not presently aware, may also become important factors that affect our future business, financial condition and results of operations. The occurrence of any of these risks could materially and adversely affect our business, prospects, financial condition, results of operations or cash flow. This AIF also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors including the risks described below. See “Forward-Looking Information”.

Risks Relating to Our Business and Industry

The ongoing COVID-19 pandemic, including the resulting global economic uncertainty and measures taken in response to the pandemic, could materially impact our business and future results of operations and financial condition.

The COVID-19 pandemic has disrupted the economy and put unprecedented strains on governments, health care systems, businesses and individuals around the world. The impact and duration of the COVID-19 pandemic are difficult to assess or predict. It is even more difficult to predict the impact on the global economic market, which will depend upon the actions taken by governments, businesses and other enterprises in response to the pandemic. The pandemic has already caused, and is likely to result in further, significant disruption of global financial markets and economic uncertainty. SMBs who rely on their physical storefronts in particular have been significantly impacted. The pandemic has resulted in authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, shelter in place or total lock-down orders, and business limitations and shutdowns. Such measures have significantly contributed to rising unemployment and negatively impacted consumer and business spending. The extent to which COVID-19 impacts the Company’s financial results will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of COVID-19 and the actions taken by governments to curtail or treat its impact, including shelter in place directives, business limitations and shutdowns, travel bans and restrictions, loan payment deferrals (whether government-mandated or voluntary), moratoriums on debt collection activities and other actions, which, if imposed or extended, may impact the economies in which the Company now, or may in the future, operate. Adverse market conditions resulting from the spread of COVID-19 could materially adversely affect our business and the value of our Subordinate Voting Shares.

Our merchants, particularly in industries most impacted by the COVID-19 pandemic, including the retail, restaurant, hotel, hospitality, consumer discretionary and travel industries and companies whose customers operate in impacted industries, may reduce or delay their technology-driven transformation initiatives, which could materially and adversely impact our business. Further, as a result of the COVID-19 pandemic, we have experienced, and may continue to experience, slowed growth or decline in new demand for our products and services and lower demand from our existing merchants for expansion within our products and services, as well as existing and potential merchants reducing or delaying purchasing decisions. We have experienced, and may continue to experience, an increase in prospective merchants seeking lower prices or other more favorable contract terms and current merchants attempting to obtain concessions on the terms of existing contracts, including requests for early termination or waiver or delay of payment obligations, all of which has adversely affected and could materially adversely impact our business, results of operations and overall financial condition in future periods. Further, we may face increased competition due to changes to our competitors’ products or services, including modifications to their terms, conditions and pricing that could materially adversely impact our business, results of operations and overall financial condition in future periods.

The COVID-19 pandemic could cause our third-party service providers such as data center hosting facilities and cloud computing platform providers, which are critical to our infrastructure, to shut down their business, experience security incidents that impact our business, delay or disrupt performance or delivery of services or experience interference with the supply chain of hardware required by their systems and services, any of which could materially adversely affect our business. Further, the COVID-19 pandemic has resulted in our employees and those of many of our customers working from home and conducting work via the Internet, and if the network and infrastructure of Internet providers becomes overburdened by increased usage or is otherwise unreliable or unavailable, our employees’ and our customers’ employees’ access to the Internet to conduct business could be negatively impacted. Limitations on access or disruptions to services or goods provided by or to some of our suppliers upon which our platform and business operations relies could interrupt our ability to provide our platform, decrease the productivity of our workforce and significantly harm our business operations, financial condition and results of operations. In addition, our technology platforms and the other systems or networks used in our business may experience an increase in attempted cyber-attacks, targeted intrusion, ransomware and phishing campaigns seeking to take advantage of shifts to employees working remotely using their household or personal Internet networks as a result of the COVID-19 pandemic. The success of any of these unauthorized attempts could substantially impact our technology platforms, the proprietary and other confidential data contained therein or otherwise stored or processed in our operations, and ultimately our business. Any actual or perceived security incident also may cause us to incur increased expenses to improve our security controls and to remediate security vulnerabilities.

The spread of COVID-19 has caused us to modify our business practices to help minimize the risk of the virus to our employees, our partners, our merchants and their customers, and the communities in which we participate, which could negatively impact our business. In response to the COVID-19 pandemic, we have enabled our employees to work remotely, implemented travel restrictions for all non-essential business and shifted company events to virtual-only experiences, and we may deem it advisable to similarly alter, postpone or cancel additional events in the future. There is no certainty that the measures we have taken will be sufficient to mitigate the risks posed by the virus. If the COVID-19 pandemic worsens, especially in regions where we have offices, our business activities originating from affected areas could be adversely affected. Disruptive activities could include additional business closures in impacted areas, further restrictions on our employees’ and service providers’ ability to travel, impacts to productivity if our employees or their family members experience health issues and potential delays in hiring and onboarding of new employees. We may take further actions that alter our business operations as may be required by local, provincial, state or federal authorities or that we determine are in the best interests of our employees. Such measures could negatively affect our sales and marketing efforts, sales cycles, employee productivity or customer retention, any of which could harm our financial condition and business operations. Changes in internal controls due to remote work arrangements may result in control deficiencies and impact our financial reporting systems, which may also be material.

Additionally, diversion of management focus to address the impacts of the COVID-19 pandemic could potentially disrupt our operating plans. The extent and continued impact of the COVID-19 pandemic on our business will depend on certain developments, including: the duration and spread of the outbreak; government responses to the pandemic; delays in vaccine rollout; the effectiveness of vaccines against the virus and its mutations; the impact on our customers and our sales cycles; the impact on customer, industry or employee events; and the effect on our partners, merchants and their customers, third-party service providers, customers and supply chains, all of which are uncertain and cannot be predicted. If we or our customers experience prolonged shutdowns or other business disruptions in the future, our ability to conduct our business in the manner and within planned timelines could be materially adversely impacted.

The Company submitted an application to the Government of Canada for the Canadian Emergency Wage Subsidy (“CEWS”) for which it was eligible due to the COVID-19 pandemic for the periods of April 12 to May 9, 2020, May 10 to June 6, 2020. CEWS of $1.0 million has been recorded principally as a reduction of employee costs in the audited consolidated financial statements and notes for Fiscal 2020.

To the extent that the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risks Relating to Our Business and Industry” section.

If we cannot keep pace with rapid developments and change in our industry and continue to acquire new merchants and partners rapidly, the use of our services could decline, reducing our revenue.

The electronic payments market in which we compete is subject to rapid and significant changes. This market is characterized by rapid technological change, new product and service introductions, evolving industry standards, changing client needs, consolidation and the entrance of non-traditional competitors. In order to remain competitive and continue to acquire new merchants and partners rapidly, we are continually involved in a number of projects to develop new services and improve our existing services. These projects may not be successful and carry some risks, such as cost overruns, delays in delivery, performance problems and lack of client adoption, and may cause us to become subject to additional regulation. Moreover, the merchant base that we target is varied and non-geographically bound or restricted by scale, making it more challenging to predict demand for our offerings. Any inability to develop or delay in the delivery of new services or the failure to differentiate our services or to accurately predict and address market demand could render our services less desirable, or even obsolete, to our clients. Furthermore, in recent years, the market for APMs has grown significantly, and technology has become particularly important for payment processers looking to maintain a competitive edge in the industry. Many of the projects that we have spent time and resources on relate to APMs. Even though the market for APMs is growing, it may not continue to develop rapidly enough for us to recover the costs we have incurred in developing new services targeted at this market. In addition, many current or prospective customers may find competing services more attractive if we do not keep pace with market innovation or changes in response to COVID-19, and many may choose to switch to competing services even if we do our best to innovate and provide superior services.

We rely in part, and may in the future rely in part, on third parties, including some of our competitors and potential competitors, for the development of, and access to, new technologies. If we are unable to maintain these relationships, we may lose access to new technologies or may not have the speed-to-market necessary to successfully launch new offerings.

Our future success will depend on our ability to adapt to technological changes and evolving industry standards. We cannot predict the effects of technological changes on our business. If we are unable to adapt to technological changes or evolving industry standards on a timely and cost-effective basis by introducing new services and improving existing services, our business, financial condition and results of operations could be materially adversely affected.

Substantial and increasingly intense competition, both within our industry and from other payments methods, may harm our business.

The market for payment processing services is highly competitive. Other providers of payment processing services have established a sizable market share in the merchant acquiring sector. Our growth will depend on a combination of the continued growth of electronic payments and our ability to increase our market share.

Our competitors include traditional merchant acquirers such as financial institutions, affiliates of financial institutions and well-established payment processors and payment technology providers. In particular, we compete with these vendors to develop and offer innovative non-conventional payment services at competitive prices, including in-app services, eCommerce and mobile commerce services, digital banking, ERP, digital wallet account and prepaid card offerings. In certain of the countries in which we operate, primarily the United States and Canada, we do not have direct relationships with the payment networks, but rely on an acquiring bank. As some of our competitors are directly affiliated with financial institutions, those competitors may not incur the same sponsorship costs that we incur for registration with the payment networks in these countries. Furthermore, in the countries where we rely on an acquiring bank to access the payment networks, our ability to control our costs is limited, because we do not have a direct relationship with those payment networks.

Many of our competitors, in particular those affiliated with large financial institutions, also have substantially greater financial, technological, operational and marketing resources than we have. Accordingly, these competitors may be able to offer their products and services at more competitive prices. As a result, we may need to reduce our fees or otherwise modify the terms of use of our products and services in order to retain existing clients and attract new ones. If we are required to materially reduce our fees in order to remain competitive, we will need to aggressively control our costs in order to maintain our profit margins, and our revenue may be adversely affected. Our risk management team monitors our client relationships and we have at times terminated, and may continue to terminate, client relationships that may no longer be profitable to us due to such pricing pressure. Moreover, our competitors may have the ability to devote significantly more financial and operational resources than we can to the development of new products, services or new technologies or to acquire other companies or technology so that they can provide improved operating functionality and features to their existing service offerings. If successful, their efforts in this regard could render our products or services less desirable to clients, resulting in the loss of existing clients, an inability to obtain new clients or a reduction in the fees we could generate from our offerings. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

We derive a significant portion of our revenue from payments services. Our efforts to expand our product portfolio and market reach may not succeed and may reduce our revenue growth.

We derive the majority of our revenue from transaction fees we collect in connection with payments services, primarily core credit card processing. While we intend to continue to broaden the scope of products and services we offer, such as through expanded alternative payment solutions and continuing support for mobile wallets, and to penetrate additional high-growth verticals, primarily eCommerce channels by expanding our direct and indirect sales channels, we may not be successful in deriving the revenue from these efforts that we expect. Failure to broaden the scope of products and services that are attractive to our clients or penetrate additional verticals may inhibit the growth of repeat business and harm our business, as well as increase the vulnerability of our core payments business to competitors offering a broader suite of products and services. Furthermore, we may have limited or no experience with new offerings and these offerings may present new and difficult technology, regulatory, operational and other challenges. If we experience service disruptions, failures or other issues with any such new offerings, our business may be materially and adversely affected. Our newer activities may not recoup our investments in a timely manner or at all. If any of this were to occur, it could damage our reputation, limit our growth and materially and adversely affect our business, financial condition and results of operations.

We may face challenges in expanding into new geographic regions outside of the European Union, the United States, the U.K. and Canada and continuing our growth within these markets.

The substantial majority of our revenues in 2020 were generated in Europe, the United States, the U.K. and Canada. We plan to expand in geographic regions outside Europe, the United States, the U.K. and Canada, and we will face challenges associated with entering and expanding in markets in which we have limited or no experience and in which we may not be well-known. Offering our products and services in new geographic regions requires substantial expenditures and takes considerable time, and we may not recover our investments in new markets in a timely manner or at all. For example, we may be unable to attract a sufficient number of merchants and partners, fail to anticipate competitive conditions or fail to adapt and tailor our products and services to different markets.

The development of our products and services globally exposes us to risks relating to staffing and managing cross-border operations, increased costs and difficulty protecting intellectual property and sensitive data, tariffs and other trade barriers, differing and potentially adverse tax consequences, increased and conflicting regulatory compliance requirements, lack of acceptance of our products and services, challenges caused by distance, language, and cultural differences, exchange rate risk and exposure to political instability. Accordingly, our efforts to develop and expand the geographic footprint of our operations may not be successful, which could limit our ability to grow our business.

Our growth depends on our ability to retain existing clients, increase sales to existing clients and attract new clients.

Our future growth and profitability depend upon our ability to retain existing clients, increase sales to existing clients and attract new clients in the face of intense competition in the electronic payments industry. While we generally have longstanding relationships with our clients, whether they are merchants or partners, their contracts can typically be terminated upon reasonable notice. As a result, they typically have no obligation to continue to use our products and services. Our clients’ payment processing activity with us may decrease for a variety of reasons, including client satisfaction with our products and services, the effectiveness of our support services, our pricing and terms, the pricing, terms and quality of competing products or services, the effects of global economic conditions or reductions in the spending levels of our clients’ customers. We may also experience client attrition as a result of business closures or account closures that we initiate due to heightened risks relating to contract breaches by merchants or a reduction in same-store sales or regulatory risks. We cannot predict the level of attrition in the future and higher than expected attrition could lead to a decrease in transaction volumes processed and a decline in revenue. In addition, the growth of our business depends in part on existing clients expanding their use of our products and services. If we are unable to encourage clients to broaden their use of our services, our growth may slow or stop. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

Furthermore, it is difficult to attract new clients because of potential complications associated with switching payment processing vendors, such as early termination fees, software integration costs and other transition costs, business disruption and loss of accustomed functionality. For potential clients, switching from one vendor of core processing or related software and services (or from an internally developed system) to a new vendor is a significant undertaking, and as a result, potential clients may resist changing vendors. We seek to overcome these factors by making investments to enhance the functionality of our software and differentiate our services. However, there can be no assurance that our efforts will be successful, and this resistance may adversely affect our growth.

If we fail to manage our growth effectively, our business could be harmed.

In order to manage our growth effectively, we must continue to strengthen our existing infrastructure, develop and improve our processes and internal controls, create and improve our reporting systems, and timely address issues as they arise. As we continue to strengthen our existing infrastructure and systems, we will also be required to hire additional personnel. These efforts may require substantial financial expenditures, commitments of resources, developments of our processes, and other investments and innovations. Furthermore, we encourage employees to quickly develop and launch new features for our products and services. As we grow, we may not be able to execute as quickly as smaller, more efficient organizations. In addition, as we grow, we may not be able to maintain our entrepreneurial company culture, which fosters innovation and talent. If we do not successfully manage our growth, our business may be adversely affected.

Our revenue growth rate is likely to slow as our business matures.

We have experienced periods of high revenue growth since we were founded in 2003, but we do not expect to be able to maintain the same rate of revenue growth as our business matures. Moreover, we have experienced revenue growth due to acquisitions. To the extent we do not continue to grow our business organically or through acquisitions, our future revenue growth may not be consistent with historic trends. We have encountered, and expect to continue to encounter, risks and difficulties frequently experienced by growing companies, including challenges in financial forecasting accuracy, determining appropriate investments and developing new products and features, among others. Any evaluation of our business and prospects should take into account the risks and uncertainties inherent in investing in growing companies.

Historically our business has generated net losses and we may continue to generate net losses as we continue to make significant investments in our business.

Since our founding in 2003, we have made significant investments in the growth of our business. As a result of these investments, we have historically generated net losses. We intend to continue to make investments in our business, including with respect to our employee base, sales, distribution and marketing; development of new products, services and features; expansion of office space and other infrastructure; and development of international operations and general administration, including legal, finance and other compliance expenses related to being a public company. If we are unable to generate adequate revenue growth and manage our expenses, our results of operations and operating metrics may fluctuate and we expect to continue to incur net losses, which could cause the market price of our Subordinate Voting Shares to decline. We cannot assure you that our increased investment in the business will result in corresponding revenue growth.

Our indebtedness could adversely affect our business, financial condition and results of operations.

As of December 31, 2020, we had $206.5 million of outstanding indebtedness pursuant to our credit facilities. Our credit facilities contain covenants and events of default that may limit our financial flexibility and ability to undertake certain types of transactions. For instance, we are subject to negative covenants that restrict some of our activities, including restrictions on: incurring additional debt; creating liens; paying dividends or making other distributions; entering into certain types of agreements; making certain investments; consolidating, merging or transferring assets, or making other fundamental changes; entering into transactions with affiliates; entering into sale and lease-back transactions; and maintaining certain leverage ratios. Our current level of debt as well as the restrictions our existing debt places on us could have significant consequences on our future operations, including:

•	making it more difficult for us to meet our payment and other obligations under our existing and future debt;

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resulting in an event of default if we fail to comply with the financial and other restrictive covenants contained in our credit facilities, which event of default could result in all of the debt outstanding under our credit facilities becoming immediately due and payable;

•

reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes and limiting our ability to obtain additional financing for these purposes;

•	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy; and

•	placing us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged.

Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under our existing and future debt. In addition, certain loans that we take out under our credit facilities are subject to variable interest rates and we had $206.5 million of outstanding indebtedness subject to variable interest rates as of December 31, 2020. As a result, any increase in interest rates may also materially adversely affect our liquidity, financial condition and results of operations.

Our ability to meet our payment and other obligations under our existing and future debt instruments depends on our ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control. We cannot assure you that our business will generate cash flow from operations, or that future borrowings will be available to us under our existing or any future credit facilities or otherwise, in an amount sufficient to enable us to meet our payment obligations under our credit facilities and to fund other liquidity needs. If we are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure our debt, sell assets, reduce or delay capital investments, or seek to raise additional capital, which may have an adverse impact on our business, financial condition and results of operations.

Any future acquisitions, partnerships or joint ventures that we make or enter into could disrupt our business and harm our financial condition.

Acquisitions, partnerships and joint ventures are an integral part of our growth strategy, and in recent years, we have consummated a number of acquisitions in addition to the SafeCharge acquisition and the Smart2Pay Transaction. We evaluate, and expect in the future to evaluate, potential strategic acquisitions of, and partnerships or joint ventures with, businesses providing services or technologies that are complementary to our existing services and technologies. However, we may not be successful in identifying acquisition, partnership and joint venture targets or we may use estimates and judgments to evaluate the operations and future revenue of a target that turn out to be inaccurate. In addition, we may not be able to successfully finance or integrate a particular business, service or technology that we acquire or with which we form a partnership or joint venture, and we may not achieve the anticipated benefits of such project or we may lose merchants as a result. Furthermore, the integration of any acquisition, partnership or joint venture may divert management’s time and resources from our existing business and disrupt our operations. Certain acquisitions, partnerships and joint ventures we have and may in the future make may prevent us from competing for certain clients or in certain lines of business and may lead to a loss of clients to the extent we acquire businesses with non-competes or exclusivity provisions in their agreements with clients. Certain acquisitions may also enmesh us in outstanding or unforeseen legal, regulatory, contractual, employee or other issues. As a result of any of the foregoing, we may spend time and money on projects that do not increase our revenue or profitability. Moreover, our competitors may be willing or able to pay more than us for acquisitions, which may cause us to lose certain acquisitions that we would otherwise desire to complete. Even if we successfully compete for a certain acquisition, partnership or joint venture, we may finance the project with cash on hand, equity or debt, or a combination thereof, which could decrease our cash reserves, dilute our shareholders, including you, or significantly increase our level of indebtedness or place other restrictions on our operations. We cannot ensure that any acquisition, partnership or joint venture we make will not have a material adverse effect on our business, financial condition and results of operations.

A significant number of our merchants are SMBs, which can be more difficult and costly to retain than larger enterprises and may increase the impact of economic fluctuations on us.

SMBs comprise a significant percentage of our number of merchants. To continue to grow our revenue, we must add merchants, sell additional services to existing merchants and encourage existing merchants to continue doing business with us. However, retaining SMBs can be more difficult than retaining large enterprise merchants as SMB merchants:

•	often have higher rates of business failure and more limited resources;

•	are typically less sophisticated in their ability to make technology-related decisions based on factors other than price;

•	may have decisions related to the choice of payment processor dictated by their affiliated parent entity; and

•	are more able to change their payment processors than larger enterprise merchants dependent on our services.

SMBs are typically more susceptible to the adverse effects of economic fluctuations. If we do not continue to diversify our merchant base and adverse changes in the economic environment or business failures of our SMB merchants increase, we may need to attract and retain new merchants at an accelerated rate or decrease our expenses to reduce negative impacts on our business, financial condition and results of operations.

SMBs have been disproportionately affected by the COVID-19 pandemic and the related measures taken by governments and private industry to protect the public health such as stay-at-home orders. Many SMBs are experiencing reduced sales and are processing fewer payments with us, which has had a negative impact on our results of operations. If they cease to operate, they will stop using our products and services altogether. SMBs frequently have limited budgets and limited access to capital, and they may choose to allocate their spending to items other than our financial or marketing services, especially in times of economic uncertainty or in recessions. In addition, if more of our merchants cease to operate, this may have an adverse impact not only on the growth of our payments services but also on our transaction and advance loss rates, and the success of our other services. For example, if merchants processing payments with us receive chargebacks after they cease to operate, we may incur additional losses.

We have a certain degree of concentration of customers and customer sectors.

Some of our largest merchants provide significant contributions to our revenue. Large merchants typically have arrangements with multiple payment service providers, primarily in order to mitigate against risks such as downtime, delayed response time or default by a payment service provider, and as a result can readily shift their business from us to other providers. For the twelve month period ended December 31, 2020, our top 10 merchants represented approximately 15% of our gross profit, with our largest merchant representing approximately 2% of our gross profit.

In addition, the mix of customer sectors that we service has an impact on our revenue. For example, a portion of our revenue is derived from the online retail sector, in which chargeback ratios tend to be higher than physical retail. The online retail sector is also particularly subject to discretionary spending by customers, which increases our exposure from fluctuations in economic conditions. This concentration, particularly if it were to increase, could have a material adverse effect on our business financial condition and results of operations. A substantial portion of our revenue is also derived from the gaming and sports betting and the foreign exchange trading sectors, each of which is highly regulated. Gaming and sports betting in particular are subject to intense public scrutiny regarding the societal effects of such activities, with changing public attitudes potentially decreasing transaction volumes. Regulatory changes that cause a decrease in regulated gaming and sports betting or foreign exchange trading overall could harm the business of our merchants, decrease their transaction volumes and lead to a decline in our revenue. In addition, in response to public pressure about the effects of regulated gaming and sports betting or otherwise, the payment networks may change the terms of use of their networks by regulated gaming and sports betting companies, which could reduce their use of formal payment channels. Moreover, we depend on our acquiring banks in certain jurisdictions to process transactions for these clients. If any of our acquiring banks refuse to process these transactions, we may have difficulty finding other acquiring banks to process these transactions. Any of the foregoing could reduce the volume of payments that we process for our regulated gaming and sports betting and foreign exchange trading merchants and the revenue we earn from it, and could also harm our reputation and brand.

If we lose a major merchant, experience a material change in the mix of customer sectors that we service or otherwise experience a decline in the use of our products in one of the key sectors that we service, we could also experience a material loss of revenue, which could have a material adverse effect on our business, financial condition and results of operations.

If we fail to comply with the applicable requirements of Visa, Mastercard or any other payment networks, those payment networks could seek to fine us, suspend us or terminate our registrations.

We rely on payment networks to process our transactions, and a significant source of our revenue comes from processing transactions through Visa, Mastercard, American Express, UnionPay, Discover and other payment networks. The payment networks routinely update and modify their requirements. Changes in their requirements may impact our ongoing cost of doing business and we may not, in every circumstance, be able to pass through such costs to our clients or associated participants. Furthermore, if we or our merchants do not comply with the payment networks’ requirements (e.g., their rules, bylaws and charter documentation), the payment networks could seek to fine us, suspend us or terminate our registrations that allow us to process transactions on their networks. In the ordinary course of our business, we receive on occasion notices of non-compliance and fines, which typically relate to transactional or messaging requisites, as well as excessive chargebacks by a merchant or data security failures on the part of a merchant. If we are unable to recover amounts relating to fines from, or pass through costs to, our merchants, partners or other associated participants, we would experience a financial loss. The termination of our registration due to failure to comply with the applicable requirements of Visa, Mastercard, American Express, UnionPay, Discover or other payment networks, or any changes in the payment network rules that would impair our registration, could require us to stop providing payment services through Visa, Mastercard, American Express, UnionPay, Discover or other payment networks, which could have a material adverse effect on our business, financial condition and results of operations.

Moreover, as payment networks become more dependent on proprietary technology, modify their technological approach or operating practices and seek to provide value added services to issuers and merchants, there is heightened risk that rules and standards may be governed by their own self-interest, or the self-interest of third parties with influence over them, which could materially impact our business, financial condition and results of operations.

We may incur losses when our merchants refuse to or cannot reimburse chargebacks resolved in favor of their customers or if they are not in compliance with the rules and regulations of the payment networks.

We are currently, and will continue to be, exposed to risks associated with chargebacks in connection with payment card fraud or relating to the goods or services provided by our merchants. In the event that a billing dispute between a cardholder and a merchant is not resolved in favor of the merchant, including in situations in which the merchant is engaged in fraud, the transaction is typically “charged back” to the merchant and the purchase price is credited or otherwise refunded to the cardholder. If we are unable to collect chargebacks from the merchant’s account, or if the merchant refuses or is unable to reimburse us for a chargeback due to closure, bankruptcy or other reasons, we may bear the loss for the amounts paid to the cardholder. Our financial results would be adversely affected to the extent these merchants do not fully reimburse us for the related chargebacks. We do not typically collect and maintain reserves from our merchants to cover these potential losses, and to the extent we do maintain such reserves, they may not be adequate to cover our actual losses. Historically, chargebacks have occurred more frequently in online transactions than in in-person transactions. Moreover, chargebacks typically increase during economic downturns due to merchants becoming insolvent and bankrupt and therefore unable to fulfill their commitments for goods or services. Consequently, in certain industries, chargebacks have risen, and may continue to rise, as a result of the economic downturn caused by the current COVID-19 pandemic. If we are unable to maintain our losses from chargebacks at acceptable levels, the payment card networks could fine us, increase our transaction-based fees, or terminate our ability to process payment cards. Any of the foregoing could materially and adversely affect our business, financial condition and results of operations.

We have bank accounts with banks in multiple territories and rely on our banking partners to maintain those accounts.

We have bank accounts with banks in multiple territories in the day-to-day operations of our core businesses and are reliant upon our banking partners that provide those accounts. The loss of any key banking relationships, whether through the failure of our banking partners or their terminating our partnership based on our own conduct or other circumstances, could have a material impact on our financial condition and results of operations. In addition, a banking partner could default on its obligations to us, thereby exposing us to credit risk. We may have to repay certain costs, such as transaction fees or breakage costs, if we terminate these arrangements. Any of the foregoing could have a material adverse effect on our business, financial condition or results of operations.

The United Kingdom’s departure from the European Union could adversely affect our ability to execute on our expansion plans.

The U.K. has one of the largest economies in Europe, and the United States and other European countries are substantial trading partners of the U.K. On January 31, 2020, the U.K. separated from the E.U. (“Brexit”). Brexit has introduced, and may continue to introduce, significant uncertainties and instability in the financial markets. At present the political and economic long-term consequences of Brexit are uncertain, including whether Brexit will have an overall negative impact on the U.K. or the broader global economy or the value of the British pound. On December 24, 2020, the U.K. and E.U. entered into the E.U.-U.K. Trade and Cooperation Agreement. The agreement was provisionally applicable beginning January 1, 2021 and sets new rules and arrangements between the U.K. and E.U. in areas such as the trade of goods and services, intellectual property, transportation. As a result of the agreement, the U.K. will no longer be considered a member of the E.U. Single Market and Customs Union and will exit all E.U. policies and trade agreements. Although the agreement has mitigated a portion of the risk that arose due to the U.K.’s withdrawal from the E.U., the overall impact caused on the Company’s operations is still being evaluated, including in the volatility of the British pound. We have significant operations in the U.K. and the E.U. Such a withdrawal from the E.U. is unprecedented, and it is unclear how the U.K.’s access to the European single market for goods, capital, services and labor within the European Union and the wider commercial, legal and regulatory environment, will impact our U.K. operations. We may also face new regulatory costs and challenges as a result of Brexit that could have an adverse effect on our operations and development programs, consumer and investor confidence and the level of consumer discretionary purchases, thereby impacting the use of our payments services by merchants. There may continue to be economic uncertainty surrounding the consequences of Brexit, which could negatively impact our financial condition, results of operations and cash flows. Brexit could have significant implications for our business and could lead to economic and legal uncertainty, including significant volatility in global stock markets and currency exchange rates, and increasingly divergent laws, regulations, and licensing requirements for the Company. Any of these effects of Brexit, among others, could adversely affect our operations and financial results.

A decline in the use of electronic payment methods could have a materially adverse effect on our business, financial condition and results of operations.

A significant portion of our revenue is generated by payments with credit, debit and prepaid cards. We believe future growth in the use of credit, debit and prepaid cards and other electronic payments, including APMs, will be driven by the cost, ease-of-use and quality of services offered to consumers. If consumers reduce or discontinue their use of credit, debit or prepaid cards or other electronic payment methods as a payment mechanism for their transactions, it could have a material adverse effect on our business, financial condition and results of operations. Moreover, if there is an adverse development in the payments industry, such as new legislation or regulation that makes it more difficult or onerous for our clients to do business or utilize such payment mechanisms, or renders our services less desirable or even obsolete to our clients, our business, financial condition and results of operations may be adversely affected.

Our results of operations may be adversely affected by changes in foreign currency exchange rates.

Our financial results are reported in U.S. dollars and a substantial portion of our sales and operating costs are transacted in other currencies, primarily Euros, Sterling, Bulgarian lev, Israeli shekels and Canadian dollars. We have not historically entered into arrangements to hedge foreign currency risk. In situations where we are not hedged, either through hedging arrangements or through a natural hedging resulting from an offset in such currencies, our results of operations will be affected by movements in these currencies against the U.S. dollar. Significant fluctuations in relative currency values against the U.S. dollar could thus have a significant impact on our results of operations.

A deterioration in the quality of the products and services we offer, including support services, could adversely impact our ability to attract and retain merchants and partners.

Our clients expect a consistent level of quality in the provision of our products and services. The support services that we provide are also a key element of the value proposition to our clients. The products and services we deliver are designed to process complex transactions and provide reports and other information concerning those transactions, all at high volumes and processing speeds. If the reliability, functionality or speed of our products and services is compromised or the quality of those products or services is otherwise degraded, or if we fail to continue to provide a high level of support and quickly detect and remediate any performance issues, we could experience significant processing or reporting errors. This in turn, could lead us to lose existing clients and find it harder to attract new merchants and partners. In addition, if we are unable to scale our support functions to address the growth of our merchant and partner network, the quality of our support may decrease, which could adversely affect our ability to attract and retain merchants and partners.

If we lose key personnel, our business, financial condition and results of operations may be adversely affected.

The success of our business strategy is dependent upon the ability and experience of a number of key personnel who have substantial experience with our operations, the rapidly changing payment processing industry and the markets in which we offer our services. Many of our key personnel have worked for us for a significant amount of time or were recruited by us specifically due to their industry experience. In particular, we are highly dependent on the contributions of our founder and Chief Executive Officer, Philip Fayer, as well as other members of our management team. The loss of the services of one or a combination of our senior executives and key managers, including our Chief Executive Officer, could have a material adverse effect on our business, financial condition and results of operations.

Our business functions at the intersection of rapidly changing technological, social, economic and regulatory developments that require a wide-ranging set of expertise and intellectual capital. In order for us to successfully compete and grow, we must attract, recruit, develop and retain the necessary personnel who can provide the needed expertise across the entire spectrum of our intellectual capital needs. The market for qualified personnel is competitive, and we may not succeed in recruiting and retaining additional personnel or we may fail to effectively replace departing personnel with qualified or effective successors. Failure to retain or attract key personnel could have a material adverse effect on our business, financial condition and results of operations. Our effort to retain and develop personnel may also result in significant additional expenses, which could adversely affect our profitability.

Our balance sheet includes significant amounts of intangible assets and goodwill. The impairment of a significant portion of these assets would negatively affect our business, financial condition and results of operations.

As of December 31, 2020, our balance sheet included intangible assets that amounted to $524.2 million and goodwill that amounted to $969.8 million. These assets consisted primarily of identified intangible assets associated with merchant and partner relationships, technologies and goodwill associated with recent acquisitions. We also expect to engage in additional acquisitions, which may result in our recognition of additional intangible assets and goodwill. Under current accounting standards, we are required to amortize certain intangible assets over the useful life of the asset, while certain other intangible assets are not amortized. On at least an annual basis, we assess whether there have been impairments in the carrying value of certain intangible assets. If the carrying value of the asset is determined to be impaired, then it is written down to fair value by a charge to earnings. An impairment of a significant portion of intangible assets and/or goodwill could have a material adverse effect on our business, financial condition and results of operations.

If we cannot pass increases in fees from payment networks, including assessment, interchange, transaction and other fees, along to our merchants, our operating margins will decline.

We rely on issuing and acquiring banks and payment networks to process our transactions, and we pay assessment, interchange and/or other fees set by the payment networks for transactions we process. From time to time, the issuing and acquiring banks or payment networks may increase the assessment, interchange, transaction and other fees that they charge payment processors. Under certain of our existing contracts with merchants, we are generally permitted to pass these fee increases along to our merchants through corresponding increases in our processing fees. If we are unable to pass through these and other fees in the future due to contractual or regulatory restrictions, competitive pressures or other considerations, it could have a material adverse effect on our business, financial condition and results of operations.

We are subject to economic and political risk, the business cycles and credit risk of our clients and volatility in the overall level of consumer, business and government spending.

The electronic payments industry depends heavily on the overall level of consumer, business and government spending. This spending depends on worldwide economic and geopolitical conditions. Key international economies have experienced cyclical downturns from time to time in which economic activity was impacted by falling supply or demand for a variety of goods and services, restricted credit, poor liquidity, reduced corporate profitability, volatility in credit, equity and foreign exchange markets, bankruptcies, pandemics such as COVID-19 and overall economic uncertainty. We are exposed to general economic conditions that affect consumer confidence, consumer spending, consumer discretionary income or changes in consumer purchasing habits. The current deterioration in general economic conditions, including the rise in unemployment rates and any increases in interest rates, particularly in Europe, the United States, the U.K. and Canada, may adversely affect our financial performance by reducing consumer confidence and, as a result, the number or average purchase amount of transactions made using electronic payments. If our merchants make fewer sales of their products and services using electronic payments or people spend less money per transaction, we will have fewer transactions to process and lower overall volume, resulting in lower revenue.

In addition, a recessionary economic environment could affect our merchants through a higher rate of bankruptcy filings, in particular for our SMB clients, which could result in higher merchant attrition and decrease our revenue. As of December 31, 2020, we recorded an allowance for receivables of $0.6 million relating to estimated losses on doubtful accounts. Any of the foregoing risks would negatively impact our business, financial condition and results of operations.

The uncertainty caused by the COVID-19 outbreak continues with the duration and severity of the pandemic and the overall impact on supply and consumer demand still unknown. Even after the COVID-19 pandemic has subsided, we may experience material and adverse impacts to our business as a result of the virus’s global economic impact. There are no comparable recent events that provide guidance as to the effect the COVID-19 pandemic may have, and we are unable to forecast the full impact on our business; however, this represents a known area of uncertainty and the impacts from the COVID-19 pandemic and the related economic disruption will have a material and adverse impact on our business, results of operations, financial condition and cash flows.

We rely on third-party partners such as ISOs and VARs to market and sell some of our products and services.

We rely on indirect sales channels consisting of third-party partners such as ISOs and VARs to market and sell our products and services to merchants, in particular SMBs. We do not fully control the activities of our partners with respect to the marketing and sale of our products and services, and they may make decisions that may be contrary to our interests, including decisions to compete against us or to favor products and services of our existing or future competitors. Therefore, their reputation and performance, their ability and willingness to market and sell our products and services and their ability to expand their business and their sales channels will have a direct and material impact on our future growth and profitability.

The loss of a number of our partners or a substantial decrease in the volume of business generated by a major partner or a group of partners could have a material adverse effect on our business, financial condition and results of operations.

Misappropriation of end-user transaction funds by our employees may harm our business and create legal exposure.

We receive end-user transaction funds from acquiring banks, payment networks and APMs for many of our clients, depending on the jurisdiction in which they are located. A substantial portion of these funds is held on behalf of merchants in dedicated merchant client bank accounts with banks. The nature of this arrangement entails a possibility that third party funds could be misappropriated by our employees in breach of our internal policies, which may create negative publicity, harm our relationship with merchants and result in a violation of applicable laws, any of which could have a material adverse effect on our business, financial condition and results of operations.

Fraud by merchants, their customers or others could have a material adverse effect on our business, financial condition and results of operations.

We offer our products and services to a large number of clients, and we are responsible for vetting and monitoring these clients and determining whether the transactions we process for them are lawful and legitimate. If our products and services are used to process illegitimate transactions, and we settle those funds to merchants and are unable to recover them, we may suffer losses and incur liability. Examples of merchant fraud include when a merchant or other party knowingly uses a stolen or counterfeit credit, debit or prepaid card, card number or other credentials to record a false sales transaction, processes an invalid card or intentionally fails to deliver the merchandise or services sold in an otherwise valid transaction. Moreover, criminals are using increasingly sophisticated methods to engage in illegal activities such as counterfeiting and fraud. Identity thieves and those committing fraud using stolen or fabricated credit card or bank account numbers or other deceptive or malicious practices, may steal significant amounts of money from our merchants, which may negatively impact their businesses, including forcing them to close. This in turn could lead to a decrease in our transaction volumes and have an adverse effect on our business. The highly automated nature of, and liquidity offered by, our payments services make us a target for illegal or improper uses, including fraudulent or illegal sales of goods or services, money laundering and terrorist financing. We expect incidents of fraud or other illegitimate transactions to increase in the future. In configuring our payments services, we face an inherent trade-off between security and client convenience. Failure to effectively manage risk and prevent fraud could increase our chargeback liability or expose us to governmental or regulatory sanctions or other liabilities. Moreover, if we are unable to maintain our losses from fraud at permissible levels, the payment networks could fine us, increase our transaction fees or terminate our ability to process payment cards. Increase in chargebacks or other liabilities as a result of any of the foregoing could materially and adversely affect our business, financial condition and results of operations.

Our insurance policies may not be sufficient to cover all claims.

Our insurance policies, including policies for data security, privacy liability and cyber-attacks, may not adequately cover all risks to which we are exposed and may not be adequate for all liabilities actually incurred or indemnification claims against us. A significant claim not covered by our insurance, in full or in part, may result in significant expenditures by us. Moreover, we may not be able to maintain insurance policies in the future at reasonable costs, on acceptable terms or at all, which may adversely affect our business and the trading price of our Subordinate Voting Shares. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect our business, financial condition and results of operations.

Our risk management policies and procedures may not be fully effective in mitigating our risk exposure in all market environments or against all types of risks, which could expose us to losses and liability and otherwise harm our business.

We operate in a rapidly changing industry and we have experienced significant change in recent years, including in connection with certain acquisitions. Accordingly, our risk management policies and procedures may not be fully effective at identifying, monitoring and managing our risks. Some of our risk evaluation methods depend upon information provided by third parties regarding markets, clients or other matters that are otherwise inaccessible to us. In some cases, however, that information may not be accurate, complete or up-to-date. Our risk management policies, procedures, techniques and processes may not be effective at identifying all of the risks to which we are exposed or enabling us to mitigate the risks we have identified. In addition, when we introduce new services, focus on new business types or begin to operate in markets in which we have a limited history of fraud loss, we may be less able to forecast and reserve accurately for new risks. If our risk management policies and processes are ineffective, we may suffer large financial losses, we may be subject to civil and criminal liability and our business, financial condition and results of operations may be materially and adversely affected.

Our services must integrate and interoperate with a variety of operating systems, software, hardware, web browsers and networks.

We are dependent on the ability of our products and services to integrate with a variety of operating systems, software, hardware, networks and web browsers that we do not control. Any changes in these systems or networks that degrade the functionality of our products and services, impose additional costs or requirements on us or give preferential treatment to competitive services could materially and adversely affect usage of our products and services. In the event that it is difficult for our merchants to access and use our products and services, our business may be materially and adversely affected. We also rely on bank platforms and others, including issuing and acquiring banks, to process our transactions. If there are any issues with, or service interruptions in, these bank platforms, users may be unable to complete their transactions, which would seriously harm our business, financial condition and results of operations.

In addition, our solutions, including hardware and software, interoperate with mobile networks offered by telecom operators and mobile devices developed by third parties. Changes in these networks or in the design of these mobile devices may limit the interoperability of our solutions with such networks and devices and require modifications to our solutions. If we are unable to ensure that our hardware and software continue to interoperate effectively with such networks and devices, or if doing so is costly, our business, financial condition and results of operations may be materially and adversely affected.

The costs and effects of pending and future litigation, investigations or similar matters, or adverse facts and developments related thereto, could materially affect our business, financial position and results of operations.

We are, and may be in the future, party to legal, arbitration and administrative investigations, inspections and proceedings arising in the ordinary course of our business or from extraordinary corporate, tax or regulatory events that involve us or our associated participants, particularly with respect to civil, tax and labor claims.

Our indemnities and insurance may not cover all claims that may be asserted against us, and any claims asserted against us, regardless of merit or eventual outcome, may harm our reputation. Furthermore, there is no guarantee that we will be successful in defending ourselves in pending or future litigation or similar matters under various laws. Should the ultimate judgments or settlements in any pending or future litigation or investigation significantly exceed our indemnity rights, they could have a material adverse effect on our business, financial condition and results of operations and the price of our Subordinate Voting Shares. Further, even if we adequately address issues raised by an inspection conducted by an agency or successfully defend our case in an administrative proceeding or court action, we may have to set aside significant financial and management resources to respond and settle issues raised by such proceedings, which could adversely affect our business.

We may be subject to claims that we have wrongfully hired an employee from a competitor, or that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties or that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

Many of our employees, consultants and advisors, or individuals that may in the future serve as our employees, consultants and advisors, are currently or were previously employed at companies that are our competitors or are potential competitors. We may be subject to claims that we, our employees, consultants or independent contractors or advisors have, inadvertently or otherwise, used or disclosed confidential or proprietary information, trade secrets or know-how of these third parties. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial cost and be a distraction to our management and employees. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to secure financing on favorable terms, or at all, to meet our future capital needs.

We have funded our operations since inception primarily through equity financings, bank credit facilities and financing arrangements, including our credit facilities. We do not know if our operations will continue to generate sufficient cash to fund our operations going forward. In the future, we may require additional capital to respond to business opportunities, refinancing needs, acquisitions or unforeseen circumstances and we may not be able to secure additional debt or equity financing or refinancing on favorable terms, in a timely manner, or at all. Our ability to secure any additional debt financing may also be subject to restrictions contained in our existing or future indebtedness, including our credit facilities; which contain customary limitations on the incurrence of certain indebtedness and liens. Any debt financing obtained by us in the future could also include restrictive covenants relating to our capital-raising activities or other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to grow or support our business and to respond to business challenges could be significantly limited. We are aware that the impacts of the COVID-19 outbreak have led to reduced availability and attractiveness of external funding sources, and we expect that until financial market conditions stabilize, accessing financing could be challenging or at elevated costs. We intend to continue focusing on our long-term business initiatives and believe that our available funds are sufficient to meet our liquidity needs for the foreseeable future. We are carefully monitoring and managing our cash position in light of ongoing conditions and levels of operations. See the “Liquidity and Capital Resources” section of our Management’s Discussion and Analysis for Fiscal 2020.

Our operating results are subject to seasonal fluctuations, which could result in variations in our quarterly results.

We have experienced in the past, and expect to continue to experience, seasonal fluctuations in our revenue as a result of consumer spending patterns. Historically, we have marketed our products and services primarily to SMBs, many of which host seasonal retail events. As a result, our revenue have historically been strongest during the last quarter of the year as a result of higher sales by our merchants during the holiday season. Any negative economic conditions that occur during these months could have a disproportionate effect on our results of operations for the entire fiscal year. As a result of quarterly fluctuations caused by these and other factors, comparisons of our operating results across different fiscal quarters may not be accurate indicators of our future performance.

We are subject to the risks associated with less than full control rights of some of our subsidiaries and investments.

We own less than 100% of the equity interests or assets of certain of our subsidiaries, namely LoanPaymentPro, LLC and SafeCharge Payments Mexico S.A. de C.V. and do not hold a controlling interest in Yello Company Limited (Guernsey). As a result, we do not receive the full amount of any profit or cash flow from these non-wholly owned entities and those who hold a controlling interest may be able to take actions that bind us. We may be adversely affected by this lack of full control and we cannot provide assurance that management of our subsidiaries or other entities will possess the skills, qualifications or abilities necessary to profitably operate such businesses.

Changes in accounting standards or inaccurate estimates or assumptions in the application of accounting policies could adversely affect our financial condition and results of operations.

Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. Future changes in accounting standards, pronouncements or interpretations could require us to change our policies and procedures. The materiality of such changes is difficult to predict, and such changes could materially impact how we record and report our financial condition and results of operations.

Additionally, our assumptions, estimates and judgments related to complex accounting matters could significantly affect our financial results. IFRS and related accounting pronouncements, implementation guidelines and interpretations with regard to a wide range of matters that are relevant to our business, including, but not limited to, revenue recognition, impairment of long-lived assets, leases and related economic transactions, intangibles, self-insurance, income taxes, property and equipment, litigation and equity-based compensation are highly complex and involve many subjective assumptions, estimates and judgments by us. Changes in these rules or their interpretation or changes in underlying assumptions, estimates or judgments by us (i) could require us to make changes to our accounting systems to implement these changes that could increase our operating costs and (ii) could significantly change our reported or expected financial performance.

An occurrence of a natural disaster, widespread health epidemic, pandemic or other outbreaks could have a material adverse effect on our business, financial condition and results of operations.

Our business could be materially and adversely affected by natural disasters, such as fires or floods, the outbreak of a widespread health epidemic, pandemic, such as COVID-19, or other events, such as wars, acts of terrorism, power shortages or communication interruptions. In addition to previously identified risks associated with the current COVID-19 pandemic, the occurrence of a disaster or similar event could materially disrupt our business and operations. These events could also cause us to close our operating facilities temporarily, which would severely disrupt our operations and have a material adverse effect on our business, financial condition and results of operations. In addition, our net sales could be materially reduced to the extent that a natural disaster, health epidemic, such as COVID-19, or other major event harms the economies of the countries in which we operate. Our operations could also be severely disrupted if our merchants, partners and other third-party providers or other participants were affected by natural disasters, health epidemics, such as COVID-19, or other major events.

Our holding company structure makes us dependent on the operations of our subsidiaries.

We are a corporation under the CBCA. Our material assets are our direct and indirect equity interests in our subsidiaries, including our international subsidiaries. We are, therefore, dependent upon payments, dividends and distributions from our subsidiaries for funds to pay our holding company’s operating and other expenses and to pay future cash dividends or distributions, if any, to holders of our Subordinate Voting Shares, and we may have tax costs in connection with any dividend or distribution.

Risks Relating to Intellectual Property and Technology

Accidental or unauthorized access to or disclosure, loss, destruction or modification of data, through cybersecurity breaches, computer viruses or otherwise, human error, natural or man-made disasters, or disruption of our services could expose us to liability, protracted and costly litigation and damage to our reputation.

In connection with the various services we provide to our merchants, we collect, store, process and transmit the personal data of our merchants and, in some cases through providing services to our merchants, their customers as well as other end users of payment services (e.g., payers, receivers, cardholders and those who may hold funds and balance in merchants’ accounts), including but not limited to names, addresses, identification numbers, credit or debit card numbers and expiration dates and/or bank account numbers.

Cybersecurity incidents are increasing in frequency and evolving in nature and include, but are not limited to, installation of malicious software, ransomware, viruses, social engineering (including phishing attacks), denial of service or other attacks, employee theft or misuse, unauthorized access to data and other electronic security breaches. Threats may derive from human error, fraud or malice on the part of employees or third parties, or may result from accidental technological failure. Concerns about security increase when we transmit information (including personal data). Electronic transmissions can be subject to attack, interception, loss or corruption. In addition, computer viruses and malware can be distributed and spread rapidly over the Internet and could infiltrate our systems or those of our merchants, distribution partners, payment networks and other associated participants. Infiltration of our systems or those of our associated participants has in the past led to, and could in the future lead to, disruptions in systems, accidental or unauthorized access to or disclosure, loss, destruction, disablement or encryption of, use or misuse of or modification of confidential or otherwise protected information (including personal data) and the corruption of data.

An increasing number of organizations, including large enterprises merchants and businesses, other large technology companies, financial institutions and government institutions, have disclosed breaches of their information technology systems, some of which have involved sophisticated and highly targeted attacks, including on portions of their websites or infrastructure. Given the unpredictability of the timing, nature and scope of information technology disruptions, there can be no assurance that any security procedures and controls that we or our associated participants have implemented will be sufficient to prevent security incidents from occurring. Furthermore, because there are many different security breach techniques and such techniques continue to evolve and are generally not detected until after an incident has occurred, we may be unable to anticipate attempted security breaches or other security incidents, react in a timely manner, determine the nature or scope of an incident, or implement adequate preventive measures.

As a defense, in connection with our IT security program, we maintain a disaster recovery plan and have implemented controls over unauthorized access, including remediation strategies and controls to prevent future attacks. Our Chief Technology Security Officer and Chief Information Security Officer, with the oversight of management, oversee and implement our cybersecurity risk mitigation strategy. Our defensive measures, however, have not in the past prevented and may not prevent future access or protect us against use of sensitive data or against other cybersecurity related incidents. Furthermore, we cannot be certain that these measures will be successful and will be sufficient to counter all current and emerging technology threats that are designed to breach our systems. While we maintain insurance coverage that may cover certain aspects of cyber risks and incidents, our insurance coverage may be insufficient to cover all losses resulting from a cybersecurity incident.

In connection with the services we provide, we share information with our associated participants who collect, process, store and transmit sensitive data. Given the rules established by payment network processors such as Visa and Mastercard, and applicable regulations, we may be held responsible for any failure or cybersecurity breaches attributed to our associated participants as they relate to the information we share with them. The accidental or unauthorized access to or disclosure, loss, destruction, disablement or encryption of, use or misuse of or modification of data of the end users of payment services (e.g., payers, receivers, cardholders, merchants and those who may hold funds and balance in their accounts, among others) by us or our associated participants or through systems we provide could result in significant fines, penalties, orders, sanctions and proceedings or actions against us by the payment networks, governmental bodies and other regulatory authorities, end users or third parties, or loss of our PCI accreditation, which could have a material adverse effect on our business, financial condition and results of operations. Any such proceeding or action, and any related indemnification obligation, could damage our reputation, force us to incur significant expenses in defense of these proceedings, distract our management, increase our costs of doing business or result in the imposition of financial liability.

Our security measures or those of our associated participants could be insufficient and breached as a result of third-party action, human (including employee) errors, technological limitations, defects or vulnerabilities in our offerings or those of our third-party service providers, natural or man-made disasters, malfeasance or otherwise. In addition, although we generally have agreements relating to cybersecurity and data privacy in place with our associated participants, we do not have agreements in place with all of our associated participants. Where we do have agreements in place, they are limited in nature and we cannot assure you that such agreements will prevent the accidental or unauthorized access to or disclosure, loss, destruction, disablement or encryption of, use or misuse of or modification of data (including personal data) or enable us to obtain reimbursement from associated participants in the event we should suffer any such incidents. In addition, many of our merchants are SMBs that have limited competency regarding data security and handling requirements and may thus experience data losses. Because we do not control our associated participants and our ability to monitor their data security is limited, we cannot ensure the security measures they take will be sufficient to protect data (including personal data).

Any accidental or unauthorized access to or disclosure, loss, destruction, disablement or encryption of, use or misuse of or modification of data, cybersecurity breach or other security incident that we or our associated participants have in the past experienced, and in the future could experience, or the perception that one has occurred or may occur, could harm our reputation, reduce the demand for our products and services and disrupt normal business operations. In addition, it may require us to spend material resources to investigate or correct the breach and to prevent future security breaches and incidents, expose us to uninsured liability, increase our risk of regulatory scrutiny, expose us to legal liabilities, including litigation, regulatory enforcement, indemnity obligations or damages for contract breach, and cause us to incur significant costs, any of which could materially adversely affect our business, financial condition and results of operations. Moreover, there could be public announcements regarding any such incidents and any steps we take to respond to or remediate such incidents, and if securities analysts or investors perceive these announcements to be negative, it could have a substantial adverse effect on the price of our Subordinate Voting Shares. A significant cybersecurity breach of our systems or communications could also result in payment networks prohibiting us from processing transactions on their networks, which could materially impede our ability to conduct business, materially impact the reputation of our business and lead to a decline in demand for our products and services. In addition, our remediation efforts may not be successful. While no security incidents in the past have had a material adverse effect on our business, financial condition or results of operations, we cannot predict the impact of any such future events. These risks may increase as we continue to grow and collect, process, store and transmit increasingly large amounts of data.

Our systems and our third-party providers’ systems may fail, including due to factors beyond our control, which could interrupt our service, cause us to lose business and increase our costs.

We depend on the efficient and uninterrupted operation of numerous systems, including our computer systems, our software and that of third parties and telecommunications networks, as well as data centers and other systems of third parties. Our systems and operations or those of our associated participants could be exposed to interruptions, delays or outages from, among other things, fire, natural disaster, power loss, telecommunications failure, unauthorized entry and computer viruses. Our systems or those of third parties may also contain undetected errors or other performance problems or may fail due to human error. Although we maintain insurance policies specifically for property and business interruptions, these policies may not be adequate to cover losses arising as a result of any such interruptions. Defects in our systems or those of third parties, errors or delays in the processing of payment transactions, telecommunications failures or other difficulties could result in:

•	loss of revenue;

•	loss of clients;

•	loss or breach of merchant or consumer data;

•	loss of membership with Visa, Mastercard or other payment networks, leading to loss of our ability to access their networks;

•	fines imposed by payment networks and other issues relating to non-compliance with applicable payment network requirements;

•	fines imposed by regulators, including the FCA, the Central Bank of Cyprus and the Dutch Central Bank;

•	harm to our business or reputation resulting from negative publicity;

•	exposure to fraud losses or other liabilities;

•	additional operating and development costs;

•	diversion of technical and other resources; and/or

•

breach of contractual obligations, such as guarantees to maintain performance levels at certain levels given to many of our clients, which could harm client relationships and cause us to issue credits to clients or incur other additional liability.

Our business is also dependent on the continued growth and maintenance of the Internet’s infrastructure. There can be no assurance that the Internet’s infrastructure will continue to be able to support the demands placed on it by sustained growth in the number of users and amount of traffic. To the extent that the Internet’s infrastructure is unable to support the demands placed on it, the business of merchants, and thus our business, may be impacted. We may also be disadvantaged by the adverse effect of any delays or cancellations of private sector or government initiatives designed to expand broadband access. We, and our merchants, may be impacted by a reduction in the growth of, or a decline in, access to broadband and Internet.

We are particularly reliant on our acquiring banks to access the payment networks in the United States and Canada; on Lusis S.A. and Worldnet International for front-end processing services, on Total System Services Inc., for certain logistics and back-end processing services and on The Phoenix Group for sourcing our terminals, which are often our first point of contact with customers, as well as terminal services and deployment. We also rely on third-party data centers to host aspects of our platform and solutions, including Tango and Nuvei Gateway, among others, primarily in Montreal, Toronto, London and Amsterdam. Any interruptions, delays or outages in the services provided by these providers, or a deterioration of our relationships with them, could impact the use of, and our clients’ satisfaction with, our products and services and could harm our business and reputation. Moreover, to the extent any of these providers begins offering its services to other payment processors or others, the frequency of interruptions, delays or outages in service availability may increase. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

We have business systems that do not have full redundancy.

While much of our processing infrastructure is located in multiple redundant data centers, we have some core business systems, such as our customer relationship management systems, that are located in only one facility and do not have redundancy. An adverse event, such as damage or interruption from natural disasters, power or telecommunications failures, cybersecurity breaches, criminal acts and similar events, with respect to such systems or the facilities in which they are located could impact our ability to conduct business and perform critical functions, which could negatively impact our business, financial condition and results of operations.

If we are unable to successfully obtain, maintain, protect, enforce or otherwise manage our intellectual property and proprietary rights, we may incur significant expenses and our business may be adversely affected.

Our success depends in part, and we place considerable emphasis, on obtaining, maintaining, protecting and enforcing relevant intellectual property and proprietary rights, which may include patent, design, utility model, trademark, copyright and trade secret protection, as well as regulatory exclusivity periods and confidentiality agreements (collectively, “IP Rights”). We cannot be sure that our means of obtaining, maintaining and enforcing our IP Rights in the United States or abroad will be adequate to protect such rights against infringement, misappropriation or other violation. We may not receive protection for pending or future applications relating to IP Rights owned by or licensed to us, and the scope of protection granted under any issued or registered IP Rights may not be sufficiently broad to protect our technology, products, services, systems, brands, trademarks or information. Also, because of the rapid pace of technological change in our industry, aspects of our business and our products and services rely on technologies developed or licensed by third parties, and we may not be able to obtain or continue to obtain licenses and technologies from these third parties on reasonable terms or at all. Moreover, the laws of certain jurisdictions, including emerging countries, do not protect IP Rights to the same extent as the laws of the United States. If we cannot adequately obtain, maintain, protect or enforce our IP Rights, third parties may be able to compete more successfully against us and develop and commercialize substantially identical products, services or technologies, which could have a material adverse effect on our business, financial condition or results of operations.

Third parties may challenge, invalidate, circumvent, infringe or misappropriate our IP Rights, and such IP Rights may be lost or no longer sufficient to permit us to take advantage of current market trends or to otherwise provide competitive advantages, which could result in costly redesign efforts, discontinuance of certain service offerings or other competitive harm. Others, including our competitors, may independently develop similar technology, duplicate our products and services or design around our IP Rights, and in such cases, we could not assert our IP Rights against such parties. Moreover, third parties may infringe, misappropriate or otherwise violate IP Rights owned or licensed by us and we may assert claims against such third parties to enforce, or determine the scope and enforceability of, our IP Rights, which could result in lengthy litigation or other proceedings and could cause a diversion of resources and may not prove successful. Such third parties could also counterclaim that any IP Rights we assert are invalid or unenforceable and if such counterclaims are successful, we could lose valuable IP Rights.

We rely heavily on trade secrets and proprietary know-how to protect our products, services and technology and their development and commercialization, and rely in part on confidentiality agreements with suppliers and other partners, employees, independent contractors and consultants. However, we cannot guarantee that we have entered into such agreements with each party that has or may have had access to our trade secrets. Moreover, these agreements may be breached, and we may not have or be able to enforce adequate remedies for any such breach. There is also no guarantee that these agreements or other precautions will provide sufficient protection against any unauthorized access, use or misuse, misappropriation, counterfeiting, cloning, reverse engineering or disclosure of any of our trade secrets, proprietary know-how and any other information or technology. Trade secrets can be difficult to protect and some courts inside and outside of the United States are unwilling or less willing to protect trade secrets as compared to other forms of intellectual property. Defending against unauthorized access, use or misuse, misappropriation, counterfeiting, cloning, reverse engineering or disclosure of our technology, trade secrets, proprietary know-how and other IP Rights and technology may result in lengthy and expensive litigation or other proceedings with uncertain outcomes and cause significant disruption to our business and operations. If we are unable to obtain, maintain, protect or effectively enforce our IP Rights, it could impact the development, manufacture and commercialization of our products, services and solutions and have a material adverse effect on our business, financial condition or results of operations.

Claims by others that we have infringed their proprietary technology or other IP Rights could harm our business.

Our success depends, in part, on our ability to develop and commercialize our services and technologies without infringing, misappropriating or otherwise violating the IP Rights of third parties. However, we may not be aware that our products, services, solutions or technologies are infringing, misappropriating or otherwise violating third-party IP Rights, and such third parties may bring claims alleging such infringement, misappropriation or violation. Third parties may have issued, or may eventually issue, patents that could be infringed by our services or technology. Any of these third parties could make a claim of infringement against us with respect to our services or technology. We may also be subject to claims by third parties for breach of copyright, trademark, license usage or other IP Rights. When any such claims are asserted against us, we may seek to license the third party’s IP Rights, which could be expensive. We may be unable to obtain the necessary licenses on satisfactory terms, if at all. Any claim from third parties may result in a limitation on our ability to use the intellectual property subject to these claims or could prevent us from registering our brands as trademarks. Even if we believe that intellectual property-related claims are without merit, defending against such claims is time-consuming and expensive, and could result in the diversion of the time and attention of our management and employees. Claims of intellectual property infringement also might require us to redesign affected services, enter into costly settlement or license agreements, pay costly damage awards, change our brands or face a temporary or permanent injunction prohibiting us from importing, marketing, selling or operating certain of our services, using certain of our brands or operating our business as presently conducted. Even if we have an agreement for indemnification against such costs, the indemnifying party, if any in such circumstances, may be unable to uphold its contractual obligations.

We may be subject to adverse publicity or reputational harm, even if claims against us are later shown to be unfounded or unsubstantiated. Moreover, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have an adverse effect on the price of our Subordinate Voting Shares. The award of damages, including material royalty payments, or the entry of an injunction against the manufacture, import, marketing, sale or operation of some or all of our products or services, or our entry into any license or settlement agreement in connection with such claims could affect our ability to compete with third parties and have a material adverse effect on our business, financial condition and results of operations.

If we are unable to obtain or fail to comply with the required licenses to operate our business or experience disputes with licensors or disruptions to our business relationships with our licensors, we could lose license rights that are important to our business.

We have entered into license agreements with third parties and may need to obtain additional licenses from our existing licensors and others to advance or allow commercialization of our solutions. It is possible that we may be unable to obtain any additional licenses at a reasonable cost or on reasonable terms, if at all. In that event, we may be required to expend significant time and resources to redesign our solutions or to develop or license replacement technology, all of which may not be feasible on a technical or commercial basis. If we are unable to do so, we may be unable to develop or commercialize the affected solutions, which could disrupt and adversely affect our business.

Disputes may arise regarding intellectual property, including software and data, that is subject to a licensing agreement, including the scope of rights granted under the license agreement and other interpretation-related issues. In addition, the agreements under which we currently license intellectual property or technology from third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology or increase what we believe to be our financial or other obligations under the relevant agreement. If these events were to occur, we may lose the right to continue to use and exploit such licensed intellectual property or technology in connection with our operations and solutions, which could have a material adverse effect on our business, financial condition and results of operations.

Our use of open-source software could negatively affect our ability to sell our solutions and subject us to possible litigation.

Our solutions incorporate and are dependent to some extent on the use and development of open-source software and we intend to continue our use and development of open-source software in the future. Such open-source software is generally licensed by its authors or other third parties under so-called “open-source” licenses and is typically freely accessible, usable and modifiable.

Pursuant to such open-source licenses, we may be subject to certain conditions, including requirements that we offer our proprietary software that incorporates the open-source software for no cost, that we make available source code for modifications or derivative works we create based upon, incorporating or using the open-source software, that we license such modifications or derivative works under the terms of the particular open-source license or that we grant other licenses to our intellectual property. We seek to ensure that our proprietary software is not combined with, and does not incorporate, open-source software in ways that would require the release of the source code of our proprietary software to the public. Certain components of our platform and products incorporate software that is licensed under an open-source license which would require release of proprietary code if such platform or products was released or distributed to third parties. We take steps to ensure that such platform or products are not released or distributed but we have co-located certain such platform or products on third parties’ premises.

If an author or other third party that uses or distributes such open-source software were to allege that we had not complied with the conditions of one or more of these licenses, we could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages, enjoined from the sale of our solutions that contain or are dependent upon such open-source software and required to comply with the foregoing conditions, which could disrupt the distribution and sale of some of our solutions. Litigation could be costly for us to defend, have a negative effect on our operating results and financial condition or require us to devote additional research and development resources to change our platform. As there is little or no legal precedent or judicial interpretation governing the interpretation of many of the terms of certain of these licenses, the potential impact of these terms on our business is uncertain and may result in unanticipated obligations regarding our solutions and technologies.

Any requirement to disclose our proprietary source code, in defending our use of open-source licenses or otherwise, the termination of open-source license rights or payments of damages for breach of contract could be harmful to our business, results of operations or financial condition, and could help our competitors develop products and services that are similar to or better than ours with lower development effort and time. Alternatively, to avoid the public release of the affected portions of our source code, we could be required to expend substantial time and resources to re-engineer some or all of our software.

In addition to risks related to license requirements, use of open-source software can lead to greater risks than use of third-party commercial software, as open-source licensors generally do not provide warranties, controls on the origin or development of the software or remedies against the licensors, nor are there any guarantees of any updates to the open-source software being released, which means that some open-source software can be more susceptible to cybersecurity attacks than commercially available software. Many of the risks associated with usage of open-source software cannot be eliminated and could adversely affect our business.

It is possible that we may not be aware of all instances where open-source software has been incorporated into our proprietary software or used in connection with our solutions or our corresponding obligations under open-source licenses. We do not have open-source software usage policies or monitoring procedures in place. We rely on multiple software programmers to design our proprietary software and we cannot be certain that our programmers have not incorporated open-source software into our proprietary software that we intend to maintain as confidential or that they will not do so in the future. To the extent that we are required to disclose the source code of certain of our proprietary software developments to third parties, including our competitors, in order to comply with applicable open-source license terms, such disclosure could harm our intellectual property position, competitive advantage, results of operations and financial condition. In addition, to the extent that we have failed to comply with our obligations under particular licenses for open-source software, we may lose the right to continue to use and exploit such open-source software in connection with our operations and solutions, which could disrupt and adversely affect our business.

Risks Relating to Regulation

We are subject to costs and risks associated with new or changing laws and regulations and governmental action affecting our business.

We operate in a complex regulatory and legal environment and are subject to a wide variety of laws and regulations in the jurisdictions in which we operate. Some of the laws and regulations in Europe, the United States, the U.K. and Canada and other jurisdictions in which we operate that affect or may affect us include: those relating to anti-money laundering and cross-border and domestic money transmission; those relating to consumer products, product liability and consumer protection; those relating to foreign exchange trading and gaming and sports betting; those relating to the manner in which we advertise, market and sell products; labor and employment laws, including wage and hour laws; tax laws or interpretations thereof; bank secrecy laws; data protection and privacy laws and regulations; and securities and exchange laws and regulations. The laws and regulations specifically applicable to us may also change on the basis of a change in the nature of our products or services, or a change in the jurisdictions in which those products or services are being offered, including, but not limited to, as a result of acquisitions. There can be no guarantee that we will have sufficient resources to comply with new laws, regulations or government action, or to successfully compete in the context of a shifting regulatory environment. Moreover, these laws and regulations may change, sometimes significantly, as a result of political, economic and social events.

We also generate a significant portion of our revenue from merchants operating in the regulated gaming and sports betting and foreign exchange trading sectors. Regulations in the gaming and sports betting and foreign exchange trading sectors vary significantly among different countries and localities. In many cases, they may be unclear and may also change, sometimes dramatically. Due to the borderless nature of online gaming and sports betting and foreign exchange trading, a merchant properly licensed in its home jurisdiction may still provide services to consumers in other jurisdictions, including jurisdictions where regulations are ambiguous or where gaming, sports betting and/or foreign exchange trading are prohibited. We have policies and procedures in place that are designed to ensure that we comply with applicable local laws and regulations regarding card brands, regulated verticals and bank sponsor requirements. However, these policies and procedures may not always be effective. If we provide services, intentionally or unintentionally, to gaming and sports betting and foreign exchange trading companies that do not have proper regulatory authorizations, we could be subject to fines, penalties, reputational harm or other negative consequences. Furthermore, European Union laws, regulations and directives are sometimes incompatible with local laws in place in European Union member countries, which introduces additional uncertainty around licensing and ongoing compliance obligations into the regulatory framework. Regulators may also seek to place greater emphasis on payment service providers who provide services to gaming and sports betting and foreign exchange trading companies, which could increase these risks. Moreover, we face increased risk of liability in jurisdictions in which we have an on the ground presence, assets, personnel or funds, such as through maintaining a bank account. Violations or changes in these or other laws and regulations that we are subject to may have a material adverse effect on our business, financial condition and results of operations.

Changes in laws or regulations relating to privacy and data protection, or any actual or perceived failure by us to comply with such laws and regulations, or contractual or other obligation relating to, privacy and data protection could adversely affect our business.

We receive, generate and store significant and increasing volumes of sensitive information, such as personal data of our employees, our merchants and any end users of payment services (e.g., payers, receivers, cardholders, merchants and those who may hold funds and balance in their accounts). As we seek to build a trusted and secure platform for commerce, and as we expand our network of clients and facilitate their transactions and interactions with one another, we are and will increasingly be subject to a variety of laws, directives and regulations, as well as contractual obligations, relating to the collection, use, retention, security, disclosure, transfer, destruction, de-identification and other processing of sensitive information in the jurisdictions in which we operate. The regulatory framework for privacy, data protection and data transfers worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Applicable privacy laws and court decisions could impact our ability to transfer personal data internationally. For example, the Court of Justice of the European Union, the European Union’s highest court, concluded in July 2020 that the European Union-U.S. Privacy Shield (a mechanism for the transfer of personal data from the European Union to the U.S.) is invalid. As a result of this decision, organizations transferring personal data from the European Union to a third country, such as the United States, are now required to carry out a transfer risk assessment in order to determine whether the recipient country offers the same level of protection than the one offered in the European Union. If the recipient country offers the same level of protection, the organization implements transfer tools (e.g. standard contractual clauses). If the recipient country fails to offer the same level of protection, however, supplementary measures are required to be taken, and without such measures, the transfers may be prohibited. In addition, it is still unclear whether transfer of data from the European Economic Area to the United Kingdom will remain lawful under GDPR. On December 24, 2020, the United Kingdom and EU entered into a Trade and Cooperation Agreement, which provides for a transitional period during which the United Kingdom will be treated like an EU member state in relation to processing and transfers of personal data for four months from January 1, 2021. This may be extended by two further months. After such period, the United Kingdom will be a “third country” under the GDPR unless the European Commission adopts an adequacy decision in respect of transfers of personal data to the United Kingdom.

We publicly post documentation regarding our data privacy practices. Although we endeavor to comply with our published policies, we may at times fail to do so or be alleged to have failed to do so. The publication of our privacy policies that provide promises and assurances about privacy and security can subject us to potential government or legal action if they are found to be deceptive, unfair, or misrepresentative of our actual practices. Any failure, real or perceived, by us to comply with our posted privacy policies or with any regulatory requirements, certifications or orders or other privacy or consumer protection-related laws and regulations applicable to us could cause merchants to reduce their use of our products and services and could materially and adversely affect our business. In many jurisdictions, enforcement actions and consequences for noncompliance can be significant and are rising. Some countries also are considering or have passed legislation requiring local storage and processing of data, or similar requirements, which could increase the cost and complexity of delivering our platform.

The U.S. federal and various state government bodies and agencies have adopted or are considering adopting laws and regulations limiting or otherwise regarding the collecting, distribution, use, disclosure, storage and security of personal information. For example, in June 2018, California passed the CCPA, which became effective on January 1, 2020 and imposes stringent data privacy and data protection requirements for the data of California residents. Enforcement of the CCPA by the California Attorney General began on July 1, 2020. Among other things, it requires covered companies to provide new disclosures to California consumers and afford such consumers new data protection rights, including the ability to opt-out of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for certain data breaches that result in the loss of personal data that may increase the likelihood of, and risks associated with, data breach litigation. The effects of this legislation are potentially far-reaching and may require us to modify our data processing practices and policies and to incur substantial costs and expenses in an effort to comply.

California voters also passed a new privacy law, the California Privacy Rights Act (“CPRA”), in the November 2020 election. The CPRA significantly modifies the CCPA, including by imposing additional obligations on covered companies and expanding consumers’ rights with respect to certain sensitive personal information, potentially resulting in further uncertainty and requiring us to incur additional costs and expenses in an effort to comply prior to the 2023 effective date. The CPRA also creates a new state agency that will be vested with authority to implement and enforce the CCPA and the CPRA. More recently, Virginia passed the Virginia Consumer Data Protection Act (“VCDPA”), which also includes increased protections for Virginia residents and goes into operation in 2023. Aspects of the CCPA, the CPRA, the VCDPA, and other laws and regulations relating to data protection, privacy and information security, as well as their enforcement, remain unclear, and we may be required to modify our practices in an effort to comply with them.

The CCPA, CPRA and VCDPA could mark the beginning of a trend toward more stringent privacy legislation in the United States. The CCPA has prompted a number of proposals for federal and state privacy legislation that, if passed, could increase our potential liability, add layers of complexity to compliance in the U.S. market, increase our compliance costs and adversely affect our business.

Privacy laws inspired by the CCPA have also been introduced in a number of other states. Internationally, laws and regulations in many jurisdictions apply broadly to the collection, use, storage, disclosure and security of data that identifies or may be used to identify or locate an individual, such as names, email addresses and, in some jurisdictions, Internet Protocol, or IP addresses. For example, we are subject to Canada’s PIPEDA, and the analogous provincial laws, which similarly impose data privacy and security obligations on our processing of personal data. In December 2019, Canadian Ministers were mandated to draft and implement a new bill to reform PIPEDA providing expressly for the establishment of new rights related to privacy, such as personal data portability, the ability to remove, delete and erase personal data and the ability to withdraw consent to the exchange or sale of personal data, notably.

We are also subject to Québec’s Act respecting the protection of personal information in the private sector (the “Private Sector Act”). On June 12, 2020, the Government of Québec tabled Bill 64, an Act to modernize legislative provisions as regards the protection of personal information (“Bill 64”), which proposes major amendments to the Private Sector Act, notably, to impose new obligations on Québec businesses while significantly increasing the powers of its supervisory authority. Should Bill 64 pass, the Québec privacy regime for private companies would become more onerous, as new proposed penal provisions would introduce fines of either up to $25,000,000 or 4% of worldwide turnover for the preceding fiscal year, whichever sum is greater. Additionally, the proposed amendments include organizations’ duty to adopt corporate governance rules regarding the protection of personal information, organizations’ duty to report and log “confidentiality incidents”, requirements to assess privacy-related factors with regard to information systems and electronic service delivery projects, and many others.

The European Parliament and the Council of the European Union in 2016 adopted the European Union’s GDPR, which came into effect in May 2018, superseding the European Union Data Protection Directive, and imposing more stringent data privacy and data protection requirements. The GDPR introduced numerous privacy-related changes for companies whose processing is subject to the GDPR, including greater control for data subjects (such as the “right to be forgotten”), increased data portability for data subjects and increased fines. The GDPR authorizes fines for certain violations of up to 4% of global annual revenue or €20 million, whichever is greater. Further, while the U.K. enacted the Data Protection Act 2018 in May 2018 that supplements the GDPR, which will continue to regulate the protection of personal data in the same way post-Brexit through the U.K. GDPR. Brexit has created uncertainty with regard to the future of regulation of data protection in the U.K. Indeed, the U.K. government recently announced its intention to adopt a more flexible approach to the regulation of data, and as a result there remains a risk of future divergence between the EU and U.K. data protection regimes.

In July 2020, the Court of Justice of the European Union (“CJEU”) issued a ruling regarding the validity of the primary mechanism that we use to safeguard transfers of personal data sent from the EU and the U.K. (i.e., the European Commission-approved standard contractual clauses). Following the CJEU’s ruling, we may be unable in certain cases to transfer personal data outside the EU and the U.K. without a defined lawful mechanism under the GDPR or the Data Protection Act 2018. While regulatory guidance on complying with the CJEU’s ruling is expected to be released shortly, it is unclear currently how data protection authorities, courts and our counterparties will view or enforce any such potential or actual non-compliance.

On January 1, 2021, the U.K. became a third country for the purposes of EU law, such that transfers of personal data from the EU to the U.K. are permitted only where there is a lawful mechanism under the GDPR. In February 2021, the European Commission issued a draft finding of data protection adequacy for the U.K., which is currently being assessed by the European Data Protection Board and will thereafter require approval from representatives of the EU’s Member States. If the draft finding is not finalized by June 30, 2021, or the U.K. otherwise does not receive an adequacy finding, we will be required to safeguard transfers of personal data sent from the EU to the U.K. through the use of European Commission standard contractual clauses or other approved mechanisms. This will impose legal and compliance costs for us and could result in additional legal and regulatory risk where such transfers are not conducted in accordance with the GDPR and the requirements set out in the CJEU’s ruling.

Complying with CCPA, PIPEDA, the Private Sector Act, the GDPR, the Data Protection Act 2018 and the U.K. GDPR or other laws, regulations or other obligations relating to privacy, data protection, data transfers, data localization, or information security may cause us to incur substantial operational costs or require us to modify our data practices. Non-compliance could result in proceedings against us by governmental entities or others, could result in substantial fines or other liability, and may otherwise adversely affect our business, financial condition and results of operations.

Additionally, some statutory requirements, both in the United States and abroad include obligations for companies to notify individuals of security breaches involving particular personal information, which could result from breaches experienced by us or our service providers. For example, laws in all 50 U.S. states require businesses to provide notice to customers whose personal data has been disclosed as a result of a data breach in some circumstances. The laws are not consistent, and compliance in the event of a widespread data breach is difficult and may be costly. States are also frequently amending existing laws, requiring attention to frequently changing regulatory requirements. The GDPR also contains data breach notification requirements. Any actual or perceived security breach could harm our reputation and brand, expose us to potential liability, result in a fine from payment networks or loss of PCI accreditation or require us to expend significant resources on data security and in responding to any such actual or perceived breach. Any contractual protections we may have from our service providers may not be sufficient to adequately protect us from any such liabilities and losses, and we may be unable to enforce any such contractual protections.

In addition to government regulation, privacy advocates and industry groups have and may in the future propose self-regulatory standards from time to time. These and other industry standards may legally or contractually apply to us, or we may elect to comply, or facilitate our merchants’ compliance, with such standards. Additionally, our customers and prospective customers have required, and may in the future require, us to comply with certain privacy, data protection and information security standards, including with respect to our data encryption practices, and we may undertake contractual commitments to adhere to such standards. We expect that there will continue to be new proposed laws and regulations and guidance concerning privacy, data protection and information security, and we cannot yet determine the impact such future laws, regulations, standards and guidance may have on our business. New laws, amendments to or re-interpretations of existing laws, regulations, industry standards, guidance, contractual obligations, customer expectations and other obligations may require us to incur additional costs and restrict our business operations. Because the interpretation and application of laws, standards, contractual obligations and other obligations relating to privacy and data protection are still uncertain, it is possible that these obligations may be interpreted and applied in a manner that varies by jurisdiction and/or that is inconsistent with our data privacy policies and procedures, including with respect to our data encryption practices, or the features of our platform. If so, we may face fines, lawsuits, regulatory investigations, imprisonment of company officials and public censure, other claims and penalties, significant costs for remediation and damage to our reputation. We could also be required to fundamentally change our business activities and practices, which could adversely affect our business. We may be unable to make such changes and modifications in a commercially reasonable manner, or at all. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, policies and guidance that are applicable to the businesses of our merchants may limit the use and adoption of, and reduce the overall demand for, our services. Any inability to adequately address privacy, data protection, or information security-related concerns, even if unfounded, or to successfully negotiate related contractual terms with merchants, or to comply with applicable laws, regulations, policies, standards and guidance relating to privacy, data protection and information security, including those with which we elect to comply, could result in additional cost and liability to us, harm our reputation and brand, damage our relationship with important providers and adversely affect our business, financial condition and results of operations.

Our business is subject to complex and evolving requirements and oversight related to our provision of payments services and other financial services.

The laws, rules and regulations that govern our business include, or may in the future include, those relating to banking, deposit-taking, cross-border and domestic money transmission, payment card networks, currency exchange, payments services (such as payment processing and settlement services), consumer financial protection, commercial electronic messaging, anti-money laundering, terrorist financing, escheatment and other standards or requirements imposed by regulators or the payment networks. For example, the payment networks require compliance with the PCI Data Security Standard, a set of industry requirements designed to ensure that companies that process, store, or transmit payment card information maintain a secure environment to protect cardholder data, as well as, in Canada, the Code. These laws, rules, regulations, standards and requirements are enforced by multiple authorities, governing bodies and organizations in Europe, the United States, the U.K. and Canada and the other jurisdictions in which we operate. As our business continues to develop and expand, we may become subject to additional requirements, which may limit or change how we conduct our business.

Our activities in the European Union are subject to the PSD2, implemented in both the U.K. in 2017 (by the Payment Services Regulations 2017) and the Republic of Cyprus in 2018 with a view to bringing regulation up to date with developments in the payment services industry, to promote further innovation and to improve consumer protection. SafeCharge Limited, a wholly-owned subsidiary of SafeCharge, is an Electronic Money Institution authorized and regulated by the Central Bank of Cyprus and has obtained permission under the U.K. FCA’s Temporary Permissions Regime to continue providing payment services to merchants in the U.K. following the end of the transitional period for the U.K.’s withdrawal from the European Union on December 31, 2020. In addition, SafeCharge Financial, another wholly-owned subsidiary of SafeCharge, is authorized by the U.K. FCA as a Payment Institution. The authorization allows SafeCharge Financial to provide payments services in the U.K. in accordance with the Payment Services Regulations 2017. Regulatory reform in either jurisdiction could increase the cost of our operations or deny access to certain territories in the provision of certain services. As a result of the U.K.’s withdrawal from the European Union and the absence of an agreement between the U.K. and European Union with respect to financial services, SafeCharge Financial’s cross-border passporting rights, which allowed it to provide payment services throughout the European Union, ceased to be available from the end of 2020.

The Smart2Pay Transaction entailed the acquisition of its regulated subsidiary, Smart2Pay Regco, which is licensed as a payment services provider by the Dutch Central Bank to provide payment services 3 and 5 as referred to in PSD2. Continued compliance with the Dutch Central Bank’s rules entails additional costs and regulatory reform in the Netherlands could further increase the cost of our operations in that jurisdiction.

We believe that our activities in the United States and Canada do not require a charter or license from federal, state, or provincial financial regulatory authorities to conduct our activities in the United States or Canada. However, in 2018, the Canadian federal government restated its intent to introduce legislation to implement a new federal retail payments oversight framework (similar to PSD2). If implemented, the framework would require payment service providers to establish sound operational risk management practices and to protect users’ funds against losses, plus registration, which would represent a significant development in the Canadian payments landscape and require additional time and effort be spent to develop, implement and monitor such practices in Canada.

If we are found to have engaged in financial services activities requiring a charter or a license without having obtained such charter or license, we could be subject to civil and criminal fines, penalties, costs, legal fees, reputational damage or other negative consequences. For example, we could be required to change our business practices in order to comply with additional laws and regulations, including those related to anti-money laundering and terrorist financing, or could be forced to cease engaging in such regulated activity entirely. This could adversely affect our business, financial condition and results of operations.

The Payment Networks Act (Canada) has been enacted with a view to regulating national payment networks and their commercial practices. While this act refers to acquirers, it does not apply directly to them. However, it does contain various regulatory powers which have not yet been carried out, as the Code was adopted in lieu of regulations and relies on voluntary compliance. Canadian payment networks, issuers and acquirers abide by it mainly as a result of payment network rules. The stated purpose of the Code is to ensure that merchants are fully aware of the costs associated with accepting credit and debit card payments, provide merchants with increased pricing flexibility to encourage consumers to choose the lowest-cost payment option, and allow merchants to freely choose which payment options they will accept. There are 13 policy elements included in the Code, including requirements that merchant-acquirer agreements and monthly statements include a sufficient level of detail and are easy to understand, that merchants will receive a minimum of 90 days’ notice of any fee increases or the introduction of a new fee related to any credit or debit card transactions, or a reduction in applicable interchange rates, and that following notification of a fee increase or the introduction of a new fee, or a reduction in applicable interchange rates not passed on to merchants, merchants will be allowed to cancel their contracts without penalty.

The U.S. CFPB is the U.S. federal financial regulator with authority over the provision of consumer financial products and services (including many offered by our merchants or partners). Although we are not directly subject to the CFPB’s supervisory authority, the rules issued by the CFPB that apply to our merchants or partners may require us to adjust our activities and may increase our compliance costs. In addition, because we provide data processing services to banks and other financial institutions, we are or may become subject to indirect inquiries from the CFPB or from federal or state banking regulators. To comply with their regulatory obligations, these banks and other financial institutions may be required to perform appropriate due diligence on us and our activities, evaluate our risk management, information security, and information management systems, and conduct ongoing monitoring of our performance and our ability to deliver services.

In addition, all persons engaged in commerce in the United States, including, but not limited to, us, our merchants and our bank partners, are subject to Section 5 of the Federal Trade Commission Act prohibiting unfair or deceptive acts or practices, or UDAP. The Federal Trade Commission, or FTC, has authority to take action against nonbanks that engage in UDAP. We are also subject to various other consumer protection laws and related regulations in the markets in which we operate, and we may be subject to lawsuits from time to time relating to such laws and regulations. If we are subject to similar suits in the future or are found to have breached any consumer protection laws or regulations in any such market, this could have an adverse effect on our reputation, business, financial condition or results of operations.

We may be subject to fines or other penalties levied by regulators in one or more jurisdictions for failing to comply with applicable rules and regulations. In addition we could be subject to significant criminal and civil lawsuits, forfeiture of significant assets or other enforcement actions, including loss of licensure in a given jurisdiction. We could also be required to make changes to our business practices or compliance programs as a result of regulatory scrutiny. Moreover, any perceived or actual breach of compliance by us with respect to applicable laws, rules, and regulations could have a significant impact on our reputation and could cause us to lose existing clients, prevent us from obtaining new clients, require us to expend significant funds to remedy problems caused by breaches and to avert further breaches and expose us to legal risk and potential liability.

Failure to comply with the CFPOA, the U.S. FCPA, anti-money laundering economic and trade sanctions regulations, and similar laws and regulations could subject us to penalties and other adverse consequences.

We operate our business in several countries where companies often engage in business practices that are prohibited by Canadian, U.S. and other laws and regulations applicable to us. We are subject to anti-corruption laws and regulations, including the CFPOA, the FCPA, the U.K. Bribery Act, the USA PATRIOT Act of 2001 and other laws that prohibit the making or offering of improper payments, including anti-bribery provisions in the Criminal Code of Canada and those enforced by the U.S. Department of Justice. These laws prohibit improper payments or offers, including payments to governments, officials and business entities for the purpose of obtaining or retaining business. There can be no assurance that our employees, consultants and agents, including those that may be based in or from countries where practices that violate Canadian, U.S. or other laws may be customary or commonplace, will not take actions in violation of our policies for which we may be ultimately responsible.

In addition, we are subject to certain anti-money laundering laws and regulations. In some jurisdictions, we are directly subject to these regulations. In other cases, we are contractually required to comply with certain laws and regulations to which our bank partners are subject. These laws and regulations, including the Canadian PCMLTFA and its related regulations, the U.S. Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, and the Anti-Money Laundering Act of 2020, typically require businesses to develop and implement risk-based anti-money laundering programs, report large cash transactions and suspicious activity, and maintain transaction records.

We are also subject to certain economic and trade sanctions programs that are administered by the Special Economic Measures Act in Canada and the U.S. Treasury Department’s OFAC, which prohibit or restrict transactions to or from or dealings with specified countries, their governments, and in certain circumstances, their nationals, and with individuals and entities that are specially designated nationals of those countries, narcotics traffickers, and terrorists or terrorist organizations. Similar anti-money laundering and sanctions laws apply to movements of currency and payments through electronic transactions and to dealings with persons specified in lists maintained by the country equivalents to OFAC lists in several other countries and entail specific data retention obligations to be observed by intermediaries in the payment process. Our businesses in those jurisdictions are subject to those data retention obligations.

Failure to comply with any of these laws or regulations or changes in the legal or regulatory environment, including changing interpretations and implementations of new or varying regulatory requirements, may result in significant financial or other penalties. We may also face significant criminal and civil lawsuits, forfeiture of significant assets or other enforcement actions, including loss of licensure in a given jurisdiction, or reputational damage, which could cause us to lose existing clients or prevent us from obtaining new clients or otherwise adversely affect our business, financial condition or results of operations. We could also be required to make changes to our business practices or compliance programs as a result of regulatory scrutiny. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

Changes in tax laws and regulations or trade rules may impact our effective tax rate and may adversely affect our business, financial condition and operating results.

We operate on a global basis and have business operations in a number of different tax jurisdictions. Changes in our tax profile due to acquisitions or changes in tax legislation and rates in jurisdictions in which we operate may adversely affect our business, financial condition and operating results. Additionally, there is uncertainty with respect to tax and trade policies, tariffs and government regulations affecting trade between countries. Major developments in tax policy or trade relations, such as the Canada-United States-Mexico Agreement (the “CUSMA”) which came into effect on July 1, 2020, the disallowance of tax deductions for imported merchandise or the imposition of unilateral tariffs on imported products, could have a material adverse effect on our growth opportunities, business and results of operations. Regarding the CUSMA, in April 2020 all three countries provided formal notification that their respective internal ratification processes were complete. Since July 1, 2020, the CUSMA replaced the North American Free Trade Agreement. The impact of CUSMA on our business and operations remains uncertain.

We previously have participated in government programs in Canada that provide investment tax credits based upon qualifying research and development expenditures. If taxation authorities successfully challenge such expenses or the correctness of such income tax credits claimed, our historical operating results could be adversely affected.

We currently conduct activities through our subsidiaries pursuant to transfer pricing arrangements. If two or more affiliated companies are located in different countries, the tax laws or regulations of each country generally will require that transfer prices be the same as those between unrelated companies dealing at arm’s length. While we believe that we operate in compliance with applicable transfer pricing laws and intend to continue to do so, our transfer pricing procedures are not binding on applicable tax authorities. If tax authorities in any of these countries were to successfully challenge our transfer prices as not reflecting arm’s length transactions, they could require us to adjust our transfer prices and thereby reallocate our income to reflect these revised transfer prices, which could result in a higher tax liability to us.

Risks Relating to Our Subordinate Voting Shares

If our Subordinate Voting Share price fluctuates, you could lose a significant part of your investment.

The stock market in general has experienced substantial price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies affected. These broad market and industry factors may materially harm the market price of our Subordinate Voting Shares, regardless of our operating performance. In the past, following periods of volatility in the market price of certain companies’ securities, securities class action litigation has been instituted against these companies. This litigation, if instituted against us, could adversely affect our financial condition or results of operations. If a market is not maintained, the liquidity and price of our Subordinate Voting Shares could be seriously harmed.

Sales of substantial amounts of our Subordinate Voting Shares in the public market, or the perception that these sales may occur, could cause the market price of our Subordinate Voting Shares to decline.

Sales of substantial amounts of our Subordinate Voting Shares in the public market could occur at any time after the expiration of the 180-day contractual lock-up period described in the paragraph below. These sales, or the market perception that these sales may occur, could cause the market price of our Subordinate Voting Shares to decline. This could also impair our ability to raise additional capital through the sale of our equity securities.

Under our Articles, we are authorized to issue an unlimited number of Multiple Voting Shares and Subordinate Voting Shares, of which 92,247,808 Multiple Voting Shares and 45,924,637 Subordinate Voting Shares were outstanding as of December 31, 2020. In connection with the completion of the IPO, we, each of our directors, executive officers and other current shareholders, and their respective associates and affiliates holding securities of the Company entered into a lock-up agreement pursuant to which we agreed not to offer, sell, or dispose of any shares of our share capital or securities convertible into or exchangeable or exercisable for any shares of our share capital during the 180-day period following the date of the IPO (the “Lock-Up Agreements”). The IPO Joint Active Bookrunners, however, may, in their sole discretion, permit us, our directors, executive officers and current shareholders who are subject to these Lock-Up Agreements to sell shares prior to the expiration of the Lock-up Agreements. Following the expiration of the 180-day period, these shares will be available for sale in the public markets subject to restrictions under applicable securities laws. In addition, as of the date hereof, there are outstanding options to acquire our Subordinate Voting Shares. The Subordinate Voting Shares subject to these options will, to the extent permitted by any applicable vesting requirements, lock-up agreements and restrictions under applicable securities laws, also become eligible for sale in the public market. We also granted registration rights to our Principal Shareholders pursuant to the Investor Rights Agreement. If a large number of our Subordinate Voting Shares or securities convertible into our Subordinate Voting Shares are sold in the public market after they become eligible for sale, or there is a perception that such sales could occur, the trading price of our Subordinate Voting Shares could decline and impede our ability to raise future capital. Further, we cannot predict the size of future issuances of our shares or the effect, if any, that future sales and issuances of shares would have on the market price of our Subordinate Voting Shares.

Limitations imposed by the FCA, the Central Bank of Cyprus and the Dutch Central Bank on the right to own our securities may result in sanctions being imposed on our regulated subsidiaries and an acquiror of such securities in the event of non-compliance by such acquiror, and may reduce the value of our Subordinate Voting Shares.

Several of the Company’s indirect subsidiaries are subject to regulatory supervision, including the requirement to obtain prior consent when a person holds, acquires or increases a qualifying holding in those entities. See “Business of NUVEI—Regulatory Environment—Payment Services and Electronic Money Regulation” and “Description of share capital – Limitations on the Right to Own Securities”. On the basis of these regulations, no person may hold or acquire, alone or together with others, a direct or indirect stake of 10% or more of our shares, 10% of the voting rights attached to our shares, or exercise, directly or indirectly, an equivalent degree of control in us (or increase an existing holding of 10% or more of our shares or the voting rights attached to our shares crossing a control threshold (20%, 30% or 50%)) without first obtaining the prior approval of the FCA and the Central Bank of Cyprus and a prior declaration of no objection from the Dutch Central Bank.

Non-compliance with those requirements constitutes an offense that may lead to criminal prosecution, as well a violation of applicable laws governing the payment services and electronic money industry in the relevant jurisdictions, which may lead to instructions, penalties and sanctions against the Company’s regulated subsidiaries as well as the person seeking to hold, acquire or increase the qualifying holding (including, but not limited to, substantial fines and prison sentences), may subject the relevant transactions to cancellation or forced sale, and may result in increased regulatory compliance requirements or other potential regulatory restrictions on our business (including in respect of matters such as corporate governance, restructurings, mergers and acquisitions, financings and distributions), enforced suspension of operations, cancellation of corporate resolutions made on the basis such qualifying holding, restitution to customers, removal of board members, suspension of voting rights and variation, cancellation or withdrawal of licenses and authorizations. If any of this were to occur, it could damage our reputation, limit our growth and materially and adversely affect our business, financial condition and results of operations.

In addition, uncertainty and inconvenience created by those requirements may discourage potential investors from acquiring 10% or more of our Subordinate Voting Shares, which may in turn reduce the value of the Subordinate Voting Shares.

If we fail to implement and maintain effective internal controls over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud.

Prior to the IPO, we were a private company with limited accounting personnel and other resources to address our internal control over financial reporting and procedures. Since the IPO, we have been subject to reporting and other obligations under applicable Canadian securities laws, including National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings (“NI 52-109”), and the rules of the TSX. These reporting and other obligations place significant demands on our management, administrative, operational and accounting resources. In order to meet such requirements, we have, among other things, established systems, implemented financial and management controls, reporting systems and procedures and hired qualified accounting and finance staff, and may be required to do so in the future. However, if we are unable to accomplish any necessary objectives in a timely and effective manner, our ability to comply with our financial reporting obligations and other rules applicable to reporting issuers could be impaired. Moreover, any failure to maintain effective internal controls could cause us to fail to satisfy our reporting obligations or result in material misstatements in our financial statements. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results could be materially adversely affected which could also cause investors to lose confidence in our reported financial information, which could result in a reduction in the market price of our Subordinate Voting Shares.

We do not expect that our disclosure controls and procedures and internal controls over financial reporting will prevent all error and fraud. A control system, no matter how well-designed and implemented, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Due to the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues within an organization are detected. The inherent limitations include the realities that judgments in decision making can be faulty, and that breakdowns can occur because of simple errors or mistakes. Controls can also be circumvented by individual acts of certain persons, by collusion of two or more people or by management override of the controls. Due to the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and may not be detected in a timely manner or at all.

We will incur significant expenses and devote other significant resources and management time as a result of being a public company, which may negatively impact our financial performance and could cause our results of operations and financial condition to suffer.

We will incur significant legal, accounting, insurance and other expenses as a result of being a public company. The rules implemented by the AMF, the securities regulators in each of the other provinces and territories of Canada and the TSX, have required changes in corporate governance practices of public companies. We expect that compliance with these laws, rules and regulations will substantially increase our expenses, including our legal and accounting costs, and make some activities more time-consuming and costly. Moreover, the securities regulators in Canada and the TSX may adopt new rules and regulations relating to information disclosure, financial reporting and controls and corporate governance in the future, which could subject us to additional increases in legal, accounting and other compliance costs. The new obligations of being a public company will require attention from our senior management and could divert their attention away from the day-to-day management of our business. Given that most of the individuals who now constitute our management team have limited experience managing a publicly traded company and complying with the increasingly complex laws pertaining to public companies, initially, these new obligations could demand even greater attention.

We also expect these laws, rules and regulations to make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our Board or as officers.

As a result of the foregoing, we expect a substantial increase in legal, accounting, insurance and certain other expenses in the future, which will negatively impact our financial performance and could cause our results of operations and financial condition to suffer. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our Subordinate Voting Shares, fines, sanctions and other regulatory action and potentially civil litigation.

If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, the price of our Subordinate Voting Shares and our trading volume could decline.

The trading market for our Subordinate Voting Shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our company. If no or too few securities or industry analysts commence coverage of our company, the trading price for our Subordinate Voting Shares would likely be negatively affected. In the event that securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our Subordinate Voting Shares or publish inaccurate or unfavorable research about our business, the price of our Subordinate Voting Shares would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our Subordinate Voting Shares could decrease, which might cause the price of our Subordinate Voting Shares and trading volume to decline.

Each of Novacap, CDPQ and our Chief Executive Officer beneficially owns a significant amount of our shares and may have interests that differ from, or may take actions that are not in the interests of, other shareholders.

Each of Novacap, CDPQ and our Chief Executive Officer holds approximately 39.88%, 23.04% and 37.08%, respectively, of our Multiple Voting Shares and 37.99%, 21.95% and 35.32%, respectively, of our outstanding voting rights. Novacap, CDPQ and our Chief Executive Officer will therefore have significant influence over our management and affairs and over all matters requiring shareholder approval, including the election of directors and significant corporate transactions. Novacap has the right to designate two (2) members to our Board, CDPQ has the right to designate one (1) member to our Board and our Chief Executive Officer has a seat on the Board and the right to designate one (1) additional member to our Board. Circumstances may occur in which the interests of Novacap, CDPQ and/or our Chief Executive Officer could be in conflict with the interests of other shareholders, and any of Novacap, CDPQ or our Chief Executive Officer would have significant influence to cause us to take actions that align with their interests.

Additionally, Novacap and CDPQ are in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. Novacap and CDPQ may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. Our Audit Committee is responsible for reviewing all related party transactions for potential conflict of interest situations and approving all such transactions. Our Audit Committee consists of directors who are independent as required by applicable Canadian securities regulation and the TSX Company Manual, subject to the permitted phase-in period afforded by such rules. In addition, our code of ethics contains provisions designed to address conflicts of interest. However, such provisions may not be effective in limiting Novacap and CDPQ’s significant influence over us.

The dual-class structure contained in our Articles has the effect of concentrating voting control and the ability to influence corporate matters with Novacap, CDPQ and our Chief Executive Officer.

Our Multiple Voting Shares have 10 votes per Multiple Voting Share and our Subordinate Voting Shares have one vote per Subordinate Voting Share. Shareholders who hold Multiple Voting Shares, including Novacap, CDPQ and, indirectly, our Chief Executive Officer, will together hold approximately 95.26% of the voting rights of our outstanding voting shares and therefore have significant influence over our management and affairs and over all matters requiring shareholder approval, including the election of directors and significant corporate transactions. In addition, the Principal Shareholders entered into the Investor Rights Agreement providing for certain director nomination rights and registration rights. See “Material contracts – Investor Rights Agreement.”

In addition, because of the 10-to-1 voting ratio between our Multiple Voting Shares and Subordinate Voting Shares, the holders of our Multiple Voting Shares continue to control a majority of the combined voting rights of our voting shares although the Multiple Voting Shares represent a substantially reduced percentage of our total outstanding voting shares. The concentrated voting control of holders of our Multiple Voting Shares limits the ability of our subordinate voting shareholders to influence corporate matters for the foreseeable future, including the election of directors as well as with respect to decisions regarding amending our share capital, creating and issuing additional classes of shares, making significant acquisitions, selling significant assets or parts of our business, merging with other companies and undertaking other significant transactions. As a result, holders of Multiple Voting Shares have the ability to influence or control many matters affecting us and actions may be taken that our subordinate voting shareholders may not view as beneficial. The market price of our Subordinate Voting Shares could be adversely affected due to the significant influence and voting rights of the holders of Multiple Voting Shares. Additionally, the significant voting interest of holders of Multiple Voting Shares may discourage transactions involving a change of control, including transactions in which an investor, as a holder of the Subordinate Voting Shares, might otherwise receive a premium for the Subordinate Voting Shares over the then-current market price, or discourage competing proposals if a going private transaction is proposed by one or more holders of Multiple Voting Shares.

Future transfers by holders of Multiple Voting Shares, other than permitted transfers to such holders’ respective affiliates or direct family members or to other permitted holders, will result in those Multiple Voting Shares automatically converting to Subordinate Voting Shares, which will have the effect, over time, of increasing the relative voting rights of those holders who retain their Multiple Voting Shares. See “Description of share capital – Subordinate Voting Shares and Multiple Voting Shares – Conversion”.

We do not anticipate paying any cash dividends in the foreseeable future.

We currently intend to retain our future earnings, if any, for the foreseeable future, to fund the operation of our business and future growth. We do not intend to pay any dividends to holders of our Subordinate Voting Shares for the foreseeable future. As a result, capital appreciation in the price of our Subordinate Voting Shares, if any, will be your only source of gain on an investment in our Subordinate Voting Shares.

Our by-laws provide that any derivative actions, actions relating to breach of fiduciary duties and other matters relating to our internal affairs will be required to be litigated in the Province of Québec, which could limit your ability to obtain a favorable judicial forum for disputes with us.

We have adopted a forum selection by-law that provides that, unless we consent in writing to the selection of an alternative forum, the Superior Court of the Province of Québec, Canada and appellate Courts therefrom (or, failing such Court, any other “court” as defined in the CBCA having jurisdiction, and the appellate Courts therefrom), will be the sole and exclusive forum for: any derivative action or proceeding brought on our behalf; any action or proceeding asserting a breach of fiduciary duty owed by any of our directors, officers or other employees to us; any action or proceeding asserting a claim arising pursuant to any provision of the CBCA or our Articles or by-laws; or any action or proceeding asserting a claim otherwise related to our “affairs” (as defined in the CBCA). Our forum selection by-law also provides that our securityholders are deemed to have consented to personal jurisdiction in the Province of Québec and to service of process on their counsel in any foreign (non-Canadian) action initiated in violation of our by-law. Therefore, it may not be possible for securityholders to litigate any action relating to the foregoing matters outside of the Province of Québec.

Our forum selection by-law seeks to reduce litigation costs and increase outcome predictability by requiring derivative actions and other matters relating to our affairs to be litigated in a single forum. While forum selection clauses in corporate charters and by-laws are becoming more commonplace for public companies in the United States and have been upheld by courts in certain states, they are untested in Canada. It is possible that the validity of our forum selection by-law could be challenged and that a court could rule that such by-law is inapplicable or unenforceable. If a court were to find our forum selection by-law inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions and we may not obtain the benefits of limiting jurisdiction to the courts selected.

Provisions of our Articles and by-laws and certain Canadian legislation could delay or deter a change of control, limit attempts by our shareholders to replace or remove our current senior management and affect the market price of our Subordinate Voting Shares.

Our Articles authorize our Board to issue an unlimited number of Preferred Shares without shareholder approval and to determine the rights, privileges, restrictions and conditions granted to or imposed on any unissued series of Preferred Shares. Those rights may be superior to those of our Subordinate Voting Shares and Multiple Voting Shares. For example, Preferred Shares may rank prior to Subordinate Voting Shares and Multiple Voting Shares as to dividend rights, liquidation preferences or both, may have full or limited voting rights and may be convertible into Subordinate Voting Shares. If we were to issue a significant number of Preferred Shares, these issuances could deter or delay an attempted acquisition of us or make the removal of management more difficult. Issuances of Preferred Shares, or the perception that such issuances may occur, could cause the trading price of our Subordinate Voting Shares to drop.

We may issue additional Subordinate Voting Shares and Multiple Voting Shares and such issuance will result in immediate dilution to existing shareholders.

Our Articles permit us to issue an unlimited number of Subordinate Voting Shares and Multiple Voting Shares. We anticipate that we will, from time to time, issue additional Subordinate Voting Shares or other securities convertible or exercisable for Subordinate Voting Shares, including pursuant to the exercise of stock options. Subject to the requirements of the TSX, we will not be required to obtain the approval of shareholders for the issuance of additional Subordinate Voting Shares or other securities convertible or exercisable for Subordinate Voting Shares. Although the rules of the TSX generally prohibit us from issuing additional Multiple Voting Shares, there may be certain circumstances where additional Multiple Voting Shares may be issued, including pursuant to the exercise of the subscription rights attached to the Multiple Voting Shares described under “Description of share capital – Subordinate Voting Shares and Multiple Voting Shares – Subscription Rights”. Any further issuances of Subordinate Voting Shares, Multiple Voting Shares or other securities convertible or exercisable for Subordinate Voting Shares or Multiple Voting Shares will result in immediate dilution to existing shareholders. Furthermore, issuances of a substantial number of additional Subordinate Voting Shares, Multiple Voting Shares or other securities convertible or exercisable for Subordinate Voting Shares or Multiple Voting Shares, or the perception that such issuances could occur, may adversely affect the prevailing market price for the Subordinate Voting Shares. Additionally, any further issuances of Multiple Voting Shares may significantly lessen the combined voting rights of our Subordinate Voting Shares due to the 10-to-1 voting ratio between our Multiple Voting Shares and Subordinate Voting Shares.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our securities in Fiscal 2018, Fiscal 2019 and Fiscal 2020 and do not currently anticipate paying any cash dividends on our securities, including the Subordinate Voting Shares, in the foreseeable future. We currently intend to reinvest our earnings to finance the growth of our business. Any future determination to declare cash dividends on our securities will be made at the discretion of our Board, subject to applicable Canadian laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions and other factors that our Board may deem relevant. See “Risk factors – We do not anticipate paying any cash dividends in the foreseeable future.”.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital summarizes certain provisions contained in our articles of amalgamation (as amended) (the “Articles”) and by-laws. These summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our Articles and by-laws.

Authorized Share Capital

Our authorized share capital consists of (i) an unlimited number of Subordinate Voting Shares, of which 45,924,637 were issued and outstanding as of December 31, 2020, (ii) an unlimited number of Multiple Voting Shares, of which 92,247,808 were issued and outstanding as of December 31, 2020 and (iii) an unlimited number of Preferred Shares, issuable in series, none of which were outstanding as of December 31, 2020. The Subordinate Voting Shares are “restricted securities” within the meaning of such term under applicable securities laws in Canada.

Subordinate Voting Shares and Multiple Voting Shares

Except as described herein, the Subordinate Voting Shares and the Multiple Voting Shares have the same rights, are equal in all respects and are treated by Nuvei as if they were one class of shares.

Rank

The Subordinate Voting Shares and Multiple Voting Shares rank pari passu with respect to the payment of dividends, return of capital and distribution of assets in the event of the liquidation, dissolution or winding up of the Company. In the event of the liquidation, dissolution or winding-up of the Company or any other distribution of its assets among its shareholders for the purpose of winding-up its affairs, whether voluntarily or involuntarily, the holders of Subordinate Voting Shares and the holders of Multiple Voting Shares are entitled to participate equally, share-for-share, in the remaining property and assets of the Company available for distribution to the holders of shares, without preference or distinction among or between the Subordinate Voting Shares and the Multiple Voting Shares, subject to the rights of the holders of any Preferred Shares.

Dividends

The holders of outstanding Subordinate Voting Shares and Multiple Voting Shares are entitled to receive dividends on a share-for-share basis at such times and in such amounts and form as our Board may from time to time determine, but subject to the rights of the holders of any Preferred Shares, without preference or distinction among or between the Subordinate Voting Shares and the Multiple Voting Shares. We are permitted to pay dividends unless there are reasonable grounds for believing that: (i) we are, or would after such payment be, unable to pay our liabilities as they become due; or (ii) the realizable value of our assets would, as a result of such payment, be less than the aggregate of our liabilities and stated capital of all classes of shares. In the event of a payment of a dividend in the form of shares, Subordinate Voting Shares shall be distributed with respect to outstanding Subordinate Voting Shares and Multiple Voting Shares shall be distributed with respect to outstanding Multiple Voting Shares.

Voting Rights

The holders of outstanding Subordinate Voting Shares are entitled to one vote per share and the holders of Multiple Voting Shares are entitled to 10 votes per share. As of December 31, 2020, the Subordinate Voting Shares collectively represented approximately 33.24% of our issued and outstanding shares and approximately 4.74% of the voting power attached to all of our issued and outstanding shares, and the Multiple Voting Shares collectively represented approximately 66.76% of our issued and outstanding shares and approximately 95.26% of the voting power attached to all of our issued and outstanding shares.

Conversion

The Subordinate Voting Shares are not convertible into any other class of shares. Each outstanding Multiple Voting Share may at any time, at the option of the holder, be converted into one Subordinate Voting Share. Upon the first date that a Multiple Voting Share shall be held by a Person (as defined below) other than by a Permitted Holder (as defined below), the Permitted Holder which held such Multiple Voting Share until such date, without any further action, shall automatically be deemed to have exercised his, her or its rights to convert such Multiple Voting Share into a fully paid and non-assessable Subordinate Voting Share, on a share-for-share basis.

In addition:

•

all Multiple Voting Shares held by the Fayer Group Permitted Holders (as defined below) will convert automatically into Subordinate Voting Shares at such time that the Fayer Group Permitted Holders no longer as a group beneficially own, directly or indirectly and in the aggregate, at least 5% of the issued and outstanding Shares (as defined below).

•

all Multiple Voting Shares held by the Novacap Group Permitted Holders (as defined below) will convert automatically into Subordinate Voting Shares at such time that the Novacap Group Permitted Holders no longer as a group beneficially own, directly or indirectly and in the aggregate, at least 5% of the issued and outstanding Shares.

•

all Multiple Voting Shares held by the CDPQ Group Permitted Holders (as defined below) will convert automatically into Subordinate Voting Shares at such time that the CDPQ Group Permitted Holders no longer as a group beneficially own, directly or indirectly and in the aggregate, at least 5% of the issued and outstanding Shares.

For the purposes of the foregoing:

“Affiliate” means, with respect to any specified Person, any other Person which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified Person;

“CDPQ Group Permitted Holders” means CDPQ and any of its Affiliates;

“Fayer Group Permitted Holders” means (i) Mr. Philip Fayer and any Members of the Immediate Family of Mr. Philip Fayer, and (ii) any Person controlled, directly or indirectly, by one or more Persons referred to in clause (i) above;

“Members of the Immediate Family” means with respect to any individual, each parent (whether by birth or adoption), spouse, or child (including any step-child) or other descendants (whether by birth or adoption) of such individual, each spouse of any of the aforementioned Persons, each trust created solely for the benefit of such individual and/or one or more of the aforementioned Persons, and each legal representative of such individual or of any aforementioned Persons (including without limitation a tutor, curator, mandatary due to incapacity, custodian, guardian or testamentary executor), acting in such capacity under the authority of the law, an order from a competent tribunal, a will or a mandate in case of incapacity or similar instrument. For the purposes of this definition, a Person shall be considered the spouse of an individual if such Person is legally married to such individual, lives in a civil union with such individual or is the common law partner (as defined in the Income Tax Act (Canada) as amended from time to time) of such individual. A Person who was the spouse of an individual within the meaning of this paragraph immediately before the death of such individual shall continue to be considered a spouse of such individual after the death of such individual;

“Novacap Group Permitted Holders” means Novacap TMT IV, L.P., Novacap International TMT IV, L.P., NVC TMT IV, L.P., Novacap TMT V, L.P., Novacap International TMT V, L.P., Novacap TMT V-A, L.P., NVC TMT V, L.P., NVC TMT V-A, L.P. and Novacap TMT V Co-Investment (Nuvei), L.P. and any of their Affiliates;

“Permitted Holders” means any of (i) the Fayer Group Permitted Holders, (ii) the Novacap Group Permitted Holders, and (iii) the CDPQ Group Permitted Holders;

“Person” means any individual, partnership, corporation, company, association, trust, joint venture or limited liability company; and

A Person is “controlled” by another Person or other Persons if: (i) in the case of a company or other body corporate wherever or however incorporated: (A) securities entitled to vote in the election of directors carrying in the aggregate at least a majority of the votes for the election of directors and representing in the aggregate at least a majority of the participating (equity) securities are held, other than by way of security only, directly or indirectly, by or solely for the benefit of the other Person or Persons; and (B) the votes carried in the aggregate by such securities are entitled, if exercised, to elect a majority of the board of directors of such company or other body corporate; (ii) in the case of a Person that is an unincorporated entity other than a limited partnership, at least a majority of the participating (equity) and voting interests of such Person are held, directly or indirectly, by or solely for the benefit of the other Person or Persons; or (iii) in the case of a limited partnership, the other Person is the general partner of such limited partnership; and “controls”, “controlling” and “under common control with” shall be interpreted accordingly.

Subscription Rights

Pursuant to our Articles, in the event of any distribution or issuance, including by way of a share dividend (a “Distribution”) of voting shares of the Company (other than Subordinate Voting Shares issued upon the conversion of Multiple Voting Shares or voting shares issued pursuant to the exercise of a right attached to any security of the Company issued prior to the Distribution) (the “Subject Voting Shares”) or of securities convertible or exchangeable into Subject Voting Shares or giving the right to acquire Subject Voting Shares (other than options or other securities issued under compensatory plans or other plans to purchase Subject Voting Shares or any other securities in favour of the management, directors, employees or consultants of the Company) (the “Convertible Securities” and, together with the Subject Voting Shares, the “Distributed Securities”), the Company shall issue to the holder(s) of Multiple Voting Shares rights to subscribe for that number of Multiple Voting Shares, or, as the case may be, for securities convertible or exchangeable into or giving the right to acquire, on the same terms and conditions, including subscription or exercise price, as applicable, mutatis mutandis (except for the ultimate underlying securities which shall be Multiple Voting Shares), as those stipulated in the Convertible Securities, that number of Multiple Voting Shares, respectively, which carry, in the aggregate, a number of voting rights sufficient to fully maintain the proportion of total voting rights (on a fully-diluted basis) associated with the then outstanding Multiple Voting Shares (the “Rights to Subscribe”).

The Rights to Subscribe shall be issued to the holder(s) of Multiple Voting Shares in a proportion equal to their respective holdings of Multiple Voting Shares and shall be issued concurrently with the completion of the Distribution of the applicable Distributed Securities. To the extent that any such Rights to Subscribe are exercised, in whole or in part, the securities underlying such Rights to Subscribe (the “Subscription Securities”) shall be issued and must be paid for concurrently with the completion of the Distribution and payment to the Company of the issue price for the Distributed Securities, at the lowest price permitted by the applicable securities and stock exchange regulations and subject (as to such price) to the prior consent of the exchanges but at a price not lower than (i) if the Distributed Securities are Subordinate Voting Shares, the price at which Subordinate Voting Shares are then being issued or distributed; (ii) if the Distributed Securities are Convertible Securities, the price at which the applicable Convertible Securities are then being issued or distributed; and (iii) if the Distributed Securities are Subject Voting Shares other than Subordinate Voting Shares, the higher of (a) the weighted average price of the transactions on the Subordinate Voting Shares on the TSX (or such other primary stock exchange on which they are listed, as the case may be) for the 20 trading days preceding the Distribution of such Subject Voting Shares or (b) the weighted average price of transactions on the Subordinate Voting Shares on the TSX (or such other primary stock exchange on which they are listed, as the case may be), the trading day before the Distribution of such Subject Voting Shares.

The privileges attached to Subscription Securities which are securities convertible or exchangeable into or giving the right to acquire Multiple Voting Shares shall only be exercisable if and whenever the same privileges attached to the Convertible Securities are exercised and shall not result in the issuance of a number of Multiple Voting Shares which increases the proportion (as in effect immediately prior to giving effect to the completion of the Distribution) of total voting rights associated with the Multiple Voting Shares after giving effect to the exercise by the holder(s) of the privileges attached to such Convertible Securities.

The right to receive Rights to Subscribe as described above, and the legal or beneficial ownership of the Rights to Subscribe, may be assigned in whole or in part among Permitted Holders, provided that written notice of any such assignment shall be sent promptly to the other holders of Multiple Voting Shares and the Company.

Subordinate Voting Shares have no pre-emptive or subscription rights to purchase any securities of the Company. An issuance of participating (equity) securities will not be rendered invalid due to a failure by the Company to comply with the foregoing.

Subdivision or Consolidation

No subdivision or consolidation of the Subordinate Voting Shares or the Multiple Voting Shares may be carried out unless, at the same time, the Multiple Voting Shares or the Subordinate Voting Shares, as the case may be, are subdivided or consolidated in the same manner and on the same basis.

Certain Class Votes

Except as required by CBCA, applicable Canadian securities laws or our Articles, holders of Subordinate Voting Shares and Multiple Voting Shares will vote together on all matters subject to a vote of holders of both those classes of shares as if they were one class of shares. Under the CBCA, certain types of amendments to our Articles are subject to approval by special resolution of the holders of our classes of shares voting separately as a class, including amendments to:

•	add, change or remove the rights, privileges, restrictions or conditions attached to the shares of that class;

•	increase the rights or privileges of any class of shares having rights or privileges equal or superior to the shares of that class; and

•	make any class of shares having rights or privileges inferior to the shares of such class equal or superior to the shares of that class.

Without limiting other rights at law of any holders of Subordinate Voting Shares or Multiple Voting Shares to vote separately as a class, neither the holders of the Subordinate Voting Shares nor the holders of the Multiple Voting Shares shall be entitled to vote separately as a class upon a proposal to amend our Articles in the case of an amendment to (1) increase or decrease any maximum number of authorized shares of such class, or increase any maximum number of authorized shares of a class having rights or privileges equal or superior to the shares of such class; or (2) create a new class of shares equal or superior to the shares of such class, which rights are otherwise provided for in paragraphs (a) and (e) of subsection 176(1) of the CBCA. Pursuant to our Articles, neither holders of our Subordinate Voting Shares nor holders of our Multiple Voting Shares will be entitled to vote separately as a class on a proposal to amend our Articles to effect an exchange, reclassification or cancellation of all or part of the shares of such class pursuant to Section 176(1)(b) of the CBCA unless such exchange, reclassification or cancellation: (a) affects only the holders of that class; or (b) affects the holders of Subordinate Voting Shares and Multiple Voting Shares differently, on a per share basis, and such holders are not already otherwise entitled to vote separately as a class under applicable Canadian laws or our Articles in respect of such exchange, reclassification or cancellation.

Pursuant to our Articles, holders of Subordinate Voting Shares and Multiple Voting Shares will be treated equally and identically, on a per share basis, in certain change of control transactions that require approval of our shareholders under the CBCA, unless different treatment of the shares of each such class is approved by a majority of the votes cast by the holders of our Subordinate Voting Shares and Multiple Voting Shares, each voting separately as a class.

Take-Over Bid Protection

Under applicable Canadian laws, an offer to purchase Multiple Voting Shares would not necessarily require that an offer be made to purchase Subordinate Voting Shares. In accordance with the rules of the TSX designed to ensure that, in the event of a take-over bid, the holders of Subordinate Voting Shares will be entitled to participate on an equal footing with holders of Multiple Voting Shares, the holders of Multiple Voting Shares have entered into a customary coattail agreement with Nuvei and a trustee, which we refer to as the “Coattail Agreement”. The following is a summary of the material attributes and characteristics of the Coattail Agreement. This summary is qualified in its entirety by reference to the provisions of that agreement, which contains a complete statement of those attributes and characteristics. The Coattail Agreement is available under our profile on SEDAR at www.sedar.com

The Coattail Agreement contains provisions customary for dual class, TSX-listed corporations designed to prevent transactions that otherwise would deprive the holders of Subordinate Voting Shares of rights under the take-over bid provisions of applicable Canadian securities legislation to which they would have been entitled if the Multiple Voting Shares had been Subordinate Voting Shares.

The undertakings in the Coattail Agreement do not prevent a sale by Permitted Holders of Multiple Voting Shares if concurrently an offer is made to purchase Subordinate Voting Shares that:

•	offers a price per Subordinate Voting Share at least as high as the highest price per share paid or required to be paid pursuant to the take-over bid for the Multiple Voting Shares;

•

provides that the percentage of outstanding Subordinate Voting Shares to be taken up (exclusive of shares owned immediately prior to the offer by the offeror or persons acting jointly or in concert with the offeror) is at least as high as the percentage of outstanding Multiple Voting Shares to be sold (exclusive of Multiple Voting Shares owned immediately prior to the offer by the offeror and persons acting jointly or in concert with the offeror);

•	has no condition attached other than the right not to take up and pay for Subordinate Voting Shares tendered if no shares are purchased pursuant to the offer for Multiple Voting Shares; and

•	is in all other material respects identical to the offer for Multiple Voting Shares.

In addition, the Coattail Agreement does not prevent the transfer of Multiple Voting Shares to a Permitted Holder, provided such transfer is not or would not constitute a take-over bid or, if so, is exempt or would be exempt from the formal bid requirements (as defined in applicable securities legislation). The conversion of Multiple Voting Shares into Subordinate Voting Shares shall not, in of itself constitute a sale of Multiple Voting Shares for the purposes of the Coattail Agreement.

Under the Coattail Agreement, any sale of Multiple Voting Shares (including a transfer to a pledgee as security) by a holder of Multiple Voting Shares party to the Coattail Agreement will be conditional upon the transferee or pledgee becoming a party to the Coattail Agreement, to the extent such transferred Multiple Voting Shares are not automatically converted into Subordinate Voting Shares in accordance with our Articles.

The Coattail Agreement contains provisions for authorizing action by the trustee to enforce the rights under the Coattail Agreement on behalf of the holders of the Subordinate Voting Shares. The obligation of the trustee to take such action is conditional on Nuvei or holders of the Subordinate Voting Shares providing such funds and indemnity as the trustee may require. No holder of Subordinate Voting Shares will have the right, other than through the trustee, to institute any action or proceeding or to exercise any other remedy to enforce any rights arising under the Coattail Agreement unless the trustee fails to act on a request authorized by holders of not less than 10% of the outstanding Subordinate Voting Shares and reasonable funds and indemnity have been provided to the trustee.

The Coattail Agreement provides that it may not be amended, and no provision thereof may be waived, unless, prior to giving effect to such amendment or waiver, the following have been obtained: (a) the consent of the TSX and any other applicable securities regulatory authority in Canada and (b) the approval of at least 66 2/3% of the votes cast by holders of Subordinate Voting Shares represented at a meeting duly called for the purpose of considering such amendment or waiver, excluding votes attached to Subordinate Voting Shares held directly or indirectly by holders of Multiple Voting Shares, their affiliates and related parties and any persons who have an agreement to purchase Multiple Voting Shares on terms that would constitute a sale for purposes of the Coattail Agreement other than as permitted thereby.

No provision of the Coattail Agreement limits the rights of any holders of Subordinate Voting Shares under applicable law.

Preferred Shares

The Preferred Shares are issuable in series. Each series of Preferred Shares shall consist of such number of shares and having such rights, privileges, restrictions and conditions as may be determined by our Board prior to the issuance thereof. Holders of Preferred Shares, except as otherwise provided in the terms specific to a series of Preferred Shares or as required by Canadian laws, will not be entitled to vote at meetings of holders of shares, and will not be entitled to vote separately as a class upon a proposal to amend our Articles in the case of an amendment of the kind referred to in paragraph (a), (b) or (e) of subsection 176(1) of the CBCA. With respect to the payment of dividends and distribution of assets in the event of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the Preferred Shares will be entitled to preference over the Subordinate Voting Shares, Multiple Voting Shares and any other shares ranking junior to the Preferred Shares from time to time and may also be given such other preferences over Subordinate Voting Shares, Multiple Voting Shares and any other shares ranking junior to the Preferred Shares as may be determined at the time of creation of such series.

The issuance of Preferred Shares and the terms selected by our Board could decrease the amount of earnings and assets available for distribution to holders of our Subordinate Voting Shares and Multiple Voting Shares or adversely affect the rights and powers of the holders of our Subordinate Voting Shares and Multiple Voting Shares without any further vote or action by the holders of our Subordinate Voting Shares and Multiple Voting Shares.

We have no current intention to issue any Preferred Shares.

Limitations on the Right to Own Securities

In addition to the limitations applicable to all businesses under applicable law (such as the Investment Canada Act, the Competition Act (Canada) and similar competition/antitrust legislation), the right to own our securities is subject to limitations imposed due to the nature of the products and services that we offer, as summarized below. Any shareholder seeking to acquire 10% or more of our shares or the voting rights attached to our shares or acquiring the power to exercise, directly or indirectly, an equivalent degree of control in us should carefully consider the regulatory framework within which we operate and the formalities that must be complied with. See sections of this AIF entitled “Business of NUVEI—Regulatory Environment—Payment Services and Electronic Money Regulation” and “Risk factors—

Limitations imposed by the FCA, the Central Bank of Cyprus and the Dutch Central Bank on the right to own our securities may result in sanctions being imposed on our regulated subsidiaries and an acquiror of such securities in the event of non-compliance by such acquiror, and may reduce the value of our Subordinate Voting Shares..”

As a result of the acquisition of SafeCharge and the acquisition of Smart2Pay, certain of our subsidiaries, specifically SafeCharge Financial, SafeCharge Limited and Smart2Pay, are subject to various regulatory requirements deriving from PSD2 (in the United Kingdom (“U.K.”) and the Netherlands) and the Electronic Money Laws of 2012 and 2018 (implementing the Electronic Money Directive in Cyprus) and the Payment Services and Access to Payment Systems Laws of 2018 and 2019 (implementing PSD2 in Cyprus).

As such, each person who, alone or together with others, holds, acquires or increases a qualifying holding/control in any of these regulated subsidiaries, directly or indirectly (including by way of investment in Nuvei), as a result of which certain thresholds are reached or passed, will require prior approval or a declaration of no objection from the relevant regulator (the FCA in the U.K., the Central Bank of Cyprus in Cyprus, and the Dutch Central Bank in the Netherlands) prior to obtaining such qualifying holding/control. This requirement to obtain prior approval or a declaration of no objection for qualifying holdings/changes in control in the regulated subsidiaries implements the requirements relating to qualifying holdings in payment services providers as set out in PSD2 and the Cyprus Electronic Money Institution (“EMI”), respectively.

A “qualifying holding” or “an acquisition of control” in U.K. terms, is a direct or indirect holding of 10% or more of the issued share capital of SafeCharge, SafeCharge Limited and/or Smart2Pay Regco, the ability to exercise directly or indirectly 10% or more of the voting rights in such regulated subsidiary, or the power to exercise, directly or indirectly, an equivalent degree of control in such regulated subsidiary.

Holders of such qualifying holdings or “controllers” in U.K. terms, will also be subject to certain additional notification requirements where the size of such holdings increase beyond or fall below certain thresholds, as required by Article 6 of PSD2 (as implemented in the U.K. and the Netherlands) and Article 3 of the EMI (as implemented in Cyprus).

Local laws, regulations and guidelines, including the EU Joint Guidelines on the prudential assessment of acquisitions and increases of qualifying holdings in the financial sector (JC/GL/2016/01), shall be taken into account in assessing a qualifying holding/control (e.g., the voting rights of any other shareholders with whom a person is acting in concert are also relevant in determining a person’s voting rights).

MARKET FOR SECURITIES

Trading Price and Volume

Our Subordinate Voting Shares are listed for trading on the TSX in Canadian dollars under the symbol “NVEI” and in U.S. dollars under the symbol “NVEI.U”. The following table sets forth the price ranges and volumes of our Subordinate Voting Shares traded on the TSX under the symbol “NVEI.U” each month of Fiscal 2020 during which our shares traded on the TSX.

	NVEI.U			NVEI
2020	High ($)	Low ($)	Volume (#)	High (C$)	Low (C$)	Volume (#)
September	42.22	26.00	15,750,095	56.02	$34.23	7,098,713
October	42.84	37.16	3,436,182	57.50	$49.25	3,869,716
November	47.00	39.44	3,002,808	60.61	$50.83	3,690,795
December	60.30	45.96	2,102,931	77.99	$59.50	4,226,938

None of our other securities were listed for trading or quoted on any exchange or market, however, as described further above, our Multiple Voting Shares can be converted into Subordinate Voting Shares on a one-for-one basis at any time, at the option of the holder thereof.

ESCROWED SECURITIES AND SECURITIES SUBJECT TO CONTRACTUAL RESTRICTION ON TRANSFER

The table below shows the number of securities that are, to the Company’s knowledge, subject to a contractual restriction on transfer as at December 31, 2020.

Designation of Class	Number of Securities that are Subject to a Contractual Restriction on Transfer	Percentage of Class
Multiple Voting Shares	92,247,808(1)	100%
Subordinate Voting Shares	13,868,212(2)	30.20%

(1)

In connection with the completion of the IPO, each of the Principal Shareholders, and each of their respective associates and affiliates holding securities of the Company, entered into voluntary lock-up agreements, pursuant to which an aggregate of 92,247,808 Multiple Voting Shares were locked up commencing on the closing date of the IPO, being September 22, 2020, for a 180-day period, ending on March 21, 2021.

(2)

In connection with the completion of the IPO, each of the Company’s directors, executive officers and other current shareholders, and each of their respective associates and affiliates holding securities of the Company, entered into voluntary lock-up agreements, pursuant to which an aggregate of 7,156,289 Subordinate Voting Shares were locked up commencing on the closing date of the IPO, being September 22, 2020, for a 180-day period, ending on March 21, 2021. In addition, in connection with the completion of the Smart2Pay Transaction, Coöperatieve Vereniging Smart2Pay Holding U.A., and each of its associates and affiliates holding securities of the Company, entered into voluntary lock-up agreements, pursuant to which an aggregate of 6,711,923 Subordinate Voting Shares were locked up commencing on the closing date of the IPO, being September 22, 2020, for a 180-day period, ending on March 21, 2021.

DIRECTORS AND EXECUTIVE OFFICERS

The following tables set out, for each of our directors and executive officers, the person’s name, province or state and country of residence, age, position with us, principal occupation and, if a director, the date on which the person became a director. Our directors are elected annually and, unless re-elected, retire from office at the end of the next annual meeting of shareholders. Executive officers are appointed by the Board to serve, subject to the discretion of the Board, until their successors are appointed. As a group, the directors and executive officers beneficially own, or control or direct, directly or indirectly, a total of 34,205,100 Multiple Voting Shares and a total of 1,152,037 Subordinate Voting Shares, representing respectively 37.08% and 2.51% of each such class of shares outstanding as at December 31, 2020.

Directors

Name and Province or State and Country of Residence	Age	Position(s) / Title	Director Since	Principal Occupation

Philip Fayer Québec, Canada	43	Chair, CEO and Director	2017	Chair and Chief Executive Officer of Nuvei

Michael Hanley(1)(2) Québec, Canada	55	Lead Director	2020	Corporate Director

David Lewin(3)(4) Québec, Canada	41	Director	2017	Senior Partner of TMT Group, Novacap

Daniela Mielke California, United States	55	Director	2020	North American CEO of RS2 Inc. and Managing Partner of Commerce Technology Advisors, LLC

Pascal Tremblay(2)(4) Québec, Canada	51	Director	2017	President and Chief Executive Officer of Novacap Management Inc. and Managing Partner of TMT Group, Novacap

(1)	Chair of the Audit Committee.
(2)	Member of the GHRC Committee.
(3)	Chair of the GHRC Committee.
(4)	Member of the Audit Committee.

Each of the foregoing individuals has held his or her present principal occupation or other executive offices with the same company or its predecessors or affiliates (including Nuvei) for the past five years.

Executive Officers

Name and Province or State and Country of Residence	Age	Position

Philip Fayer Québec, Canada	43	Chair of the Board and Chief Executive Officer
Philip Atherton United Kingdom	56	Global Compliance Officer

Max Attias Israel	45	Chief Operating Officer, Digital Payments

Keith Birdsong Texas, United States	56	Chief Technology Officer

Mordechay (Motie) Bring United Kingdom	47	Chief Commercial Officer, Digital Payments

Neil Erlick Québec, Canada	41	Chief Corporate Development Officer

Jocelyne Gagnon Québec, Canada	72	Vice President, Human Resources

Edward (Ed) Garcia Arizona, United States	53	Chief Operating Officer, North America

Edi Kadashev Israel	42	Chief Information Officer, Digital Payments

Shemer Katz Israel	54	Senior Vice President Human Resources and Managing Director, SafeCharge Israel

Allan Lacoste California, United States	42	Executive Vice President, Partnership Group, North America

Craig Ludwig Arizona, United States	54	Senior Vice President, Products

Praful Morar United Kingdom	55	Chief Strategy Officer, Digital Payments

Ofer Nissim Israel	51	Chief Information Security Officer, Digital Payments

Mark Pyke Kentucky, United States	60	President, North America

Amy Satov Québec, Canada	52	Senior Legal Counsel

David Schwartz Québec, Canada	51	Chief Financial Officer and Corporate Secretary

Yuval Ziv Bulgaria	44	Managing Director, Digital Payments

Each of the foregoing individuals has held his or her present principal occupation or other executive offices with the same company or its predecessors or affiliates (including Nuvei) for the past five years with the following exceptions:

Max Attias has been Chief Operating Officer, Digital Payments, since November 2019, after having joined SafeCharge in September 2018 as its Chief Information Officer. Prior to joining SafeCharge, Mr. Attias held the position of Chief Information Officer Site Manager at TCS (TATA Consulting Services) from September 2017 to September 2018. Prior to joining TCS, Mr. Attias was the Research & Development Site Manager at the Israel Development and Engineering Center for Barclays Bank from September 2011 to September 2017.

Prior to joining Nuvei, Moredechay Bring was General Manager, EMEA Global Enterprise eCommerce at WorldPay since December 2018. Prior to that, Mr. Bring was the General Manager (United Kingdom) at WorldPay from August 2017 to December 2018, Vice President Gabling and Digital from April 2017 to August 2017 and Vice President Gambling from 2013 until April 2017.

Edi Kadashev is CIO of SafeCharge since November 2019 and has previously held the positions of Vice-President Information Technology from September 2018 to November 2019 and Global IT Manager from November, 2015 to September, 2018.

Shemer Katz is the Senior Vice President, Human Resources at SafeCharge, a position he has held since November 2017. Mr. Katz has also served as the Managing Director of SafeCharge’s Israeli subsidiary since February 2014.

Mr. Lacoste is the Executive Vice-President, Partnership Group, North America of Nuvei, a position he has held since October 2018. Mr. Lacoste also served as Nuvei’s Senior Vice-President of Sales & Marketing from December 2017 to October 2018. Prior to that, Allan Lacoste served as ISO Director at Total Merchant Services from September 2015 to April 2017.

Prior to joining Nuvei, Craig Ludwig was Chief Strategy Officer of iMobile3 between 2017 and 2018, and prior to that, spent 18 years at TSYS Merchant Solutions.

Prior to joining Nuvei, Mr. Morar was Executive Vice President Corporate Development & Strategy at SafeCharge Group from May 2014 to October 2018.

Prior to joining Nuvei, Mr. Nissim held the position of Information Security Manager at Discount Bank between May 2019 and May 2017. Between 2011 and 2017 Mr. Nissim was the Chief Technology Officer and Cyber Security Leader of Enterprise Service in Hewlett Packard Enterprise (HPE) Israel.

Prior to joining Nuvei, Mark Pyke provided various strategic consulting services following his departure from Total System Services (TSYS) where he was president of the Merchant Segment between 2010 and 2016.

Prior to joining the Company, Amy Satov was Chief Executive Officer for Litron Distributors Ltd. between February 2012 and October 2018 and of BL Solutions Inc. (acquiror of Litron) from November 2018 to March 2020. Ms. Satov was Executive Vice President, Distribution, Legal and Compliance & Corporate Secretary at Dundee Wealth between July 1999 and May 2011.

From 2010 to 2018, David Schwartz was a senior executive of The Aldo Group, ultimately being appointed Chief Financial Officer in 2015.

Mr. Ziv is the Managing Director, Digital Payments and has held this role since October 2019 after first joining SafeCharge in January 2008. During his tenure at SafeCharge, Mr. Ziv has held the positions of Chief Operating Officer from April 2014 to October 2019, Chief Commercial Officer from October 2018 to October 2019, Managing Director from April 2012 to October 2019 and Vice President Business Development from August 2010 to April 2012.

Corporate Cease Trade Orders and Bankruptcies

Other than as set out below, none of our directors or executive officers or shareholder holding a sufficient number of securities in Nuvei to materially affect the control of Nuvei is, as at the date hereof, or has been, within the 10 years prior to the date hereof: (a) a director, chief executive officer or chief financial officer of any company that was subject to an order that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; (b) was subject to an order that was issued after the director or executive officer ceased to be a director, chief executive officer of chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer; or (c) a director or executive officer of any company that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets. For the purposes of this paragraph, “order” means a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, in each case, that was in effect for a period of more than 30 consecutive days.

Pascal Tremblay was a director of Ryma Technology Solutions Inc. between August 30, 2005 and June 12, 2012. On June 13, 2012, the Superior Court of Québec issued an order pursuant to Section 243 of the Bankruptcy and Insolvency Act (Canada) appointing a receiver to the property and assets of Ryma Technology Solutions Inc.

Amy Satov was a director and officer of Litron Distributors Ltd., a small privately-held company, which declared bankruptcy on March 19, 2019.

Individual Bankruptcies

None of our directors or executive officers or shareholder holding a sufficient number of securities in Nuvei to materially affect the control of Nuvei has, within the 10 years prior to the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver manager or trustee appointed to hold assets of that individual.

Penalties or Sanctions

None of our directors, executive officers or shareholders holding a sufficient number of our shares to materially affect our control has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority, or has been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor making an investment decision.

Conflicts of Interest

To our knowledge, there are no known existing or potential conflicts of interest between us and our directors and executive officers, except that certain of our directors and officers also serve as directors or officers of other companies, and therefore it is possible that a conflict may arise between their duties to us and their duties as a director or officer of such other companies.

AUDIT COMMITTEE

Audit Committee Charter

The Board has adopted a written charter describing the mandate of the Audit Committee that establishes, inter alia, the committee’s purpose and responsibilities. Within the purview of its mandate, the Audit Committee is responsible for overseeing the accounting and financial reporting practices of Nuvei and audits of Nuvei’s financial statements. The Audit Committee’s responsibilities also include the selection, recommendation and oversight of Nuvei’s independent auditor, as well as the oversight of its internal audit process and system of internal controls over financial reporting and disclosure. The text of the charter of the Audit Committee is reproduced in its entirety as Exhibit A.

Composition of the Audit Committee

The Audit Committee is currently comprised of Michael Hanley, David Lewin and Pascal Tremblay. Mr. Hanley is the chair of the committee. Each of the members of the Audit Committee has an understanding of the accounting principles used to prepare the Company’s financial statements and varied experience as to the general application of such accounting principles, as well as an understanding of the internal controls and procedures necessary for financial reporting.

It is the Board’s determination that each of the members of the Audit Committee is financially literate within the meaning of NI 52-110. A director is “financially literate” within the meaning of NI 52-110 if he or she has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by Nuvei’s financial statements.

Additionally, it is the Board’s determination that each of the members of the Audit Committee is independent within the meaning of NI 52-110. Subject to certain exceptions, a director is “independent” within the meaning of NI 52-110 if he or she has no direct or indirect material relationship with the issuer. A “material relationship” is a relationship that could, in the view of the Board, be reasonably expected to interfere with the exercise of a director’s independent judgment.

Relevant Education and Experience

The education and experience of each Audit Committee member that is relevant to the performance of his responsibilities as an Audit Committee member is as follows:

Michael Hanley, Lead Director

Mr. Hanley is a Corporate Director with over 25 years of experience in senior management roles and corporate governance. He is the lead director and chairs the audit committee of BRP Inc. in addition to sitting on the board of directors and audit committee of ShawCor Ltd. and Lyondell Basell Industries N.V. and is a member of LyondellBasell’s Health, Safety, Environment and Operations Committee. He is also a member of the board of directors of ExCellThera Inc. Previously, Mr. Hanley was on the board of directors, the audit committee and the human resources and compensation committee of Industrial Alliance Insurance and Financial Services Inc. from 2015 to 2019. He was also on the board of directors and the audit committee of Le Groupe Jean Coutu (PJC) Inc. from 2016 until the company was acquired by Metro Inc. in 2018. Prior to that, Mr. Hanley held senior management positions for several years. He was Senior Vice-President, Operations and Strategic Initiatives at National Bank of Canada. He also held a number of positions at Alcan Inc., including Executive Vice-President and Chief Financial Officer, and President and CEO of the Global Bauxite and Alumina business group. He was also Chief Financial Officer of two other Canadian public companies, Gaz Métro (now Énergir) and St-Laurent Paperboard Inc. Mr. Hanley is a chartered professional accountant and has been a member of the Ordre des comptables professionnels agréés du Québec (CPA) since 1987.

David Lewin, Director

Mr. Lewin is a Senior Partner of the TMT Group of Novacap, and board member of Nuvei since September 2017. Mr. Lewin has extensive board experience having sat on the board of directors of numerous private companies including Eddyfi-NDT Inc., PKWare, Inc., Firmex Inc., Onstream Pipeline Inspection Service Inc., Syntax Systems Limited, and Intelerad Medical Systems Inc. Prior to joining Novacap in 2011, Mr. Lewin was a Manager at PSP Investments in Montreal where he was involved in the evaluation and execution of private equity transactions. Mr. Lewin additionally worked in investment banking at National Bank Financial Markets where he focused on the technology, media and telecom section. Mr. Lewin holds a Master of Business Administration from McGill University and a Bachelors in Business and Administration from HEC Montreal.

Pascal Tremblay, Director

Mr. Tremblay is the President and Chief Executive Officer of Novacap Management Inc. and the Managing Partner of the TMT Group of Novacap. Mr. Tremblay has been involved in funding, managing and developing technology companies for over 25 years. Prior to joining Novacap, Mr. Tremblay was a Partner at Argo Global Capital, a venture capital firm where he participated in numerous investments in technology and telecommunications companies in North America, Europe and Asia. His prior experience also includes working in the private equity division at CDP Capital (Caisse de dépôt et placement du Québec), one of Canada’s largest fund managers and private equity investors. Prior to entering the private equity field, Mr. Tremblay was Founder and CEO of Laserpro, an award-winning manufacturing and distribution company of printing and computer equipment. Mr. Tremblay also serves as Chair of the audit committee and a member of the Board of Directors of Stingray Group Inc.

Mr. Tremblay studied corporate finance at UConn (University of Connecticut), and he holds a Bachelor in Business Administration, Finance and Accounting from the University of Sherbrooke, Québec and an MBA in finance and international business from McGill University, Montreal, Québec.

Pre-Approval Procedures for Non-Audit Services

The Audit Committee is responsible for the pre-approval of all non-audit services to be provided to Nuvei by its independent auditor. At least annually, the Audit Committee shall review and confirm the independence of the independent auditor by obtaining statements from the independent auditor describing all relationships with Nuvei, including with respect to any non-audit services.

Independent Auditor’s Fees

For Fiscal 2019 and Fiscal 2020, our Company incurred the following fees by our external auditor:

Services Retained	Fees billed in Fiscal 2020	Fees billed in Fiscal 2019
Audit fees(1)	$1,839,432	$674,858
Audit-related fees(2)	$103,846	$0
Tax fees(3)	$183,399	$78,133
All other fees(4)	$0	$0
Total	$2,126,677	$752,991

(1)	Fees for audit service, including quarterly reviews and prospectus-related fees.
(2)	Fees related to translation services.
(3)	Fees for tax compliance.
(4)	Not applicable.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

We are from time to time involved in legal proceedings of a nature considered normal to our business. We believe that none of the litigation in which we are currently involved, or have been involved since the beginning of the most recently completed financial year, individually or in the aggregate, is material to our financial condition or results of operations.

We are not aware of penalties or sanctions imposed by a court relating to provincial and territorial securities legislation or by a securities regulatory authority during Fiscal 2020. No other penalties or sanctions have been imposed by a court or regulatory body against the Company that would likely be considered important to a reasonable investor in making an investment decision. The Company has not entered into any settlement agreements before a court relating to provincial and territorial securities legislation or with a securities regulatory authority during Fiscal 2020.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Other than as described elsewhere in this AIF, the Company’s audited consolidated financial statements and notes for Fiscal 2020 and Management’s Discussion and Analysis for Fiscal 2020, no director or executive officer of Nuvei, and to the knowledge of the directors and executive officers of Nuvei, (i) no person or company that beneficially owns, or controls or directs, directly or indirectly, more than 10 percent of Nuvei’s voting shares, (ii) nor any of such persons’ or companies’ associates or affiliates, (iii) nor any associates or affiliates of any director of executive officer of Nuvei, has had a material interest, direct or indirect, that has materially affected or is reasonably expected to materially affect the Company within the three most recently completed financial years or during the current financial year.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our Multiple Voting Shares and Subordinate Voting Shares is AST Trust Company (Canada) at its principal office in Montreal, Québec.

MATERIAL CONTRACTS

The following are the only material contracts, other than those contracts entered into in the ordinary course of business, which we have entered into since the beginning of the last financial year ended December 31, 2020, or entered into prior to such date, but which are still in effect and that are required to be filed with Canadian securities regulatory authorization in accordance with Section 12.2 of National Instrument 51-102-Continuous Disclosure Obligations.

Investor Rights Agreement

On September 22, 2020, we entered into an investor rights agreement with Novacap, CDPQ and Fayer Holdco (collectively, the “Principal Shareholders”) with respect to certain rights of these holders of Multiple Voting Shares, including director nomination rights and registration rights (the “Investor Rights Agreement”).

This summary is qualified in its entirety by reference to the provisions of that agreement, which contains a complete statement of those attributes and characteristics. The Investor Rights Agreement is available on SEDAR at www.sedar.com.

Nomination Rights

Fayer Holdco is entitled to designate two members of the Board and will continue to be entitled to designate such number of directors for so long as it holds more than 50% of the number of Multiple Voting Shares it held upon completion of the IPO. Fayer Holdco will be entitled to designate one member of the Board for so long as it holds more than 25% of the number of Multiple Voting Shares it held upon completion of the IPO. In the event that Fayer Holdco holds 25% or less of the number of Multiple Voting Shares it held upon completion of the IPO and Mr. Philip Fayer is no longer acting as our Chief Executive Officer, Fayer Holdco will lose the right to designate a member of the Board.

Novacap is entitled to designate two members of the Board and will continue to be entitled to designate such number of directors for so long as it holds more than 50% of the number of Multiple Voting Shares it held upon completion of the IPO. Novacap will be entitled to designate one member of the Board for so long as it holds more than 25% of the number of Multiple Voting Shares it held upon completion of the IPO. In the event that Novacap holds 25% or less of the number of Multiple Voting Shares it held upon completion of the IPO, it will lose the right to designate a member of the Board.

CDPQ will initially be entitled to designate one member of the Board and will continue to be entitled to designate one member of the Board for so long as it holds more than 25% of the number of Multiple Voting Shares it held upon completion of the IPO. In the event that CDPQ holds 25% or less of the number of Multiple Voting Shares it held upon completion of the IPO, it will lose the right to designate a member of the Board. The nominee of CDPQ designated under the Investor Rights Agreement must be independent within the meaning of NI 52-110.

The Investor Rights Agreement also provides that, should the Company grant additional nomination rights in the future to an investor other than the Principal Shareholders, the Company will cause such other investor to exercise all voting rights under its control to vote in favour of the nominees of the Principal Shareholders, provided that such other investor may withhold from voting in favour of such nominees.

Registration Rights

The Investor Rights Agreement provides for demand registration rights in favour of the Principal Shareholders that will enable them, under certain circumstances, to require the Company to qualify by prospectus in Canada all or any portion of the shares held by them for a distribution to the public, provided that the Company will not be obliged to effect (i) more than four demand registrations in any 12-month period or (ii) any demand registration where the value of the shares offered under such demand registration is less than $25.0 million.

The Investor Rights Agreement also provides for incidental or “piggy-back” registration rights allowing the Principal Shareholders to include their shares in certain public offerings of our Subordinate Voting Shares, subject to certain underwriters’ cutback rights.

Restrictive Covenant

The Investor Rights Agreement limits the Company’s ability to prejudice the maintenance within the Province of Québec of its head office. Such restrictive covenant will continue to apply until the occurrence of the earliest of (i) CDPQ ceasing to hold at least 15% of our issued and outstanding shares (on a non-diluted basis), (ii) Philip Fayer ceasing to be the Chief Executive Officer of the Company (subject to the restrictive covenant below) or (iii) five years following the completion of the IPO.

In the event that Philip Fayer ceases to be the Chief Executive Officer of the Company, the consent of CDPQ will no longer be required if the Company wishes to transfer the Company’s head office outside of the Province of Québec as long as the following three conditions are met: (i) the Chairman of the Board principally resides or is based in the Province of Québec, (ii) the Company does not implement any material downsize in its Québec operations, and (iii) at least one of the following executive functions of the Company is fulfilled by an individual that principally resides or is based in the Province of Québec: Chief Executive Officer, Chief Financial Officer or Chief Legal Officer. Such restrictive covenant will continue to apply until the occurrence of the earliest of (i) CDPQ ceasing to hold at least 15% of our issued and outstanding shares (on a non-diluted basis) or (ii) five years following the completion of the IPO.

Coattail Agreement

On September 22, 2020, we entered into a Coattail Agreement with the holders of Multiple Voting Shares. See “Description of share capital—Take-Over Bid Protection”, for a summary of the Coattail Agreement.

Registration Rights Agreement

On November 2, 2020, we entered into a registration rights agreement with Coöperatieve Vereniging Smart2Pay Holding U.A. relating to the Smart2Pay Transaction in order to confer registration rights to Coöperatieve Vereniging Smart2Pay Holding U.A. For more information with respect to the Smart2Pay Transaction, see “General development of NUVEI’s business—Three-Year Business Development History”.

Copies of the above-listed material are available on SEDAR at www.sedar.com.

INTERESTS OF EXPERTS

Our independent auditor, PricewaterhouseCoopers LLP, reported on the consolidated financial statements for Fiscal 2020, which were filed with the securities regulatory authorities. PricewaterhouseCoopers LLP has confirmed that it is independent with respect to the Company within the meaning of the Code of Ethics of the Ordre des comptables professionnels agréés du Québec.

ADDITIONAL INFORMATION

Additional information about Nuvei is available on our website at www.nuvei.com and on SEDAR at www.sedar.com.

Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of our securities and securities authorized for issuance under equity compensation plans will be contained in our management information circular that will be filed in connection with our next annual meeting of shareholders. Once filed, the circular will be available on our website at www.nuvei.com and at www.sedar.com.

Additional financial information is provided in our audited consolidated financial statements and notes for Fiscal 2020 and Management’s Discussion and Analysis for Fiscal 2020, available on our website at www.nuvei.com and at www.sedar.com.

References to our website in this AIF or any documents that are incorporated by reference in this AIF do not incorporate by reference the information on such website into this AIF, and we disclaim any such incorporation by reference.

GLOSSARY OF TERMS

The following is a glossary of certain industry and other defined terms used in this AIF:

“AML” means anti-money laundering;

“API” means application programming interface, a set of clearly defined methods of communication between different software components, which enables developers and resellers to create applications that can easily connect and integrate with payment processing technology platform;

“Audit Committee” means the audit committee of the Board;

“Board” means the board of directors of the Company;

“CBCA” means the Canada Business Corporations Act, as amended from time to time;

“CCPA” means the California Consumer Privacy Act of 2018;

“CDPQ” means CDP Investissements Inc., a wholly owned subsidiary of Caisse de dépôt et placement du Québec;

“CFPB” means the U.S. Consumer Financial Protection Bureau;

“CFPOA” means the Corruption of Foreign Public Officials Act;

“Code” means the Code of Conduct for the Credit and Debit Card Industry in Canada adopted by the Financial Consumer Agency of Canada;

“eCommerce” means internet commerce;

“EEA” means European Economic Area;

“ERP” means enterprise resource planning;

“Fayer Holdco” means Whiskey Papa Fox Inc. (formerly known as 4218868 Canada Inc.), a holding company controlled by Philip Fayer, our Chair and Chief Executive Officer;

“FCA” means the Financial Conduct Authority;

“FCPA” means the U.S. Foreign Corrupt Practices Act;

“Fiscal 2018” means the fiscal year ended December 31, 2018;

“Fiscal 2019” means the fiscal year ended December 31, 2019;

“Fiscal 2020” means the fiscal year ended December 31, 2020;

“FSMA” means the Financial Services and Markets Act 2000, as amended;

“FTC” means the U.S. Federal Trade Commission;

“gateway” means an online application that connects an eCommerce point of sale to the payment processor enabling online payment transactions;

“GDPR” means General Data Protection Regulation;

“GHRC Committee” means the governance and human resources committee of the Board;

“IFRS” means the International Financial Reporting Standards;

“INTERAC” means the national Canadian debit card service;

“IPO Joint Active Bookrunners” means Goldman Sachs Canada Inc., Credit Suisse Securities (Canada), Inc., BMO Nesbitt Burns Inc. and RBC Dominion Securities Inc;

“ISO” means independent sales organization;

“KYC” means know your customer;

“MSB” means a money services business;

“NI 52-110” means National Instrument 52-110 – Audit Committees, as amended from time to time;

“Novacap” means, collectively, Novacap TMT IV, L.P., Novacap International TMT IV, L.P., NVC TMT IV, L.P., Novacap TMT V, L.P., Novacap International TMT V, L.P., Novacap TMT V-A, L.P., NVC TMT V, L.P., NVC TMT V-A, L.P. and Novacap TMT V Co-Investment (Nuvei), L.P;

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury;

“PCI” means Payment Card Industry;

“PCMLTFA” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act;

“PIPEDA” means the Personal Information Protection and Electronic Documents Act;

“POS” means a point of sale where a transaction is completed;

“SafeCharge” means SafeCharge International Group Limited, a subsidiary of the Company;

“SafeCharge Financial” means SafeCharge Financial Services Limited, a subsidiary of the Company;

“SafeCharge Limited” means SafeCharge Limited, a subsidiary of the Company;

“Smart2Pay” means Smart2Pay Global Services B.V.;

“Smart2Pay Regco” means Smart2Pay Global Services B.V., a subsidiary of Smart2Pay;

“TSX” means the Toronto Stock Exchange;

“UDAP” means Unfair and Deceptive Acts and Practices;

“VAR” means value-added reseller.

EXHIBIT A

AUDIT COMMITTEE CHARTER

See attached.

AUDIT COMMITTEE CHARTER

- i -

I.	PURPOSE

The purpose of the Audit Committee is to assist the Board of Directors (the “Board”) of Nuvei Corporation (the “Corporation”) in its oversight of:

A.	the integrity of the financial statements, the financial reporting process and related information;

B.	the independence, qualifications and appointment and performance of the Corporation’s external auditor (the “External Auditor”);

C.	compliance with applicable legal and regulatory requirements;

D.	disclosure, internal controls and audit procedures (internal and external);

E.	enterprise risk management processes, treasury, tax, hedging, and financial strategies and policies; and

F.	whistleblower policy and processes.

In addition, the Audit Committee provides an avenue for communication between the External Auditor, management, and other employees of the Corporation, as well as the Board, concerning accounting and auditing matters.

The composition and meetings of the Audit Committee are subject to the requirements set forth in the articles and by-laws of the Corporation, as well as in any investor rights agreement or similar agreements which may exist from time to time between the Corporation and certain shareholders (the “Investor Agreements”), as well as in applicable laws and the rules of the Toronto Stock Exchange (the “TSX”). The present charter is not intended to limit, enlarge or change in any way the responsibilities of the Audit Committee as determined by such articles, by-laws, Investor Agreements, applicable laws and the rules of the TSX.

II.	DUTIES AND RESPONSIBILITIES

The Audit Committee shall perform the functions customarily performed by audit committees and any other functions assigned by the Board. The Audit Committee shall have the following duties and responsibilities:

A.	FINANCIAL REPORTING AND CONTROL

1.	Review and discuss with management and the External Auditor the following:

a.

major issues regarding accounting principles and financial statement presentation, including any significant changes in the Corporation’s selection or application of accounting principles, and issues as to the adequacy of the Corporation’s internal controls and any special audit steps adopted in light of material control deficiencies;

b.

analyses prepared by management and/or the External Auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including the adoption of all major accounting policies and practices, any proposed changes in major accounting policies, the presentation and impact of significant risks and uncertainties, and key estimates and judgments of management that may be material to financial reporting;

c.	the effect of regulatory and accounting developments, as well as any off-balance sheet arrangements, on the financial statements of the Corporation;

d.

the type and presentation of information to be included in earnings press releases (including any use of pro-forma or non-IFRS information as well as the presentation of future oriented financial information);

e.	any corporate governance issues which could significantly affect the financial statements; and

f.	all matters required to be communicated to the Audit Committee under accounting policies, auditing standards or other applicable requirements.

2.	Review and discuss with management and the External Auditor, report and, where appropriate, provide recommendations to the Board on the following, prior to its public disclosure:

a.

the annual and interim consolidated financial statements and the related “Management’s Discussion and Analysis”, Annual Information Forms, earnings press releases, the whole in accordance with the Corporation’s Disclosure Policy, and the integrity of the financial reporting of the Corporation;

b.

any audit issues raised by the External Auditor and management’s response thereto, including any restrictions on the scope of the activities of the External Auditor or access to requested information and any significant disagreements with management; and

c.

to the extent not previously reviewed by the Audit Committee, all financial statements included in any prospectus, business acquisition report or offering memoranda and all other financial reports required by regulatory authorities and/or requiring approval by the Board.

3.	Review and discuss reports from the External Auditor on:

a.	all critical accounting policies and practices used by the Corporation;

b.	all material selections of accounting policies when there is a choice of policies available under IFRS that have been discussed with management,

including the ramifications of the use of such alternative treatment and the alternative preferred by the External Auditor;

c.	other material written communications between the External Auditor and management, and discuss such communications with the External Auditor; and

d.	the adequacy of procedures in place for the review of public disclosure of financial information extracted or derived from the financial statements.

B.	OVERSIGHT OF THE EXTERNAL AUDITOR

1.	Recommend to the Board the External Auditor to be nominated for the purpose of preparing the External Auditor’s report as well as the External Auditor’s compensation for doing so.

2.

Oversee the work of the External Auditor and any other auditor preparing or issuing an audit report or performing other audit services or attest services for the Corporation or any consolidated subsidiary of the Corporation, where required, and review, report and, provide recommendations to the Board on the appointment, terms and review of engagement, removal, independence and proposed fees of the External Auditor.

3.

Approve in advance all audit, review or attest engagement fees and terms for all audit, review or attest services to be provided by the External Auditor to the Corporation and any consolidated subsidiary and any other auditor preparing or issuing an audit report or performing other audit services or attest services for the Corporation or any consolidated subsidiary of the Corporation, where required.

4.

Pre-approve all engagements for permitted non-audit services provided by the External Auditor to the Corporation and any consolidated subsidiary, and to this effect, establish policies and procedures as appropriate for the engagement of the External Auditor to provide non-audit services.

5.	Establish policies for the hiring of partners, employees and former partners and employees of the External Auditor in order to protect the independence of the External Auditor.

6.	At least annually, consider, assess, and report to the Board on:

a.	the independence of the External Auditor, including that the External Auditor’s performance of permitted non-audit services does not impair the External Auditor’s independence;

b.

the External Auditor’s written statement (i) delineating all relationships between the External Auditor and the Corporation; (ii) assuring that lead audit partner rotation is carried out, as required by law; and (iii)

delineating any other relationships that may adversely affect the independence of the External Auditor; and

c.	the evaluation of the lead audit partner, taking into account the opinions of management.

7.	At least annually, obtain and review a report by the External Auditor describing:

a.	the External Auditor’s internal quality-control procedures; and

b.

any material issues raised by the most recent internal quality-control review, or peer review of the External Auditor firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the External Auditor firm, and any steps taken to deal with any such issues.

8.	Resolve any disagreement between management and the External Auditor regarding financial reporting.

9.	Review the annual audit plan with the External Auditor.

10.	At least quarterly and when required, meet with the External Auditor in the absence of management.

C.	COMPLIANCE WITH LEGAL AND ACCOUNTING REQUIREMENTS

1.

Review and discuss with management, legal counsel and the External Auditor, monitor, report and, when appropriate, provide recommendations to the Board on the adequacy of the Corporation’s processes for complying with laws, regulations and applicable accounting standards.

2.

Review, on a periodic basis with legal counsel, the Corporation’s legal compliance with respect to: (a) the legal and regulatory matters which may have a material effect on the Corporation and/or its financial statements, including with respect to pending or threatened material litigations; and (b) corporate compliance policies and codes of conduct.

D.	OVERSIGHT OF THE CORPORATION’S INTERNAL CONTROL SYSTEM

1.	Review and discuss with management (including the internal audit team) and the External Auditor, monitor, report and, where appropriate, provide recommendations to the Board on the following:

a.

the Corporation’s systems of internal controls over financial reporting, including information technology security and control, and any weakness, deficiency, significant finding or recommendation in relation therewith;

b.	compliance with the policies and practices of the Corporation relating to business ethics;

c.	compliance by directors, officers and other management personnel with the Corporation’s Disclosure Policy; and

d.	the relationship of the Audit Committee with other committees of the Board, management and the Corporation’s consolidated subsidiaries’ audit and other committees, as appropriate.

2.

Review and discuss with the Chief Executive Officer (the “CEO”) and Chief Financial Officer (the “CFO”, and together with the CEO and the other executive officers, as appropriate, the “Executive Officers”) of the Corporation the process for the certifications to be provided in the Corporation’s public disclosure documents.

3.	Review, monitor, report, and, where appropriate, provide recommendations to the Board on the Corporation’s disclosure controls and procedures.

4.

Establish procedures for the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, including procedures for confidential, anonymous submissions by employees regarding questionable accounting or auditing matters.

E.	OVERSIGHT OF THE CORPORATION’S RISK MANAGEMENT

1.

Review, monitor, report and, where appropriate, provide recommendations to the Board on the Corporation’s major business, operational, and financial risk exposures and the guidelines, policies and practices regarding risk assessment and risk management including the following:

a.	the Corporation’s processes for identifying, assessing and managing risks;

b.	the Corporation’s major financial risks, including derivative and tax risks, and operational risk exposures and the steps the Corporation has taken to monitor and control such exposures;

c.	the Corporation’s major security risks and security trends, including cybersecurity risks, that may impact the Corporation’s operations and business; and

d.	the Corporation’s business continuity plans, including work stoppage and disaster recovery plans.

2.

Review, monitor, report and, where appropriate, provide recommendations to the Board on the Corporation’s compliance with internal policies and practices regarding risk assessment and risk management and the Corporation’s progress in remedying any material deficiencies thereto.

3.	When appropriate, ensure that the Corporation and its consolidated subsidiaries establish risk assessment and risk management policies, and review and report thereon to the Board.

4.	Review with management the credit worthiness, liquidity and important treasury matters including financial plans and strategies of the Corporation.

5.	Review the corporation’s tax strategy, including its tax planning and compliance with applicable tax laws.

6.

Review with management any hedging strategy that may be in place from time to time, including with respect to foreign exchange and interest rate hedging, financial or physical, intended to manage, mitigate or eliminate risks relation to foreign exchange and interest rate fluctuations.

7.	Review all related party transactions and actual or potential conflicts of interest.

F.	INTERNAL AUDIT FUNCTION

1.	Review and approve the charter, nature, scope of work and organizational structure of the internal audit function as well as the annual audit plan and any major changes thereon.

2.	Ensure that the internal audit function has the necessary resources to fulfill its mandate and responsibilities.

3.	Periodically review the audit plan status, including a progress report on the internal audit mandates and a follow-up on past due recommendations.

4.	Review internal audit reports, including management responses, and ensure that the necessary steps are taken to follow up on important report recommendations.

5.	Review with the assistance of the Executive Officers the internal audit budget, resource plan, activities, and organizational structure of the internal audit function.

6.

Ensure the independence and effectiveness of the internal audit function, including by requiring that the function be free of any influence that could adversely affect its ability to objectively assume its responsibilities, by ensuring that it reports to the Audit Committee, and by meeting regularly with the lead of the internal audit function, without management being present in order to discuss, among others, the questions they raise regarding the relationship between the internal audit function and management and access to the information required.

G.	WHISTLEBLOWER, ETHICS, CONDUCT AND INTERNAL CONTROLS COMPLAINT PROCEDURES

In accordance with the terms of the Whistleblower Policy, ensure that the Corporation has in place adequate procedures for:

7.	The receipt, retention and treatment of complaints received by the Corporation.

8.

The confidential, anonymous submission of concerns regarding questionable matters or circumstances (including allegations with respect to fraud, accounting misconduct, harassment, violence, retaliation, etc.).

III.	EVALUATION OF THE AUDIT COMMITTEE AND REPORT TO BOARD

9.

The Audit Committee shall evaluate and review with the Board, on an annual basis, the performance of the Audit Committee as a whole, as well as the performance of each individual member while taking into account: (i) in the case of the Audit Committee as a whole, the present Charter, and (ii) in the case of an individual member, the applicable position description(s), as well as the competencies and skills each individual director is expected to contribute to the Audit Committee.

10.	The Audit Committee shall evaluate and assess, on an annual basis, the financial literacy of the members of the Audit Committee.

11.	The Audit Committee shall report to the Board periodically on the Audit Committee’s activities.

IV.	OUTSIDE ADVISORS

The Audit Committee shall have the authority to engage outside counsel and other outside advisors as it deems appropriate to assist the Audit Committee in the performance of its functions. The Corporation shall provide appropriate compensation for such advisors as determined by the Audit Committee.

V.	MEMBERSHIP

The Audit Committee shall consist of such number of directors, in no event to be less than three, as the Board may from time to time by resolution determine. The members of the Audit Committee shall meet the independence test and other membership requirements (including the financial literacy requirements pursuant to National Instrument 52-110 - Audit committees) under applicable laws, rules and regulations and listing requirements as determined by the Board.

VI.	AUDIT COMMITTEE CHAIR POSITION DESCRIPTION

The Audit Committee Chair shall be appointed by the Board. The Audit Committee Chair leads the Audit Committee in all aspects of its work and is responsible for effectively managing the affairs of the Audit Committee and ensuring that it is properly organized and functions efficiently. More specifically, the Audit Committee Chair shall:

A.	Provide leadership to enable the Audit Committee to act effectively in carrying out its duties and responsibilities as described elsewhere in this Charter and as otherwise may be appropriate;

B.	Ensure that there is an effective relationship between management and the members of the Audit Committee;

C.	Chair meetings of the Audit Committee;

D.	In consultation with the Board Chair, the Lead Director, the Corporate Secretary, the Executive Officers, determine the frequency, dates and locations of meetings of the Audit Committee;

E.

In consultation with the Executive Officers, review the annual work plan and the meeting agendas to ensure all required business is brought before the Audit Committee to enable it to efficiently carry out its duties and responsibilities;

F.	Ensure, in consultation with the Board Chair and Lead Director, that all items requiring the Audit Committee’s approval, are appropriately tabled;

G.

Ensure the proper flow of information to the Audit Committee and review, with the Executive Officers and the Corporate Secretary the adequacy and timing of materials in support of management’s proposals;

H.	Report to the Board on the matters reviewed by, and on any decisions or recommendations of, the Audit Committee at the next meeting of the Board following any meeting of the Audit Committee; and

I.	Carry out any special assignments or any functions as requested by the Board.

VII.	TERM

The members of the Audit Committee shall be appointed or changed by resolution of the Board to hold office from the time of their appointment until the next annual meeting of the shareholders, or until their successors are so appointed.

VIII.	PROCEDURES FOR MEETINGS

Meetings of the Audit Committee may be called by any member of the Audit Committee or the External Auditor. The Audit Committee shall fix its own procedure at meetings and for the calling of meetings. The Audit Committee will meet at least each quarter and otherwise as necessary. The Audit Committee shall meet separately in an “in-camera” session, in the absence of management and the External Auditor, at each regularly scheduled meeting. The Audit Committee will also meet with the External Auditor without management being present.

The Audit Committee may invite any directors, officers or employees of the Corporation or any other person to attend meetings of the Audit Committee to assist in the discussion and examination of the matters under consideration by the Audit Committee. The External Auditor shall receive notice of and attend, at the expense of the Corporation, each meeting of the Audit Committee.

IX.	QUORUM AND VOTING

Unless otherwise determined from time to time by resolution of the Board, two members of the Audit Committee shall constitute a quorum for the transaction of business at a meeting. For any meeting(s) at which the Audit Committee Chair is absent, the Chair of the meeting shall be the person present who shall be decided upon by all members present. At a meeting, any question shall be decided by a majority of the votes cast by members of the Audit Committee, except where only two members are present, in which case any question shall be decided unanimously.

X.	SECRETARY

Unless otherwise determined by resolution, the Corporate Secretary of the Corporation or his/her delegate shall be the Secretary of the Audit Committee.

XI.	VACANCIES

Vacancies at any time occurring shall be filled by resolution of the Board.

XII.	LIMITATION ON DUTIES

Notwithstanding the foregoing and subject to applicable law, nothing contained in the present charter is intended to require the Audit Committee to ensure the Corporation’s compliance with applicable laws or regulations.

In contributing to the Audit Committee’s discharge of its duties under this charter, each member shall be obliged only to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Nothing in this charter is intended or may be construed as imposing on any member a standard of care or diligence that is in any way more onerous or extensive than the standard to which the member of the Board are subject.

The Committee is a committee of the Board and is not and shall not be deemed to be an agent of the Corporation’s shareholders for any purpose whatsoever. The Board may, from time to time, permit departures from the terms hereof, either prospectively or retrospectively. The terms contained herein are not intended to give rise to civil liability on the part of the Corporation or its directors or officers to shareholders, security holders, customers, suppliers, competitors, employees or other persons, or to any other liability whatsoever on their part.

XIII.	RECORDS

The Audit Committee shall keep such records as it may deem necessary of its proceedings and shall report regularly its activities and recommendations to the Board as appropriate.

XIV.	ACCESS TO INFORMATION AND AUTHORITY

The Audit Committee will be granted access to all information regarding the Corporation that is necessary or desirable to fulfill its duties and all directors, officers and employees will be directed to cooperate as requested by the members of the Audit Committee. The Audit

Committee also has the authority to communicate directly with the External Auditor, the CFO, the lead of the internal audit function as well as any other employee of the Corporation as it deems necessary.

XV.	REVIEW OF CHARTER

The Audit Committee will annually review and assess the adequacy of this Charter and recommend to the Board any proposed changes for consideration. The Board may amend this Charter, as required.